As filed with the Securities and Exchange Commission on October 8, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TABLEMAX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	3990	22-3378922
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4675 West Teco Avenue, Suite 240
Las Vegas, Nevada 89118
(702) 247-4582

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen Crystal
4675 West Teco Avenue, Suite 240
Las Vegas, Nevada 89118
(702) 247-4582

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Daniel K. Donahue, Esq.
John S. Rubenstein, Esq.
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
(949) 732-6500

As soon as practicable after this registration statement becomes effective.

(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Offering Price Per Unit(3)		Proposed Maximum Aggregate Offering Price(3)		Amount of Registration Fee
Common stock, $0.01 par value	3,229,038		$1.35		$4,359,201		$243.24
Common stock, $0.01 par value	2,668,190	(4)	$2.50	(5)	$6,412,099	(5)	$357.80
Total	5,897,228				$10,771,300		$601.04

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of the registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(3)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices quoted on the pink sheets section of the over-the-counter stock market on October 6, 2008.
(4)	Represents shares of common stock issuable upon exercise of warrants issued to the selling stockholders named in this registration statement.
(5)	Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2008

PROSPECTUS

5,897,228 Shares

TABLEMAX CORPORATION

Common Stock

This prospectus relates to 5,897,228 shares of common stock of TableMAX Corporation that may be offered for sale for the account of the selling stockholders named in this prospectus, which amount includes 2,668,190 shares of our common stock that will be issued to the selling stockholders only if and when they exercise warrants held by them.

Although we will incur expenses in connection with this registration, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $6,412,099 from the exercise of the warrants if and when they are exercised.

Our common stock is quoted on the pink sheets section of the over-the-counter stock market under the symbol “TBLX.PK.” The last sale price for our common stock as quoted on the pink sheets section of the over-the-counter stock market on September 30, 2008 was $1.43 per share.

The shares of our common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Control Board, the Nevada Gaming Commission, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of these securities. Any representation to the contrary is unlawful.

The date of this Prospectus is , 2008

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Except as otherwise indicated by the context, references in this prospectus to the “Company,” “we,” “us” and “our” refer to TableMAX Corporation, a Nevada corporation and our wholly-owned subsidiary, TableMAX Gaming, Inc., a Nevada corporation, and its subsidiaries.

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PROSPECTUS SUMMARY

The following summary highlights some of the information contained in this prospectus, and it may not contain all of the information that is important to you in making an investment decision. You should read the following summary together with the more detailed information regarding our company and the common stock being sold by the selling stockholders in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in this prospectus. All share amounts and share prices reflected herein have been adjusted for the one-for-6.172440476 reverse split which occurred on August 19, 2008.

The Company

Overview of Our Business

We are a Nevada corporation organized in 1995 for the purpose of operating a gaming publication business. In 1996, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded on the OTC Bulletin Board from 1996 to 2004. In 2004, we sold substantially all of our assets, voluntarily terminated our SEC reporting requirements, and accepted a delisting from the OTC Bulletin Board. Since 2004, we have essentially been dormant and our common shares have traded on the pink sheets section of the over-the-counter stock market.

On July 31, 2008, we completed a reverse acquisition of TableMAX Holdings, LLC (together with its subsidiaries, “TableMAX Holdings”), a California limited liability company which subsequently converted into a Nevada corporation now known as TableMAX Gaming, Inc., through a unit exchange with TableMAX Holdings’ former members, which resulted in our acquiring all of the issued and outstanding membership interests in TableMAX Holdings. In exchange for the TableMAX Holdings equity, we issued to the former members of TableMAX Holdings 2,079,876 shares of our common stock, in exchange for 100% of the then issued and outstanding membership units of TableMAX Holdings. Upon completion of the reverse acquisition, TableMAX Holdings became our wholly-owned subsidiary and we have assumed the business operations and strategy of TableMAX Holdings. TableMAX Holdings is engaged in the manufacture and sale of a five seat, multi-player video gaming machine known as the TableMAX® SystemTM. The TableMAX System is a state of the art multiplayer video gaming machine that utilizes patented technology to provide electronic versions of traditional casino card games for up to five players. See “Business of the Company.”

Our Address

The address of our principal executive office is 4675 West Teco Avenue, Suite 240, Las Vegas, Nevada 89118, and our telephone number is (702) 247-4582. We maintain a website at www.tablemax.com. The information on or accessible through our website is not part of this prospectus.

The Offering

Common stock offered by selling stockholders
5,897,228 shares, consisting of 3,229,038 outstanding shares owned by selling stockholders and 2,668,190 shares issuable upon the exercise of certain warrants held by the selling stockholders.
Common stock outstanding before the offering
7,869,550 shares.
Common stock outstanding after the offering
10,537,740 shares.(1)
Proceeds to us
We will not receive any of the proceeds from the resale of shares by the selling stockholders, but we will receive gross proceeds of up to $6,412,099 from the exercise of the warrants if and when they are exercised. We will use any of such proceeds for general working capital purposes.

(1)	Assumes the exercise of warrants to purchase 2,668,190 shares held by selling stockholders and gives no effect to the 2,207,102 shares issuable upon the exercise of other warrants and options.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial data of TableMAX Holdings, LLC, a California limited liability company which subsequently converted into a Nevada corporation now known as TableMAX Gaming, Inc., and its subsidiaries which became our wholly-owned subsidiaries on July 31, 2008, for the periods presented. The summary consolidated financial data for each of the years ended September 30, 2007 and 2006 are derived from the audited consolidated financial statements of TableMAX Holdings included elsewhere in this prospectus. The summary financial data for the nine months ended June 30, 2008 and 2007 are derived from the unaudited consolidated financial statements of TableMAX Holdings included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as TableMAX Holdings’ audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of operations for the periods ended June 30, 2008 and 2007. Historical results are not necessarily indicative of the results to be expected in the future.

You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TableMAX Holdings’ consolidated financial statements (including notes) appearing elsewhere in this prospectus.

	Nine Months Ended June 30,		Year Ended September 30,
	2008	2007	2007	2006
Consolidated Statements of Operations Data:
Revenues:
System sales and related fees	$15,000	$—	$—	$106,875
Participation revenues	78,058	—	—	—
Provision for progressive jackpot	35,328	(25,000)	(25,000)	(25,000)
Total	128,386	(25,000)	(25,000)	81,875
Operating costs and expenses:
Cost of sales or participation	13,302	—	—	71,910
Research and development expenses	143,454	50,000	50,000	163,910
Selling, general, and administrative expenses	3,420,890	918,705	1,837,344	2,750,371
Amortization of intangible assets	203,343	144,682	192,909	230,387
Total	3,780,989	1,113,387	2,080,253	3,216,578
Operating loss	(3,652,603)	(1,138,387)	(2,105,253)	(3,134,703)
Non-operating expenses:
Interest expense, net	1,637,627	794,191	1,094,311	830,992
Gain on extinguishment of debt	—	(90,234)	(90,234)	(1,520,061)
Total	1,637,627	703,957	1,004,077	(689,069)
Net loss	$(5,290,230)	$(1,842,344)	$(3,109,330)	$(2,445,634)

	June 30,	September 30,
	2008	2007	2006
Consolidated Statements of Financial Position Data:
Current assets	$2,068,165	$1,128,096	$1,055,546
Total assets	$6,351,719	$3,824,243	$3,831,685
Current liabilities	$14,851,628	$9,253,819	$6,514,977
Total liabilities	$21,891,340	$14,222,924	$11,448,075
Members’ deficit	$(15,539,621)	$(10,398,681)	$(7,616,390)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are a development stage company with a going concern opinion and there is a limited amount of information about us on which you can make an investment decision.

We are a development stage company and we have no significant operating history. In 2004 we commenced our current business, consisting of the manufacture and sale of the TableMAX System and related video card games. We commenced limited revenue producing operations in 2005 through the marketing and sale of an earlier version of the TableMAX System. We completed the initial development of the TableMAX System in the fourth calendar quarter of 2007 and commenced the formal roll-out of the system and related card games in first calendar quarter of 2008. From inception of our current business operations through June 30, 2008, we have generated only $308,278 of net revenue from the sale or placement of TableMAX or other systems. While certain members of our management have experience in the sale of gaming devices, our company has insignificant prior operating experience in the gaming device industry. Accordingly, there is little operating history upon which to judge our current operations or an investment in our company.

The report of our independent accountants for the fiscal year ended September 30, 2007 states that due to our substantial losses since inception, our current liabilities being in excess of our current assets, and the absence of operating revenues, there is substantial doubt about our ability to continue as a going concern.

We have operated to date at a net loss and until such time as our products are widely accepted in the marketplace we do not expect to achieve a profitable level of operations.

From the inception of our operations in 2004 through June 30, 2008, we have generated a total of $308,278 in net revenue and incurred a cumulative net loss in the amount of $16,605,034. Until such time, if ever, as we are able to generate sufficient demand for our products, we may be unable to sustain operations or generate a return to investors. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for our products. The overall market may not be receptive to our products, and we may not successfully compete in the target market for our products.

We will require additional funding in the future to continue to operate our business.

As of June 30, 2008, we had $105,899 of cash and a working capital deficit of $12,783,463. On July 31, 2008, we sold 1,200,352 shares of our common stock at a price of $2.50 per share, for aggregate gross proceeds of approximately $3 million consisting of $1.6 million of cash and $1.4 million of cancelled debt. After commissions and offering costs, the net cash proceeds to us were approximately $1.2 million. We applied approximately $0.7 million of the net cash proceeds towards the repayment of debt. The balance of the net cash proceeds will be used for working capital, the purchase of intellectual property, and funding operating losses.

After giving effect to our receipt of the $1.2 million in net cash proceeds and the payment of $0.7 million in debt, our pro forma working capital deficit as of June 30, 2008 was approximately $12.4 million. We believe that we will need at least $10 million of capital over the next 12 months, in addition to the $3 million of capital we received in the July 2008 private placement, in order to fund our proposed plan of operations. We will consider raising additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the following results may occur:

•	the percentage ownership of our existing stockholders will be reduced;
•	our stockholders may experience additional dilution in net book value per share; or
•	the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

Our business model is new and has not been proven by us or anyone else.

We are engaged in the manufacture, marketing, sale and distribution of a five seat, multi-player video gaming machine known as the TableMAX System. We have only recently commenced commercial operations based on our business model and, to our knowledge, no other business has engaged in operations primarily devoted to the distribution of a multi-player video card playing machine offering electronic versions of traditional casino card games. While we believe that our TableMAX System presents a unique opportunity for casino operators and players, this same uniqueness also offers potential risks associated with the development of a business model that is untried and unproven. While competitors have developed or are believed to be developing electronic versions of traditional casino card games, these businesses are not as target specific as we are and their plans and success may not be an indicator of our potential success. Additionally, our business model places emphasis on our unique ability to offer and provide a wide area progressive jackpot on most of the systems we place. Any changes to the regulatory environment, technology adoption hurdles, or any other hindrance to our ability to offer and provide a wide area progressive jackpot could have a materially adverse affect on our plans.

As a young company with a new business model, we face uncertainty as to our working capital requirements and ability to fund those requirements.

The gaming industry is capital intensive. One of our principal business models is to place our systems in gaming locations, as our property, for participation revenue. We also may incur significant development costs for our TableMAX System and our games as we plan to continually modernize our products and seek to improve our competitive position. Furthermore, we will need to implement improved systems infrastructure to operate our business.

In order to obtain adequate working capital, we must first conduct accurate estimates of our working capital requirements and our projected cash flow from operations which is a principal factor in determining our working capital requirements. Our working capital requirements and projected cash flow from operations depend upon assumptions about production costs for the TableMAX System. These costs are based on a variety of projected costs from vendors and suppliers as the TableMAX System requires assembly of components from multiple sources. The projected production cost is also based on projected assembly and testing costs to be incurred by us. No assurances can be given that these production costs estimates will prove accurate. Higher than anticipated production costs will increase the need for production financing, which may increase financing costs or even delay such financing due to concerns by lenders regarding risks related to our business model. Any adverse impact of higher than expected production costs could have a materially adverse impact on our company. At minimum, we estimate that we will need at least $10 million of additional capital over the next 12 months in order to fund our proposed plan of operations.

Marketing and selling costs may also exceed those projected by management. If management determines that marketing budgets must be increased early in the distribution process, then we may require additional capital to support distribution. There can be no assurance that such capital would be available, or if available, at reasonable cost to us.

Since acquiring the hardware and software rights to the TableMAX System, we have incurred material and unexpected litigation costs to protect those rights. There are no assurances that we will not incur additional, material litigation costs to protect our rights.

We cannot guarantee that we will be able to adequately foresee our working capital requirements or, if we are able to do so, that we can obtain financing when needed or on terms acceptable to us. If we fail to adequately fund our working capital requirements, our competitive position will suffer.

Our industry is highly competitive and our success depends on our ability to compete effectively.

The gaming industry is highly competitive. In addition, many of our competitors are larger and better capitalized than we are and they also generally have longer and more successful operating histories than we do. No assurance can be given that we will achieve the market penetration or operating results necessary to be successful given the strength of our competitors. Not achieving such market penetration could adversely affect our results of operations.

Even if we compete effectively with our competitors, we may still fail to gain adequate market share which could adversely affect our results of operations.

Casino operators may not elect to install the TableMAX System as predicted by us, despite marketing efforts by us and our distributors. Any such failure would materially reduce the projected returns from an investment in our stock. Even if casino operators do install the TableMAX System, individual bettors may decide that they do not wish to wager on the TableMAX System and prefer a live dealer. Any such failure would materially reduce the projected returns from an investment in our company. Even if the TableMAX System proves to be successful in initial markets where machines are currently operating, no assurances can be given that similar results will be achievedin other gaming jurisdictions. Any such failure would materially reduce our results of operations and, in turn, the returns from investment in our company.

Our current hardware platform is becoming outdated and utilizes obsolete parts. In addition, our wide area progressive technology relies on third party software and hardware that is also becoming outdated.

The developed TableMAX System that received regulatory approval in the fourth quarter of calendar year 2007 was based on the design of the original inventor of the TableMAX System. As that design is now over four years old, we intend to begin to redesign and re-engineer the hardware system in the fourth quarter of calendar year 2008, subject to our receipt of additional capital. A failure to successfully redesign and re-engineer the hardware would significantly impact our ability to produce new stable and reliable product and materially reduce our operating results and, in turn, the returns from investment in our company.

We currently rely on third party hardware and software to operate and manage our wide area network that was specifically designed and created for the TableMAX System four years ago. Since that system is nearing its end of life, we intend to upgrade the technology in the fourth quarter of calendar year 2008, subject to our receipt of additional capital. A failure to successfully upgrade the wide area progressive technology creates a number of risks, including but not limited to:

•	the possibility that we may not be able to properly deliver a wide area progressive jackpot;
•	the possibility that the current and near future installations of the TableMAX System utilizing this older technology may fail and have to be removed; and
•	the possibility the system may malfunction resulting in an incorrect and potential very large jackpot amount.

We rely on outside third parties to provide a significant portion of our labor and distribution and our inability to adequately engage or manage these third parties could adversely impact our results of operations.

We rely on a number of contract manufacturers for the manufacture of the various components of the TableMAX System. In most cases, we have but one contract manufacturer for each component and any termination or suspension in service from any such manufacturer could have an adverse effect on us. In addition, we intend to rely on a combination of a small sales force and third party distributors for the sale of our products for the foreseeable future. At the present time, we have three primary distribution arrangements, all of which were established within the last nine months.

Our dependence on third party contract manufacturers and distributors creates a number of risks, including but not limited to:

•	the possibility that such third parties may not be available to us as and when needed;
•	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our products;
•	the risk that distributors may not be as motivated to help sell our product which would result in a lower sales and placement volume; and
•	the risk that distributors may inaccurately represent the TableMAX System resulting in a loss of brand recognition, loss of potential customers, and/or a lack of industry adoption.

The gaming industry is highly regulated, and we must adhere to various regulations and maintain our licenses to continue our operations.

We and our products are subject to extensive regulation under federal, state, local and foreign laws, rules and regulations of the jurisdictions in which we do business and our products are used. These laws, rules and regulations generally concern the responsibility, financial stability, character and suitability of our officers, directors, major stockholders, key personnel or business partners in gaming operations, including makers of gaming equipment such as ourselves. Although the laws of different jurisdictions vary in their technical requirements and are amended from time-to-time, virtually all jurisdictions in which we operate require registrations, licenses, findings of suitability, permits and other approvals, as well as documentation of qualifications, including evidence of the integrity, financial stability and responsibility of our officers, directors, major stockholders and key personnel. In many jurisdictions, shareholders owning greater than 5% of our shares must be licensed under applicable gaming regulations unless they qualify for and are able to obtain an exemption or waiver from licensing in those jurisdictions. The regulatory agencies conduct in-depth investigations of gaming device manufacturer licensees as well as detailed personal background checks of key employees and major stockholders of the licensees. Obtaining requisite approvals of state and tribal gaming authorities is a time-consuming and costly process and cannot be assured. Even after incurring significant time and expense in seeking regulatory approvals, we may not be able to obtain them. Our failure or the failure of our officers, directors, major stockholders or key personnel to obtain regulatory approval in any jurisdiction will prevent us from distributing our products and generating revenue in that jurisdiction.

As a manufacturer, distributor, and operator of gaming platforms, we currently hold licenses in a number of jurisdictions. The retention of our licenses is not assured because we are under continuous scrutiny by the applicable regulatory authorities. Our current regulatory approvals may be revoked, suspended or curtailed at any time. Our failure to obtain or maintain regulatory approval in any jurisdiction may prevent us from obtaining or maintaining regulatory approval in other jurisdictions. The failure to maintain a license in a single jurisdiction or a denial of a license by any new jurisdiction may cause a negative effect in which the loss of a license in one jurisdiction could lead to regulatory investigation and the possible loss of a license in other jurisdictions. Such revocation or denial may impose significant penalties and restrictions on our operations, resulting in a material adverse effect on our revenues and future business.

In addition to requiring the regulatory approval of certain entities and individuals, some jurisdictions also require licenses, permits or other forms of approval for specific gaming devices. The standards for obtaining these approvals vary from jurisdiction to jurisdiction, but as a general matter, the regulatory approval of devices involving casino games is intricate. Some jurisdictions require the regulatory approval of entities and individuals before the pursuit of regulatory approval of specific gaming devices, but other jurisdictions allow the pursuit of such regulatory approvals concurrently. Although we and the individuals associated with us may obtain regulatory approval in a particular jurisdiction, we may not be able to manufacture, distribute or operate our gaming platform in that jurisdiction without separate and specific technical regulatory approval of our gaming platform. Any failure of our gaming platform to meet the technical requirements for approval or to obtain the approval in any jurisdiction will cause us to not be able to distribute our gaming platforms in the jurisdiction.

The continued growth of markets for our products and technologies is contingent upon regulatory approvals by various federal, state, local and foreign gaming authorities. We cannot predict which new jurisdictions or markets, if any, will accept and which authorities will approve the operation of our gaming products and technologies, the timing of any such approvals or the level of our penetration in any such markets.

Gaming authorities can also place burdensome conditions and limits on future authorizations and approvals. Additionally, legislative and regulatory changes may affect demand for or place limitations on the placement or operations of our products. Such changes could affect us in a variety of ways. Legislation or regulation may introduce limitations on our products or opportunities for the use of our products, and could foster competitive games or technologies at our or our customers’ expense. For example, current regulations in a number of jurisdictions where our customers operate limit the amount of space allocable to our products and substantial changes in those regulations may adversely affect demand for our products. Our business will also suffer if our products became obsolete due to changes in laws or the regulatory framework.

Legislative or regulatory changes negatively impacting the gaming industry as a whole or our customers in particular could also decrease the demand for our products. Opposition to gaming could result in restrictions or even prohibitions of gaming operations in any jurisdiction or could result in increased taxes on gaming revenues. Tax matters, including changes in state, federal or other tax legislation or assessments by tax authorities could have a negative impact on our business. For example, current regulations in a number of jurisdictions where our customers operate regulate our TableMAX Systems as a single device whereas other jurisdictions regulate our TableMAX System as five individual devices. A reduction in growth of the gaming industry or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could reduce demand for our products. We cannot assure you that changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction would not have a material adverse effect on our existing and proposed foreign and domestic operations. Any such adverse change in the legislative or regulatory environment could have a material adverse effect on our business, results of operations or financial condition.

Enforcement of remedies or contracts against Native American tribes could be difficult.

When seeking approvals from or licensing with tribal-owned or tribal-controlled gaming establishments, we become subject to tribal laws and regulations. These laws and regulations may differ materially from the non-tribal laws and regulations under which we generally operate. In addition to tribal gaming regulations that may require us to provide disclosures or obtain licenses or permits to conduct our business on tribal lands, we may also become subject to tribal laws that govern our contracts.

Many of our contracts with Native American tribes are subject to sovereign immunity and tribal jurisdiction. If a dispute arises with respect to any of those agreements, it could be difficult for us to protect our rights. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid and in the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe.

These tribal governing laws may not provide us with processes, procedures and remedies that enable us to enforce our rights as effectively and advantageously as the processes, procedures and remedies that would be afforded to us under non-tribal laws, or to enforce our rights at all. Many tribal laws permit redress to a tribal adjudicatory body to resolve disputes; however, such redress is largely untested in our experience and tribal judiciaries are not always independent. We may be precluded from enforcing our rights against a tribal body under the legal doctrine of sovereign immunity.

A change in tribal laws and regulations or our inability to obtain required licenses of our gaming platforms or licenses to operate on tribal lands could have a material adverse effect on our business, financial condition and operating results. Our inability to enforce our contract rights under tribal law could also negatively impact our operations.

It is possible that our products will be the subject of future intellectual property litigation and, if commenced, could subject us to continuing litigation costs and risks, which could adversely affect our results of operations.

To the extent that our products incorporate the same or similar technology as that of a competitor, it is likely that a competitor will bring one or more claims against us seeking damages, injunctive or other equitable relief, or both. We cannot predict the outcome of any present or future litigation that may occur.

If our future products incorporate technology that infringes the proprietary rights of third parties and we do not secure licenses from them, we could be liable for substantial damages that would cause a material reduction in revenues and impair our prospects for achieving growth and profitability.

In furtherance of the development of our services or products, we may need to acquire licenses for intellectual property to avoid infringement of third party rights or claims of infringement. These licenses may not be available on commercially reasonable terms, if at all. Claims for infringement, if made, could damage our business prospects, our results of operations and financial condition, whether or not the claims have merit, by:

•	consuming substantial time and financial resources required to defend against them;
•	diverting the attention of management from growing our business and managing operations;
•	resulting in costly litigation; and
•	disrupting product sales and shipments.

If any third party prevails in an action against us for infringement of its proprietary rights, we could be required to pay damages and either enter into costly licensing arrangements or redesign our products so as to exclude the infringing technology. As a result, we would incur substantial costs and delays in product development, sales and shipments, our revenues may decline substantially and we may not be able to achieve the growth required for us to achieve profitability.

It is possible that our intellectual property will be improperly infringed upon and we may not be able to adequately protect our own rights.

Patent, trademark and copyright infringement are common. We face a material risk that our exclusive rights to patents, copyrights and trademarks could be infringed and protection of those intellectual property rights could require a commitment of considerable resources. If we are unable to deter infringers, or otherwise enforce our intellectual property rights, then unlawful use of our intellectual property could materially impair our financial results of operations. We are a worldwide licensee rather than owner of the patents, trademarks and copyrights essential to the TableMAX System. While the licenses between us and the licensors contain provisions allowing enforcement by the licensee against infringers, intellectual property law in many cases requires that enforcement actions against infringers be brought by the licensor and primary owner of the intellectual property rather than the licensee. Therefore, notwithstanding the terms of our exclusive licenses, we may be forced to depend on third parties to defend our intellectual property. No assurances can be given that those third parties will act in our interest or that working with those third parties will not increase costs and impair outcomes.

The gaming industry is highly dependent upon tourism and declines in tourism caused by terrorist events, downturns in the economy or consumer spending could adversely affect our results of operations.

In many gaming markets, casino attendance is driven in large measure by tourism. A decline in tourism, as occurred following the events of September 11, 2001, may be expected to have a material, adverse impact on the gaming industry. If further terrorist events were to occur of a magnitude to impair travel and tourism, then such events could have a material adverse impact on us. In a declining gaming market, casino operators would not be expected to install new equipment, and the total number of players who might otherwise use the TableMAX System would decrease, thereby reducing use of the TableMAX System and impairing our results of operations. Further, we are dependent for our sales on economic conditions conducive to growth and consumer demand for new technology and entertainment services. Any decline in technology spending or slow growth of the economy may be expected to impair the financial results of many companies, particularly those in the technology arena, such as us. A decline in such spending or otherwise recessionary economic conditions could impair our financial performance and adversely affect our results of operations.

Risks Related to this Offering and the Market for Our Stock Generally

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock.

Our common stock is traded on the electronic pink sheets section of OTC market under the symbol “TBLX.PK”. As of September 30, 2008, the last reported sale price of our common stock on the OTC market was $1.43 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common shares. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to develop a market for our common shares, you may not be able to sell your common shares at prices you consider to be fair or at times that are convenient for you, or at all.

Certain provisions of our articles of incorporation may make it more difficult for a third party to effect a change-in-control.

Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock without shareholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the shareholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We are currently subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of the Company.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Forward-looking statements also represent our estimates and assumptions only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. Consequently, any of these forward-looking statements may not prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised. We will utilize any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock trades on the electronic pink sheets section of the OTC stock market under the symbol “TBLX.PK.” The following table shows the high and low closing prices of our common stock for the periods indicated as reported by electronic pink sheets. These prices do not include retail markup, markdown or commission.

	High*	Low*
2006:
First quarter	$1.67	$1.23
Second quarter	1.67	1.67
Third quarter	1.67	1.54
Fourth quarter	11.73	1.23
2007:
First quarter	$9.57	$3.89
Second quarter	3.89	1.23
Third quarter	3.64	1.79
Fourth quarter	3.70	1.48
2008:
First quarter	$3.70	$1.23
Second quarter	2.47	1.23
Third quarter	1.67	1.23

*	All prices reflected herein have been adjusted for the one-for-6.172440476 reverse split which occurred on August 19, 2008.

We consider our common stock to be thinly traded and, accordingly, reported sale prices may not be a true market-based valuation of our common stock.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending September 30 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders as we deem appropriate. We intend to comply with the periodic reporting requirements of the Exchange Act.

Approximate Number of Holders of Our Common Stock

On September 30, 2008, there were approximately 248 holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

We are a Nevada corporation organized in 1995 for the purpose of operating a gaming publication business. In 1996, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded on the OTC Bulletin Board from 1996 to 2004. In 2004, we sold substantially all of our assets, voluntarily terminated our SEC reporting requirements, and accepted a delisting from the OTC Bulletin Board. Since 2004, we have essentially been dormant and our common shares have traded on the pink sheets section of the over-the-counter stock market.

On July 31, 2008, we completed a reverse acquisition of TableMAX Holdings, a California limited liability company which subsequently converted into a Nevada corporation now known as TableMAX Gaming, Inc., through a unit exchange with TableMAX Holdings’ former members, which resulted in our acquiring all of the issued and outstanding membership interests in TableMAX Holdings. In exchange for the TableMAX Holdings equity, we issued to the former members of TableMAX Holdings 2,079,876 shares of our common stock, in exchange for 100% of the then issued and outstanding membership units of TableMAX Holdings. Upon completion of the reverse acquisition, TableMAX Holdings became our wholly-owned subsidiary and we have assumed the business operations and strategy of TableMAX Holdings. TableMAX Holdings is engaged in the manufacture, and sale of a five seat, multi-player video gaming machine known as the TableMAX System. The TableMAX System is a state of the art multiplayer video gaming machine that utilizes patented technology to provide electronic versions of traditional casino card games for up to five players.

Acquisition of TableMAX Holdings and Our Related Equity Transactions

Through the reverse acquisition of TableMAX Holdings, we acquired all of the membership interests of TableMAX Holdings, which became our wholly-owned direct subsidiary, and, in exchange for those membership interests, we issued to the former stockholders of TableMAX Holdings 2,079,876 shares of our common stock.

Upon the closing of the reverse acquisition, Alan Woinski, our sole director and executive officer, submitted his resignation letter pursuant to which he resigned from all offices that he held with us and from his position as our sole director effective immediately. Stephen Crystal was appointed to our board of directors and he and Paul Kimmel were appointed as our chief executive officer and chief financial officer, respectively, at the closing of the reverse acquisition of TableMAX Holdings.

Contemporaneous with the reverse acquisition, we also completed a private placement transaction in July 2008 in which we issued and sold to accredited investors 1,200,352 units of our securities, at the price of $2.50 per unit, for gross proceeds of approximately $3 million consisting of $1.6 million of cash and $1.4 million of cancelled debt. Each unit consisted of two shares of our common stock and one warrant entitling its holder to purchase one additional share of our common stock over a five year period at an exercise price of $2.50 per share.

Pursuant to the securities purchase agreement entered into with the July 2008 private placement purchasers, we agreed to grant to the purchasers certain “look back” rights, pursuant to which they will be entitled to receive additional common shares of our stock, for no additional consideration, in an amount up to 20% of their shares purchased, in the event we fail to generate EBITDA of $8.114 million during the 12 months ended December 31, 2009. In the event we fail to reach the required EBITDA target for calendar year 2009, we shall issue to each private placement purchaser a number of additional shares of our common stock equal to the number of shares issued to such purchaser at the closing multiplied by a fraction (i) the numerator of which is equal to the actual EBITDA for calendar year 2009, and (ii) the denominator of which is equal to $8.114 million; provided, however, that the fraction shall be no greater than two-tenths. The look back rights do not apply to the shares issuable upon exercise of the warrants issued to the private placement purchasers.

Between November 2007 and April 2008, TableMAX Holdings conducted the private placement of convertible bridge notes in the aggregate principal amount of $3,746,500. Pursuant to the terms of the bridge notes, the principal amount of the bridge notes and all accrued interest would convert into common shares of TableMAX Corporation subject to and concurrent with the reverse acquisition and related private placement described above, provided that the reverse acquisition and private placement closed on or before June 30, 2008. The reverse acquisition and private placement closed on July 31, 2008; however, the holders of 90% of the principal amount of the convertible bridge notes, in the aggregate principal amount of $3,371,500, agreed to a one-month extension of the original terms of the notes and then conversion of those notes at July 31, 2008. The conversion price of the bridge notes was 70% of the offering price in the above-described July 2008 private placement, or $1.75 per share. Additionally, upon conversion of the bridge notes, the bridge note holders also received warrants on terms equal to the warrants issued to the investors in the above-described July 2008 private placement. Upon the closing of the above described reverse acquisition and related private placement, $3,549,933 in principal and accrued interest under the convertible bridge notes converted into 2,028,686 shares of our common stock and warrants entitling their holders to purchase 1,014,362 additional shares of our common stock over a five year period at an exercise price of $2.50 per share. In addition, the shares issued upon conversion of the convertible bridge notes were afforded the above-described “look back” rights granted to the shares issued in the July 2008 private placement.

TableMAX Holdings received financing over the past few years through its sale of senior secured notes in the aggregate principal amount of $4,463,107. In connection with the reverse acquisition and related private placement described above, the holders of the senior secured notes agreed to convert the entire principal amount of their notes into units of securities of TableMAX Corporation on the same terms as the above-described July 2008 private placement. At the closing of the reverse acquisition and related private placement, the principal amount of $4,463,107 under the senior secured notes was converted into 2,080,497 shares of our common stock and warrants entitling their holders to purchase 1,042,252 shares of our common stock over a five year period at an exercise price of $2.50 per share. In addition, we issued to the holders of the senior secured notes newly issued unsecured promissory notes in the aggregate principal amount of $2,934,953 representing a premium return associated with the senior secured notes plus the accrued interest on these notes through the July 31, 2008 closing date of the reverse acquisition. The newly issued unsecured promissory notes bear interest at the rate of eight percent per annum. The principal amount and all accrued interest of the unsecured notes is due and payable on July 31, 2010. In addition, the shares issued upon conversion of the senior secured notes were afforded the above-described “look back” rights granted to the shares issued in the July 2008 private placement.

Overview

As noted above, we did not conduct any operations during the fiscal years ended September 30, 2006 or 2007 or during the interim periods through June 30, 2008. However, at July 31, 2008, we acquired all of the capital shares of TableMAX Holdings and assumed the business operations and strategy of TableMAX Holdings. We have included elsewhere in this prospectus the historical financial statements of TableMAX Holdings for the years ended September 30, 2007 and 2006 and for the nine month interim periods ended June 30, 2008 and 2007. The following discussion and analysis of financial condition and results of operations relate to the operations and financial condition reported in the financial statements of TableMAX Holdings. The following discussion and analysis should be read in conjunction with the audited financial statements of TableMAX Holdings for the fiscal years ended September 30, 2007 and 2006 and for the interim nine month periods ended June 30, 2008 and 2007, and the related notes thereto.

Following our reverse acquisition of TableMAX Holdings, we are engaged in the manufacture, marketing, sale, and distribution of a five seat, multi-player video gaming machine known as the TableMAX System. The TableMAXSystem is a state of the art multiplayer video gaming machine that utilizes patented technology to provide electronic versions of traditional casino card games for up to five players. We intend to derive revenue from three revenue models:

•	The placement of TableMAX Systems, at our expense, on a participation basis pursuant to which we will place and maintain the system and manage and assume liability for the progressive jackpot. In return, we receive a portion of the net win of the base game and of the side bets wagered. To date, we have placed six TableMAX Systems on a participation basis and it is our intention to market our systems with a preference for participation arrangements.
•	The sale or lease of TableMAX Systems with no participation by us. We receive a lump sum payment in the event of a sale or a fixed monthly fee over the life of a lease. The operator manages and assumes liability for the side bet with a standalone progressive jackpot. We do not participate in the net win of the base game or the side bets. To date, we have sold five TableMAX Systems on a non-participation basis and have leased none.
•	The sale or lease of TableMAX Systems with participation by us in the side bet. We will not participate in the net win of the base game. However, we agree to manage and assume liability for the side bet with progressive jackpot in return for a participation in the total amount of the side bets wagered. The progressive jackpot can be standalone, part of a local area progressive jackpot, or linked to a wide area progressive jackpot managed by us. We have not sold or leased any TableMAX systems to date on this basis.

Results and Plan of Operations

TableMAX Holdings was organized in March 2004 for the purpose of acquiring the rights to manufacture and sell the TableMAX System and related video card games. TableMAX Holdings acquired our initial rights to the system and the games in 2004 and 2005, and it devoted its resources throughout 2006 and 2007 to completing the development of the TableMAX System and the related games and completing our acquisition of the exclusive worldwide rights to these products. TableMAX Holdings commenced limited revenue producing operations in 2005 through the marketing and sale of an earlier version of the TableMAX System. TableMAX Holdings completed the development of the TableMAX System in the fourth quarter of 2007 and commenced the formal roll-out of the system and related games in first quarter of 2008.

From the inception of our operations in 2004 through June 30, 2008, we have generated a total of $308,278 in net revenue and incurred a cumulative net loss in the amount of $16,605,034. Our plan of operations over the next 12 months is to further the roll-out of the TableMAX System. We will continue to market the TableMAX System in those jurisdictions in which we have obtained regulatory approval, and we will pursue to further regulatory approval of the TableMAX System and proprietary games in additional jurisdictions. We intend to commence a redesign of the TableMAX System to, among other purposes, achieve a simpler overall design which should significantly reduce dependence on single source manufacturers. We expect to commence the redesign in the fourth quarter of calendar year 2008 and complete the redesign in the first quarter of 2009. During calendar years 2008 and 2009, we intend to expand our internal sales and marketing staff and increase our direct marketing, through live demonstration of our products, direct mail advertising, presentations at trade shows, and assisting and managing our international network of distributors.

Financial Condition

As of June 30, 2008, we had $105,899 of cash and a working capital deficit of $12,783,463. On July 31, 2008, we sold 1,200,352 shares of our common stock at a price of $2.50 per share, for aggregate gross proceeds of approximately $3 million consisting of $1.6 million of cash and $1.4 million of cancelled debt. After commissions and offering costs, the net cash proceeds to us were approximately $1.2 million. We applied approximately $0.7 million of the net cash proceeds towards the repayment of debt. The balance of the net cash proceeds will be used for working capital, the purchase of intellectual property, and funding operating losses. Concurrent with the private placement, and as described above, the holders of our senior secured notes agreed to convert an aggregate of $4,463,107 of principal under those notes in exchange for our common shares and warrants and our issuance of newly issued unsecured promissory notes in the aggregate principal amount of $2,934,953, accruing interest at 8% over their two year term.

Concurrent with the July 2008 private placement, we also converted $3,371,500 of principal and interest under our convertible bridge notes. The holders of our convertible bridge notes that were not converted, in the aggregate principal amount of $0.4 million, are due their principal and accrued interest plus a 30% premium.

After giving effect to our receipt of the $1.2 million in net cash proceeds and the payment of $0.7 million in debt, and the conversion of our senior secured notes and convertible bridge notes, our pro forma working capital deficit as of June 30, 2008 was approximately $12.4 million. We believe that we will need at least $10 million of capital over the next 12 months, in addition to the capital we received in the July 2008 private placement, in order to fund our proposed plan of operations. We will consider raising additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected.

Results of Operations

Nine Months Ended June 30, 2008 Compared to Nine Months Ended June 30, 2007

Total net revenues for the nine months ended June 30, 2008 were $128,386 compared to negative net revenues of $25,000 for the same period of the prior fiscal year. System sales and related fees were $15,000 in 2008, comprised of a restocking fee from the return of a foreign placement, whereas there were no sales or related fees in 2007. Participation revenues were $78,058 during the nine months ended June 30, 2008, reflecting systems in participation in 2008 whereas no systems were in participation in the same period of the prior fiscal year. Finally, the provision for progressive jackpot during the nine months ended June 30, 2008 reflects improved information from gaming properties where systems were in participation, permitting, in 2008, a reduction in the allowance for jackpot win.

Cost of sales or participation for the nine months ended June 30, 2008 was $13,302 compared to $0 for the same period of the prior fiscal year. This increase parallels that of net revenues, in that systems were placed in participation or sold in the nine months ended 2008 whereas none were placed or sold in the same period of the prior year.

Research and development expenses for the nine months ended June 30, 2008 were $143,454, an increase of $93,454 over the same period of the prior fiscal year. This increase was primarily due to increased spending on games development and external laboratory testing.

Selling, general, and administrative expenses for the nine months ended June 30, 2008 were $3,420,890, an increase of $2,502,185 over the same period of the prior fiscal year. This increase was primarily due to increased marketing activity (including participation in trade shows) plus growth in staff as we established our offices in Las Vegas.

Amortization of intangible assets for the nine months ended June 30, 2008 was $203,343, an increase of $58,661 over the same period of the prior fiscal year. This increase in expense was primarily due to the addition to amortizable intangible assets of the exclusive rights to manufacture and distribute the TableMAX System in the United States and Canada.

Net operating loss for the nine months ended June 30, 2008 was $3,652,603 compared to $1,138,387 for the same period of the prior fiscal year. This increase in net operating loss was primarily due to the increase in selling, general, and administrative expenses.

Interest expense, net, for the nine months ended June 30, 2008 was $1,637,627, an increase of $843,436 over the same period of the prior fiscal year. This increase was primarily due to the interest on the convertible bridge notes issued November 2007 through April 2008.

Gain on extinguishment of debt for the nine months ended June 30, 2008 was $0 compared to a gain of $90,234 for the same period of the prior fiscal year. The gain derived from the exchange of bridge notes for convertible secured promissory notes of lesser present values.

Net loss for the nine months ended June 30, 2008 was $5,290,230, an increase of $3,447,886 over the same period of the prior fiscal year. This increase in net loss was primarily due to the increase in selling, general, and administrative expenses and interest expense.

Year Ended September 30, 2007 Compared to Year Ended September 30, 2006

Total net revenues for the fiscal year ended September 30, 2007 were negative $25,000 compared to $81,875 for the prior fiscal year. There were no system sales in 2007 whereas five were sold in 2006. While there were no systems in participation in 2006, several moved into participation near the end of 2007. Because of our exposure to a jackpot win, this brought the need for a provision for jackpot win before we were able to recognize any participation revenues.

Cost of systems sold, including freight, for the fiscal year ended September 30, 2007 was $0 compared to $71,910 for the prior fiscal year. This decrease parallels that of net revenues, in that there were system sales in 2006 but none in 2007.

Research and development expenses for the fiscal year ended September 30, 2007 were $50,000, a decrease of $113,910 over the prior fiscal year. This decrease was primarily due to lower spending on games development.

Selling, general, and administrative expenses for the fiscal year ended September 30, 2007 were $1,837,344, a decrease of $913,027 over the prior fiscal year. This decrease was primarily due to lower legal expenses and reduced inventory wastage.

Amortization of intangible assets for the fiscal year ended September 30, 2007 was $192,909, a decrease of $37,478 over the prior fiscal year. This decrease in expense was primarily due to a negotiated lowered value on the exclusive rights to manufacture and distribute the TableMAX System outside of the United States and Canada, resulting in lower amortization.

Net operating loss for the fiscal year ended September 30, 2007 was $2,105,253, a decrease of $1,029,450 over the prior fiscal year. This decrease in net operating loss was primarily due to lower selling, general, and administrative expenses.

Interest expense, net, for the fiscal year ended September 30, 2007 was $1,094,311, an increase of 263,319 over the prior fiscal year. This increase was primarily due to the interest on the convertible secured promissory notes issued January through November 2006.

Gain on extinguishment of debt for the fiscal year ended September 30, 2007 was $90,234 compared to a gain of $1,520,061 for the prior fiscal year. The gains derived from the exchange of bridge notes for convertible secured promissory notes of lesser present values. Most of these exchanges occurred in fiscal 2006, though a few occurred in fiscal 2007.

Net loss for the fiscal year ended September 30, 2007 was $3,109,330, an increase of $663,696 over the prior fiscal year. This increase in net loss was primarily due to the lower gain on extinguishment of debt partly offset by the lower selling, general, and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

BUSINESS OF THE COMPANY

Overview

We are engaged in the manufacture, marketing, sale, and distribution of a five seat, multi-player video gaming machine known as the TableMAX System. The TableMAX System is a state of the art multiplayer video gaming machine that utilizes patented technology to provide electronic versions of traditional casino card games for up to five players. The TableMAX System is designed to enable all players to comfortably and ergonomically play upon a common monitor. We believe the TableMAX System provides gaming patrons with most of the social aspects of game play, including the interaction with other players, resulting in an overall experience that is comparable to playing card games at a live casino card table.

The TableMAX System features proprietary casino games for which we own the exclusive video rights for electronic gaming tables, including Caribbean Stud® Poker, Caribbean Draw® Poker, Texas Hold ’Em Bonus® Poker, and Progressive Blackjack®. Each of our games has the added distinguishing feature of an optional side bet with a top prize of a progressive jackpot. Moreover, each of our games on the TableMAX System can be linked over a wide area network, or WAN, among multiple TableMAX Systems, which in turn makes possible the accretion of large progressive jackpots. We believe the opportunity for large jackpots across a WAN is attractive for both casino operators and players.

We intend to derive revenue from three revenue models:

•	The placement of TableMAX Systems, at our expense, on a participation basis pursuant to which we will place and maintain the system and manage and assume liability for the progressive jackpot. In return, we receive a portion of the net win of the base game and of the side bets wagered. To date, we have placed six TableMAX Systems on a participation basis and it is our intention to market our systems with a preference for participation arrangements.
•	The sale or lease of TableMAX Systems with no participation by us. We receive a lump sum payment in the event of a sale or a fixed monthly fee over the life of a lease. The operator manages and assumes liability for the side bet with a standalone progressive jackpot. We do not participate in the net win of the base game or the side bets. To date, we have sold five TableMAX Systems on a non-participation basis and have leased none.
•	The sale or lease of TableMAX Systems with participation by us in the side bet. We will not participate in the net win of the base game. However, we agree to manage and assume liability for the progressive jackpot in return for a participation in the total amount of the side bets wagered. The jackpot can be standalone, part of a local area progressive jackpot, or linked to a wide area progressive jackpot managed by us. To date, we have not sold or leased any TableMAX systems on this basis.

We were organized in March 2004 for the purpose of acquiring the rights to manufacture and distribute the TableMAX System and related video card games. We acquired our initial rights to the system and the games in 2004 and 2005, and we devoted our resources throughout 2006 and 2007 to completing the development of the TableMAX System and the related games and completing our acquisition of the exclusive worldwide rights to manufacture and distribute these products. We commenced limited revenue producing operations in 2005 through the marketing and sale of an earlier version of the TableMAX System. We completed the development of the TableMAX System in the fourth quarter of 2007 and commenced the formal roll-out of the system and related games in first quarter of 2008.

Market Opportunity

We believe that the TableMAX System meets emerging needs within the casino industry both for casino operators and for players, and as such, could become a significant new technology. As to the casino operators, the TableMAX System offers significant benefits, including:

•	Material cost savings resulting from complete automation and the elimination of personnel associated with live table games;
•	Enhanced revenue resulting from the ability to offer the TableMAX System 24/7, unlike live table games which are routinely required to shut down during periods of low traffic;

•	Increased game speed and efficiency resulting from 100% automation;
•	Space efficient footprint;
•	The ability to offer exciting side bets with progressive jackpots linked to multiple TableMAX Systems within and across casino properties, which cannot be offered by way of live casino card games;
•	The ability to reduce the required audit function within the casino operation by utilizing the fully automated reporting generated by the operator’s casino management system;
•	The ability economically to offer lower limit games during certain parts of the day;
•	The ability accurately to track player statistics; and
•	The flexibility to change games easily.

As to the players, the TableMAX System offers significant benefits, including:

•	A “real table feel” with socialization in a more relaxed environment;
•	Less intimidation, especially for less experienced players;
•	The excitement of small frequent side bet “bonuses” coupled with the opportunity to win a multi-million dollar progressive jackpot;
•	The possibility of smaller bet limits and increased play per hour;
•	Ease as to “break in or out” of games;
•	Convenience of ticket-in, ticket-out cashless gaming; and
•	Chip-less play.

In summary, we believe that the TableMAX System addresses many of today’s gaming industry trends, including the desire to participate in side bets with progressive jackpots, the search for alternatives to slot play, and the increased socialization offered from table games amongst groups of friends, particularly in the highly sought after younger demographic, with lower intimidation. We also believe that the younger generation has been shown to favor video games over live tables.

The TableMAX System and Games

The TableMAX System

The TableMAX System is a state of the art multiplayer video gaming machine that utilizes patented technology to provide electronic versions of traditional casino card games for up to five players. Our system’s modular design offers several unique machine configurations, each of which provides for minimal floor space usage and fosters “community gaming” to maximize the player experience.

The TableMAX System runs over a patented and proprietary software operating system exclusively licensed to us known as the Vegas Operating SystemTM, or VOS. The VOS software provides for real time tracking and reporting of player activity and payouts and the implementation of a wide area network over which multiple games can be linked within and across casino properties, thus allowing for multi-million dollar progressive jackpots. The VOS framework utilized by the TableMAX System is installed upon the Microsoft Windows XP Embedded operating system, enabling the creation of a state of the art video table that is considered by our management to be secure, reliable, and upgradeable. We have contracted with eBet, Inc., the U.S. subsidiary of eBet Limited, a leading developer of gaming management software, to monitor and administer our wide area progressive network.

From April to June 2008, we successfully field tested our initial wide area network offering a progressive jackpot, linking TableMAX Systems in three Indian gaming establishments in Oklahoma. We believe it to be the first wide area progressive network on an electronic table game available anywhere in the world and expect to fully launch the network in Oklahoma by the end of the 2008 calendar year.

Our progressive jackpots allow the winner to receive payments over 30 years in the aggregate amount of the jackpot or a lump sum payment for the present value of the 30-year payment stream. In those cases where we are financially responsible for the payment of the progressive jackpot, we accrue for the basic jackpot amount over one win cycle and also carry as a liability the funds added to the jackpot amount from each bet. We also intend to acquire, once we have sufficient systems in place on a participation basis, a third-party annuity that will cover the balance of the payment stream in those situations where the winner seeks to take the full jackpot over time. Once the annuities are in place, we should have no financial risk for the progressive jackpots.

To date, we have manufactured 66 TableMAX Systems, of which six have been sold abroad; six have been placed on a participation basis, including five in Oklahoma casinos and one in a casino in Colombia; six have been expensed for internal use (development, testing, or marketing); and the balance are held for placement or sale. We have signed orders for 14 system installations and verbal commitments for 28 more installations. We expect to install the balance of our inventory of TableMAX Systems over the next six months. However, there can be no assurance we will be able to sell or place all such systems within the estimated time frame or at all.

Our Video Card Games

We currently own the exclusive rights to distribute four video card games via an electronic table game format, including Progressive Blackjack, Caribbean Stud Poker, Caribbean Draw Poker and Texas Hold ’Em Bonus Poker. We have acquired the exclusive rights to distribute an electronic table game version of the Lucky Ladies®, the gaming industry’s most recognized side bet blackjack game, and our version is expected to begin development in the fourth quarter of 2008. It is our intent to develop additional proprietary video card games for operation on the TableMAX System.

Our Progressive Blackjack video card game was the initial card game we placed in operation. The game is played with four decks and the cards are shuffled after every hand. With Progressive Blackjack, side bets are focused on the number of consecutive aces dealt to a player in any one hand, regardless of split or double rules. A player participating in the side bet is paid on one, two, three, or four aces, whether or not they win or lose against the dealer’s hand. Players opting out of the side bet play the same familiar game of blackjack known worldwide. The hold for the game is between 17% and 20% and the progressive jackpot is paid when the first four cards dealt are all aces of the same suit. With average play and approximately 40 tables participating in the wide area progressive network, we estimate the jackpot would hit at approximately $3 million.

Our Caribbean Stud Poker, Caribbean Draw Poker and Texas Hold ’Em Bonus Poker games are also based on the traditional poker games played at live casino tales, but, unlike live table games, they offer side bets with a progressive jackpot capable of being played over a wide area network.

In April of calendar year 2008, we executed a strategic letter of intent with Galaxy Gaming, Inc. Galaxy Gaming holds the patent on Lucky Ladies, the industry’s most recognized side bet blackjack game and is the sole distributor and sales agent for this game. We are in the process of obtaining from Galaxy Gaming the exclusive rights to port Lucky Ladies onto our multi-player electronic table. In addition, Galaxy Gaming has agreed to grant us the exclusive rights to port other proprietary established card games from Galaxy onto the TableMAX platform. We expect to complete the development of the electronic version of Lucky Ladies and submit it for regulatory approval in the fourth quarter of 2008.

In May of 2008, we executed a strategic letter of intent with Reel Games, Inc. Reel Games has the exclusive use of the Tony Stewart branded version of standard poker. We are in the process of obtaining from Reel Games the exclusive rights to port Tony Stewart PokerTM onto our multi-player electronic table. In addition, Reel Games has agreed to grant us the exclusive rights to port all other of their proprietary established card games onto the TableMAX platform. We expect to complete the development of the electronic version of Tony Stewart Poker and submit it for regulatory approval in the first quarter of 2009.

In June of 2008, we entered into an agreement with Global Gaming Group (“G3”) pursuant to which G3 will develop, on our behalf, proprietary game content.

Development and Regulatory Approvals

In 2007, we completed the development of the TableMAX System and in September of calendar year 2007 Gaming Laboratories International completed the testing of the TableMAX System and our Progressive Blackjack video card game. In May 2008, we obtained regulatory approval for our Caribbean Stud Poker game. The TableMAX system and the Progressive Blackjack and Caribbean Stud Poker games are approved for sale in California, Oklahoma, and racetracks in Indiana. Based on these initials approvals, we believe we can readily obtain approval for the sale of the TableMAX System and the Progressive Blackjack and Caribbean Stud Poker games in New York, Arizona, Michigan, British Columbia, Macao, Curacao, Dominican Republic, Idaho, Iowa, Kansas, Louisiana, and Arkansas.

Our product development plan is to pursue regulatory approval of our remaining proprietary games, including Caribbean Draw Poker and Texas Hold ’Em Bonus Poker. In addition, we will continue to develop and pursue regulatory approval for Lucky Ladies, Tony Stewart Poker, and any additional acquired content rights.

Sales and Distribution

We rely on a combination of in-house sales and marketing personnel and a network of independent distributors and sales representatives. We have recently entered into non-exclusive distribution agreements with:

•	Nova Gaming, pursuant to which Nova Gaming will serve as our non-exclusive distributor in all U.S. markets except Nevada;
•	Reel Games, pursuant to which Reel Games will serve as our non-exclusive distributor in select U.S. markets; and
•	Octavian International, pursuant to which Octavian will serve as our exclusive distributor in South America and the Commonwealth of Independent States and as a non-exclusive distributor in all other markets outside of the United States.

Generally we compensate our distributors with a percentage of the sales price or, in the case of placement on a participation basis, a portion of the net win on the base game.

We presently employ four employees in sales and marketing and intend to increase the amount to five by the fourth quarter of 2008. Our internal sales personnel focus primarily on direct marketing, through live demonstration of our products, direct mail advertising, presentations at trade shows, and assisting and managing our international network of distributors.

Manufacturing

We rely on a number of contract manufacturers for the manufacture of the various components of the TableMAX System. In most cases, we have but one contract manufacturer for each component and any termination or suspension in service from any such manufacturer could have a material adverse effect on us. In the fourth quarter of calendar year 2008, we intend to commence a redesign of the TableMAX System for, among other purposes, achieving a simpler overall design which should significantly reduce dependence on single source manufacturers. We expect to complete the redesign in the first quarter of 2009.

We have contracted with Aero Tech Manufacturing, of Salt Lake City, Utah, for the future manufacturing of TableMAX Systems. They will conduct the manufacturing of the base components as well as provide for complete assembly of the systems.

Competition

We face several competitors for our product. The most notable competitor is Shuffle Master, Inc., which manufactures and distributes a multi-player video table gaming machine branded as the TableMaster®. This is the most directly competitive electronic gaming system in the market. Shuffle Master, Inc. has two very popular proprietary branded games, Let it Ride® Poker and 3Card® Poker, which are the principal games offered on the TableMaster system.

Our other direct competitor is Tritech Technologies, which manufactures and sells the X-Deal machine. We enforced our licensed patent rights against Tritech to enjoin sales in North America. We obtained a preliminary injunction against Tritech on September 22, 2005 and a permanent injunction on August 11, 2006. We have obtained from Tritech exclusive distribution rights to the X-Deal in North America and possibly other parts of the world.

The interest in electronic table games is growing generally in the casino industry. As such, there are other table gaming systems not directly competitive with our product. One of those companies is DigiDeal Corporation, which manufactures and sells the DigiDeal machine. This product is distinguished by a live dealer who deals electronic cards. International Game Technology announced in April 2007 that it had made a strategic investment in DigiDeal Corporation. It is expected that IGT, through DigiDeal Corporation, will create a dealer-less electronic table machine. This action may significantly impact our ability to place our TableMAX System.

Many of our competitors are better capitalized, have multiple business and revenue units, and have a longer operating history than us. No assurances can be given that we will be successful in obtaining or maintaining market share against our competitors.

Intellectual Property

We hold exclusive worldwide rights to manufacture and distribute the TableMAX System and the exclusive worldwide rights to port our current inventory of video card games onto a multiplayer electronic table game format.

Pursuant to a Second Amended and Restated Asset and Right Purchase Agreement dated December 31, 2007 between us and NatWest Gaming, LLC, Gametek, LLC, Games Marketing, Limited, and Donald Jones, we acquired:

•	Exclusive worldwide rights, including all related patents, trademarks and copyrights, to the video card games Progressive Blackjack, Caribbean Stud Poker, Caribbean Draw Poker, and Texas Hold ’Em Bonus Poker; and
•	The right to distribute the TableMAX System in the United States and Canada.

For these rights, we agreed to pay $50,000 on execution of the agreement, $20,000 per month for the ensuing five months, $50,000 per month for the next seven months, and $100,000 per month for another 25 months. Thereafter, we have agreed to pay an earn-out based upon the number of TableMAX Systems sold or placed in service during the three year period ending December 31, 2011, and the three year period ending December 31, 2014. Based on the number of systems sold or placed in service during those periods, we will pay $4,000 to $12,000 per system sold or placed in service, depending on the total volume of systems sold or placed, during such periods, with the per system amount to be paid in 96 equal monthly payments over a period of eight years following the end of the applicable earn-out period.

We have also entered into a Purchase and Sale Agreement with Vegas Amusement, Inc. (“Vegas”) and Crimson Multimedia, Inc. (“Crimson”) dated December 29, 2007. Pursuant to the agreement, we will exclusively cross-license with Vegas and Crimson various games and the software and hardware platform for the TableMAX System and various related intellectual property; we also will acquire the exclusive right to develop gaming software for the TableMAX System. For the future purchase of this intellectual property, we have recorded $375,000 in cash deposits (of which a payment of $100,000 is overdue and accrued), we will record another $150,000 in cash deposits prior to closing, and we will pay $1,000,000 at the closing. The closing is expected to occur at the end of calendar year 2008. At the closing, we are also required to issue a promissory note in the amount of $4,475,000. Principal and interest under the promissory note will become due and payable on December 27, 2009. Our worldwide rights do not include rights to market the TableMAX System in the Caribbean or in Kentucky.

Gaming Regulation

Overview

The gaming industry and the gaming equipment manufacturing industry exist within a stringently controlled regulatory environment and are subject to federal, state, tribal, local and foreign regulation. Companies participating in these industries must hold the required gaming license, permit or other approval in all jurisdictions in which they conduct business. Many jurisdictions also require the licensing or a finding of suitability of officers, directors, major stockholders and key employees, the termination or disassociation with such officer, director, key employee or major stockholder that fails to file an application or to obtain a license or finding of suitability; the submission of detailed financial and operating reports; the submission of reports of material loans, leases and financings; and the regulatory approval of some commercial transactions, such as the transfer or pledge of equity interests in the company. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products. These regulatory burdens are imposed upon gaming-related suppliers or vendors on an ongoing basis. Gaming regulatory requirements vary from jurisdiction to jurisdiction and licensing, approval, and processes related to findings of suitability, qualifications or licensure of the Company, our products, key personnel, and certain shareholders can be lengthy and expensive.

Licensing Requirements

Currently, we are licensed as a gaming equipment manufacturer or distributor in several states and tribal jurisdictions. We intend to seek the necessary licenses, approvals and findings of suitability for our products and our personnel in other jurisdictions where there is an opportunity to market our products. We cannot assure you that we will obtain the necessary licenses, approvals or findings of suitability in a timely fashion or at all. If obtained, we cannot assure that the licenses, approvals or findings of suitability will not be revoked, suspended or conditioned or that we will be able to obtain the necessary approvals for our future products as they are developed. If a license, approval or finding of suitability is required by a regulatory authority and we fail to receive the necessary license, approval or finding of suitability, we may be prohibited from distributing our products for use in the respective jurisdiction. Due to variations in jurisdictional regulatory transactions reporting, as well as manufacturer, distributor, and product licensing requirements, only the specifics of Nevada gaming law requirements are provided below as being representative of gaming regulation to which we will be and are subject to in other jurisdictions.

Nevada Regulatory Matters

The laws, regulations and supervisory practices of most gaming authorities are based upon declarations of public policy. In the case of Nevada, these public policy concerns include, among other things:

•	Preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming or the manufacture or distribution of gaming devices at any time or in any capacity;
•	Establishing and maintaining responsible accounting practices and procedures;
•	Maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities;
•	Preventing cheating and fraudulent practices; and
•	Providing a source of state and local revenue based on taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on our operations, financial condition and results of operations.

Individual Licensing Requirements

Gaming authorities may investigate any individual who has a material relationship to, or material involvement with us, in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees have or will be required to file applications with the gaming authorities and may be required to be licensed or found suitable by the gaming authorities. Gaming authorities may deny any application for any cause they deem reasonable. A finding of suitability is comparable to licensing and both require submission of detailed personal and financial information, followed by a thorough investigation. An applicant for licensing or a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the gaming authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the gaming authorities may disapprove a change in a corporate position.

If the gaming authorities were to find an officer, director or key employee unsuitable for licensing, we would have to sever all relationships with that person. In addition, we may be required to terminate the employment of any person who refuses to file appropriate applications or refuses to pay the required investigative fees.

Consequences of Violating Gaming Laws

If the Nevada gaming authorities determine that we violated the Nevada Gaming Control Act or any of its regulations, this could limit, condition, suspend or revoke our registrations and gaming licenses in some or all other jurisdictions. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Limitation, conditioning or suspension of our gaming licenses or related registrations could, and revocation of any gaming license or registration would, have a significant negative effect on our gaming operations.

Requirements for Beneficial Securities Holders

Unless we are registered as a publicly traded corporation by the Nevada Gaming Commission, no person may become a stockholder of, or receive any percentage of profits from us without first obtaining the necessary licenses and approvals from the Nevada Gaming Commission. We cannot assure you that we will be registered by the Nevada Gaming Commission.

Regardless of the number of shares held, any beneficial holder of our voting securities, may be required to file an application, be investigated, and have that person’s suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial owner of our voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of investigation incurred by the Nevada gaming authorities in conducting any investigation.

The Nevada Gaming Control Act requires any person who acquires 5% or more of any class of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of 10% or more of a registered company’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring the filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires 10% or more, but not more than 15%, of the registered company’s voting securities may apply to the Nevada Gaming Commission for a waiver of the finding of suitability if the institutional investor holds the voting securities for investment purposes only. An application to be considered as an institutional investor is a separate application and the applicant is required to pay the applicable investigative fees.

An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of its business as an institutional investor and were not acquired and are not held for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations or the registered company or any of its gaming affiliates or any other action that the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:

•	Voting on all matters voted on by stockholders or interest holders;
•	Making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and
•	Other activities the Nevada Gaming Commission may determine to be consistent with the investment intent.

If a gaming authority in any jurisdiction fails to find any of our officers, directors or significant shareholders suitable, we may be prohibited from leasing, licensing or selling our products in that jurisdiction. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant shareholders suitable.

Consequences of Being Found Unsuitable

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada gaming authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to an owner of record if the owner of record, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of times as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

•	Pay that person any dividend upon any voting securities;
•	Allow that person to exercise, directly or indirectly, any voting right held by that person relating to us;
•	Pay remuneration in any form to that person for services rendered or otherwise; or
•	Fail to pursue all lawful efforts to require the unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

A finding of suitability is generally determined based upon a myriad of facts and circumstances surrounding the entity or individual in question and many gaming authorities have broad discretion in determining whether a particular entity or individual is suitable. We are unaware of circumstances that would categorically prevent a gaming authority from finding any of our officers, directors or significant shareholders suitable.

Gaming Laws Relating to Securities Ownership

The Nevada Gaming Commission may, in its discretion, require the holder of any common stock, debt or similar security of a registered company to file applications, be investigated and be found suitable to own the common stock, debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission determines that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company may be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

•	Pays to the unsuitable person any dividend, interest, or other distribution;
•	Recognizes any voting right by the unsuitable person in connection with the securities;
•	Pays the unsuitable person remuneration in any form; or
•	Makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

We will be required to maintain a current stock ledger in Nevada that may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record owner may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make the disclosure may be grounds for finding the record owner unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owners of our voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend stating that the securities are subject to the Nevada Gaming Control Act. We will request a waiver of this requirement but cannot assure you that our request will be granted.

Approval of Public Offerings

Once we become a registered company, we may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if we intend to use the securities or proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or similar transactions.

ANY APPROVAL THAT WE MIGHT RECEIVE IN THE FUTURE RELATING TO THIS OR FUTURE OFFERINGS DOES NOT CONSTITUTE A FINDING, RECOMMENDATION OR APPROVAL BY THE NEVADA GAMING AUTHORITIES AS TO THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Approval of Changes in Control

Once we become a registered company, we must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

•	Merger;
•	Consolidation;
•	Stock or asset acquisitions;
•	Management or consulting agreements; or
•	Any act or conduct by which anyone obtains control of us.

Entities seeking to acquire control of a registered company must satisfy the Nevada Gaming Control Board and the Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of a registered company. The Nevada Gaming Commission also may require controlling stockholders, officers, directors and other persons who have a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Approval of Defensive Tactics

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	Assure the financial stability of corporate gaming licensees and their affiliates;
•	Preserve the beneficial aspects of conducting business in the corporate form; and
•	Promote a neutral environment for the orderly governance of corporate affairs.

Once we become a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

Fees and Taxes

Gaming licensees pay license fees and taxes computed in various ways depending on the type of gaming or activity involved. These fees and taxes, depending upon their nature, are payable monthly, quarterly or annually and are based upon either a percentage of the gross revenues received or the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of manufacturers and distributors licenses.

Foreign Gaming Investigations

Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with those persons, collectively, “licensees,” and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Gaming Control Board of the licensee’s or registrant’s participation in foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

•	Knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;
•	Fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;
•	Engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;
•	Engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or
•	Employs, contracts with or associates with a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability.

Product Approvals

The regulatory agencies that oversee these jurisdictions not only continually scrutinize license holders, but in some cases also approve the types of products that can be sold equipment manufacturers and used by operators. Our product is subject to extensive testing and reviews by multiple state, jurisdictional or third party laboratories. However, the standards for product approval vary from jurisdiction to jurisdiction. The detail and extent of the review generally depends upon the classification of the product by the respective gaming authority as a new game, game variation, associated equipment, gaming equipment or gaming device. The time required for product testing can be extensive and is subject to a wide range of formal and informal standards that can lead to great uncertainty as to the length of the regulatory approval process. Additionally, product testing is subject to changing standards, as a result of which, we may be required to upgrade or revise our products. We believe the laboratories responsible for testing are handling a great number of product submissions and are under the pressure of limited funding and resources. Such limitations could cause our product approvals to be delayed for unknown periods of time.

With respect to electronic gaming products such as the TableMAX System, gaming regulations generally require an independent certification of the gaming hardware, the gaming platform, and the individual game prior to the sale or operation of the gaming system in that jurisdiction. The testing to certify gaming hardware and software is extensive and is designed to assure that the gaming hardware performs to specifications, that the gaming hardware is resistant to tampering, and that the game itself performs according to the stated rules of play.

Gaming Laboratories International, or GLI, is the largest independent testing body to the casino gaming industry and is generally relied upon to conduct the testing of electronic gaming hardware and software. A few jurisdictions, such as Nevada and New Jersey, conduct their own testing of electronic gaming hardware and software. In jurisdictions that accept GLI testing as the standard for approval, GLI issues a letter of approval applicable to the jurisdiction for which testing was undertaken. Once GLI approves a gaming hardware system and a particular game to be played on that hardware for a particular jurisdiction, some jurisdictions accept a simple transfer letter of approval from GLI to permit sale and distribution of the hardware and the game software in that transferee jurisdiction without further testing. No assurances can be given that our Systems and games can be transferred to all current jurisdictions as laws and requirements are constantly being evaluated.

We have obtained GLI approval of the TableMAX System, for the Progressive Blackjack game, and for the Caribbean Stud Poker game in Oklahoma, California, and racetracks in Indiana. We are in the process of requesting formal transfer of approval to the following jurisdictions: British Columbia, Macao, Curacao, Dominican Republic, Idaho, Iowa, Iowa Indians, Kansas, Louisiana, and Arkansas. We plan to accelerate efforts to obtain approval of our TableMAX System in additional gaming jurisdictions. Specifically, we plan to submit the TableMAX System for approval in Nevada, where the approval process is expected to take approximately 12 months. We also plan to seek approval of the TableMAX System in other jurisdictions that accept GLI testing, such as Pennsylvania, New York, Arizona, and Michigan, although approval in those jurisdictions is a lower priority because modification of the TableMAX System may be required. Of course, no assurances can be given as to the time required for approval or whether approval will be granted. We also intend to submit additional propriety games to GLI at a rate of one game every few months until all of our proprietary games are approved by GLI for play on the TableMAX system. The next game scheduled for testing is Caribbean Draw Poker on the TableMAX System. Thereafter, we plan to seek approval for Texas Hold ’Em Bonus Poker and Bonus Blackjack. We also intend to develop a multi-lingual version of each game. Once a multi-lingual version is developed for one game in one language, translations of the game into other languages does not require further GLI approval.

Aside from approval of the TableMAX System, in some circumstances, we must apply for licenses in gaming jurisdictions where we intend to manage the progressive jackpot over a wide area network. We have been approved for the management of progressive jackpot over a wide area network in Oklahoma and California, and we are preparing to apply for licensing in those other jurisdictions where such approval is required. The licensing process is primarily intended for gaming jurisdictions to ensure that no criminal elements are involved in gaming activity within the jurisdiction. Therefore, our applications for gaming licenses will require disclosure of the backgrounds of our officers and directors. While this process is time consuming and costly, we do not anticipate any obstacles to licensing in jurisdictions where licensing is required. Our chief executive officer, Stephen Crystal, has been licensed in multiple gaming jurisdictions.

Litigation Matters

We remain a named defendant in Gregory F. Mullally v. Daniel A. Jones, et al. The complaint was filed February 4, 2005, amended May 8, 2006, and is pending in the United States District Court, District of Nevada, Civil Case No: CV-S-05-0154-BES-GWF. In this case, Mr. Gregory Mullally (“Mullally”) filed a Complaint asserting claims for patent infringement, breach of contract, etc. He claims that he owns the exclusive Internet rights to two casino games, “Caribbean Stud Poker” and “21 Superbucks”, which are allegedly covered by one or more of eleven U.S. patents. Mullally asserts that he obtained these rights pursuant to a June 8, 1998 agreement between himself and defendant Daniel Jones. Mullally moved to amend the Complaint on May 8, 2006 to add the TableMAX entities, among others, based on a variety of allegations that the additional defendants are infringing Mullally’s Internet rights in the two games. He argued that we are allegedly infringing his rights to the games because our wide area network involves the use of the Internet. The defendants have a Joint Motion for Summary Judgment pending before the District Judge, and as of October 2, 2008, no decision has been issued on the motion.

Properties

Our executive offices are located in Las Vegas, Nevada. The offices consist of 1,845 square feet, which we lease at the rate of $3,600 per month. The lease term expires in December 2008.

We also maintain a warehouse facility in Tulsa, Oklahoma. Since our system placements are at this time exclusively in Oklahoma, we believe that this is the most efficient location for our inventory. The Tulsa facility consists of approximately 7,000 square feet of office and warehouse space which we lease at the rate of $2,400 per month, increasing to $2,800 per month in December 2008. The lease term expires in November 2009.

Employees

As of the date of this prospectus, we have 12 full-time employees. None of our employees is represented by a labor union, and we consider our relationships with our employees to be satisfactory.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Stephen Crystal	42	President, Chief Executive Officer, and Director
Paul Kimmel	61	Chief Financial Officer, Secretary, and Treasurer
Mark Lipparelli	43	Director
Russ Roth	61	Director
Richard Irvine	67	Director
Robert Mandel	52	Director

Mr. Crystal has served as our president, chief executive officer and as a director since July 31, 2008 when we completed our reverse acquisition of TableMAX Holdings. He has served as chief executive officer of TableMAX Holdings since August 2007, and served as a consultant to the company from June 2007 to August 2007. Prior to joining TableMAX Holdings, Mr. Crystal served as chief marketing officer of Las Vegas Gaming, Inc. from June 2006 to March, and as president from October 2006 to March 2007. From February 2000 to December 2005, Mr. Crystal was co-founder, vice-chairman and president of Barrick Gaming, a wholly owned subsidiary of Barrick Corporation, as well as its general counsel. Barrick Gaming operated six hotel casinos in Las Vegas Nevada. Prior to joining Barrick, Mr. Crystal was in private law practice and represented numerous gaming companies in projects and transactions around the country. Mr. Crystal holds, as an owner and operator, gaming licenses in Nevada and New Jersey. Mr. Crystal remains admitted to the bar to practice law in Missouri and the District of Columbia. Mr. Crystal earned his undergraduate degree from Dartmouth College and his law degree from American University.

Mr. Kimmel has served as our chief financial officer since July 31, 2008 when we completed our reverse acquisition of TableMAX Holdings. He has served as chief financial officer of TableMAX Holdings since October 2007 and served as a consultant to the company in August 2007 and September 2007. From November 2005 to March 2006, he served as executive vice president and controller of MediCor Ltd. and as chief financial officer of the company between March 2006 and March 2007. From 2000 to 2005, he held various finance positions with Inamed Corporation, including vice president and controller of Inamed and vice president of finance of its principal subsidiary, McGhan Medical Corporation. Mr. Kimmel is a member of the American Institute of Certified Public Accountants, Nevada Society of Certified Public Accountants, Financial Executives International, and the Institute of Management Accountants. He is a certified public accountant and holds a bachelor of science in engineering from Case Institute of Technology and a master of business administration from the Harvard Business School.

Mr. Lipparelli has served as a member of our board of directors since October 2008. He recently founded Gioco Ventures LLC. Previously, he served Bally Technologies, Inc. as the executive vice president of Bally Systems from 2002 until 2005 and as executive vice president of operations for Bally Technologies, Inc., overseeing manufacturing, intellectual property, strategic planning, product compliance, human resources, and information technology from 2005 until his departure in 2007. Previously, he served as executive vice president and then president of Shuffle Master, Inc., a gaming supply company. Prior to joining Shuffle Master, he was chief financial officer of Camco, Inc., a retail chain holding company. From 1998 to 2000, he was senior vice president of entertainment systems for Bally Gaming and Systems. He also previously served as vice president of finance for Casino Data Systems and worked for the Nevada State Gaming Control Board from 1988 to 1993.

Mr. Roth has served as a member of our board of directors since October 2008. He served as chairman of the board of Las Vegas Gaming Inc. since April 1998 and previously served as its chief executive officer until March 2007 and as its secretary until October 2006. From January 1995 until December 1999, he was the feature writer, editor and co-owner of the Las Vegas Investment Report and managed portfolios for a few select individuals. He was chief financial officer of Sotheby's Holdings, Inc., an art auction company, from 1987 to 1993 and of Cessna Aircraft Company prior to this.

Mr. Irvine has served as a member of our board of directors since October 2008. He served as the vice chairman of Las Vegas Gaming, Inc. since March 2007 and as a director since January 2001. Currently, he is retired. From April 2004 to April 2005, he served as senior vice president, North America for Bally's Gaming. From January 2002 through January 2004, he served as vice president of sales for A. C. Coin, a gaming company headquartered in Atlantic City, New Jersey. He served as chief operating officer and executive vice president of planning and development for GameTech International, Inc. from February 1999 through November 2001. He served as president and chief operating officer of Mikohn Gaming Corporation from July 1995 until September 1998. From 1993 to 1995, he served as senior vice president — marketing and entertainment for Boomtown, Inc. He was vice president of marketing for worldwide Walt Disney attractions from 1991 to 1993. He has served as a director of GameTech International, Inc. since September 2005.

Mr. Mandel has served as a member of our board of directors since October 2008. Since 1987, he has been a partner of The Management Group, a business management practice co-founded by Mr. Mandel. From 1983 through 1987, Mr. Mandel practiced law as a tax attorney with the Los Angeles firms of Buchalter, Nemer, Fields, Christie and Younger, and Cox, Castle and Nicholson. Mr. Mandel graduated cum laude in 1978 from the University of California at Los Angeles, with a bachelor of arts in economics and earned a juris doctorate degree in 1982 from Loyola University and a master of laws (LLM) degree in taxation from New York University in 1983.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

While we are not subject to the rules of any national stock exchange, a majority of our board of directors are composed of “independent” directors as defined in Section 803A(2) of the American Stock Exchange Company Guide. Messrs. Lipparelli, Irvine, Roth, and Mandel are each considered to be independent directors as defined by AMEX Rule 803A(2). In October 2008, our board of directors formed an audit committee, made up of Messrs. Roth and Mandel; a nominating and compensation committee, made up of Messrs. Lipparelli and Irvine; and a compliance committee, made up of Messrs. Irvine and Lipparelli. Each committee is in the process of formulating a written charter for recommendation to the full board of directors for adoption.

Family Relationships

There are no family relationships among our directors and officers.

Code of Ethics

In October 2008, our board of directors adopted a new code of ethics that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The new code addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation to our chief executive officer and TableMAX Holdings chief executive officer during the fiscal years ended September 30, 2007 and 2006. Mr. Woinski served as our president and chief executive officer from 2004 to July 31, 2008 when he resigned in connection with our reverse acquisition of TableMAX Holdings. Mr. Crystal became our chief executive officer on July 31, 2008, and he has served as chief executive officer of TableMAX Holdings since August 2007. Mr. Altbach served as chief executive officer of TableMAX Holdings from 2003 to August 2007. The table sets forth the compensation paid to Mr. Crystal and Mr. Altbach in their executive officer capacities of TableMAX Holdings. No other executive officer of our company or TableMAX Holdings earned in excess of $100,000 for services rendered in all capacities to us or to TableMAX Holdings at the end of the fiscal years ended September 30, 2007 and 2006.

Name and Principal Position	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (e)	All Other Compensation (f)	Total (g)
Alan Woinski, CEO	2007	$70,000	—	—	—	$70,000
	2006	$70,000	—	—	—	$70,000
Stephen Crystal, CEO	2007	$65,000	—	—	—	$65,000
	2006	—	—	—	—	—
Ron Altbach, CEO	2007	$130,000	—	—	—	$130,000
	2006	$122,500	—	—	—	$122,500

Employment Agreement

On August 15, 2007, TableMAX Holdings entered into a four year employment agreement with Mr. Crystal to serve as chief executive officer of TableMAX Holdings. The terms of the agreement provide for:

•	an annual base salary of $240,000, which shall be subject to annual adjustments and an increase to an annual base salary of not less than $300,000 for the fiscal year commencing October 1, 2009 subject to ratification by our board of directors;
•	a bonus of $100,000 payable by TableMAX Holdings upon its receipt of an equity financing;
•	Mr. Crystal’s participation in all employee benefit plans made available to officers and employees from time to time; and
•	in the event of a termination of the agreement by Mr. Crystal for “good reason” (as defined in the agreement) or by the TableMAX Holdings without “cause” (as defined in the agreement), TableMAX Holdings will continue to pay Mr. Crystal’s base annual salary and provide medical coverage for him and his dependents for a period of 12 months following the date of termination.

Pursuant to the agreement, in November 2007 TableMAX Holdings sold to Mr. Crystal 5,508 common units of membership interests in TableMAX Holdings, representing 5% of the outstanding equity of the company, at a price of $10 per unit, in consideration of Mr. Crystal’s delivery of his promissory note in the original principal amount of $55,080. The note bears interest on the unpaid principal amount at the rate of six percent per annum and all principal and interest is due and payable on June 30, 2009. In connection with our reverse acquisition of TableMAX Holdings, we issued to Mr. Crystal 109,373 shares of our common stock in exchange for the 5,508 units of membership interests. Mr. Crystal’s obligations under the note are secured by the 109,373 shares of our common stock and the note is otherwise a non-recourse obligation on the part of Mr. Crystal. In addition, pursuant to the agreement, TableMAX Holdings caused TableMAX Corporation, following our July 31, 2008 reverse acquisition of TableMAX Holdings, to issue to Mr. Crystal an additional option to purchase our common shares that would bring his ownership of our common shares to five percent on a fully diluted basis. Pursuant to that arrangement, we have issued to Mr. Crystal an option to purchase 444,132 shares of our common stock, of which options to purchase 148,044 shares vested and became exercisable on the close of the reverse acquisition and the balance of 296,088 shares will vest and become exercisable in equal installments of 148,044 shares every 12 months over the next two years.

Directors’ Compensation

We have not paid director fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers, and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TableMAX Holdings incurred approximately $3.1 million in principal amount of loans from City National Bank. TableMAX Holdings’ loans from City National Bank have been guaranteed by TableMAX Holdings’ principal owners, Ariel Emanuel and Gavin Polone. Mr. Polone has guaranteed $2,350,000 of TableMAX Holdings’ loans from City National Bank and Mr. Emanuel has guaranteed all of the bank loans.

Mr. Emanuel and Mr. Polone have from time to time advanced to us working capital loans. The advances have been conducted pursuant to oral agreements and are considered to be loans payable upon demand. The advances bear simple interest at 14% per annum. In connection with our 2008 private placement, Mr. Emanuel converted $1.4 million of working capital loans into the units of our securities offered in the 2008 private placement and the balance of his loans as of July 31, 2008 into a one year note bearing simple interest at 8% per annum. As of September 30, 2008, we owed Mr. Emanuel a total of $142,054 principal and accrued interest on the one year note. As of September 30, 2008, we also owed Mr. Emanuel and Mr. Polone $66,517 and $207,544, respectively, for principal and accrued interest on their outstanding working capital loans to us.

We have entered into a consulting agreement with Mr. Emanuel dated July 28, 2008 pursuant to which Mr. Emanuel has agreed to provide us with certain consulting services in exchange for our issuance of 60,000 shares of common stock and grant of warrants to purchase 385,000 shares of common stock, at an exercise of $2.50 per share, until December 31, 2011.

In September 2008, we granted to Mr. Polone, as consideration for certain advances and financial accommodations made to us, warrants to purchase 200,000 shares of common stock, at an exercise of $2.50 per share, until December 31, 2011.

TableMAX Holdings had rented its executive offices in Las Vegas from a company owned by its chief executive officer, Stephen Crystal. For this, it paid Mr. Crystal $4,500 per month, including all utilities. This arrangement ceased as of the end of June 2008.

In November 2007, TableMAX Holdings sold to Mr. Crystal 5,508 common units of membership interests in TableMAX Holdings at a price of $10 per unit, in consideration of Mr. Crystal’s delivery of his promissory note in the original principal amount of $55,080. The note bears interest on the unpaid principal amount at the rate of six percent per annum, and all principal and interest was due and payable on June 30, 2008. In connection with our reverse acquisition of TableMAX Holdings, we issued to Mr. Crystal 109,373 shares of our common stock in exchange for the 5,508 units of membership interests. Mr. Crystal’s obligations under the note are secured by the 109,373 shares of our common stock and the note is otherwise a non-recourse obligation on the part of Mr. Crystal.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 5,897,228 shares of our common stock, including up to 2,668,190 shares of our common stock issuable upon exercise of outstanding warrants, held by the stockholders named in the table below. The common shares and warrants include securities sold by us in a private placement conducted in July 2008, and in connection with the conversion of certain bridge notes that had been sold by TableMAX Holdings from November 2007 through April 2008, as described below.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. Furthermore, except as specifically set forth in the footnotes to the table, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

2008 Private Placement

On the same day that we acquired TableMAX Holdings, but immediately prior to such acquisition, we completed a private placement pursuant to which we issued to 29 accredited investors 1,200,352 share of our common stock for gross proceeds of approximately $3 million consisting of $1.6 million of cash and $1.4 million of cancelled debt. For each two shares purchased, each investor also received one warrant entitling its holder to purchase over a three year period at an exercise price of $2.50 per share one additional share of our common stock. Net cash proceeds received by us from the private placement amounted to approximately $1.2 million.

Convertible Bridge Notes

From November 2007 through April 2008, TableMAX issued a series of convertible bridge notes in the aggregate principal amount of $3,746,500. At July 31, 2008, in connection with the consummation of the reverse acquisition of TableMAX Holdings and the private placement discussed above, the holders of convertible bridge notes in the aggregate principal amount of $3.4 million agreed to the conversion of their notes into shares of our common stock at the rate of $1.75 per share. The holders of convertible bridge notes also received warrants entitling its holder to purchase one share for every two shares received in the conversion over a three year period at an exercise price of $2.50 per share one additional share of our common stock.

The following table sets forth certain information known to us as of September 30, 2008 and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders who participated in the private placements mentioned above. The share amounts under the column “Maximum Number of Shares to be Sold” consist of the shares of our common stock and the common shares underlying the warrants sold by us in the private placement described above. The share amounts under the column “Shares Beneficially Owned Before the Offering” also includes securities held by the selling stockholders in addition to the common shares acquired pursuant to the private placement described above.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering		Shares Offered	Shares Beneficially Owned After the Offering(1)
	Number	%		Number	%
Akros Absolute Return Fund(2)	20,867	*	20,867	-0-	*
Akros Capital Fund, L.P.(3)	63,503	*	63,503	-0-	*
Robert G. Allison	62,131	*	62,131	-0-	*
Glenn P. Baron	28,029	*	28,029	-0-	*
Michael W. Boyce	68,039	*	68,039	-0-	*
Bauer Bros. Farms Inc.(4)	45,360	*	45,360	-0-	*
Douglas P. Breidel	15,002	*	15,002	-0-	*
Chandler	68,039	*	68,039	-0-	*

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering		Shares Offered	Shares Beneficially Owned After the Offering(1)
	Number	%		Number	%
Dean M. Cocker and Cathy M. Cocker	22,680	*	22,680	-0-	*
Timothy J. Conroy and Polly A. Lymon	45,360	*	45,360	-0-	*
Clarion Capital Corporation	181,436	2.3%	181,436	-0-	*
Stephen Crystal(5)	422,785	5.2%	165,368	257,417	3.2%
Larry Dickstein	7,383	*	-0-	7,383	*
Gerald Egge	6,062	*	6,062	-0-	*
Ariel Emanuel(6)	2,998,146	34.3%	1,087,271	1,910,875	22.8%
Glenn M. Erikson	1,502	*	1,502	-0-	*
Gary Evans(7)	603,599	7.5%	603,599	-0-	*
John Feltl(8)	165,724	2.1%	165,724	-0-	*
Mary Joanne Feltl Rev. Trust(9)	150,724	1.9%	150,724	-0-	*
Feltl and Company, Inc.(10)	613,861	7.8%	613,861	-0-	*
Barry Fox	154,207	1.9%	-0-	154,207	1.9%
Joseph A. Frohna	181,436	2.3%	181,436	-0-	*
Elizabeth Feltl Frye	45,360	*	45,360	-0-	*
Laurence E. Gamst	21,953	*	21,953	-0-	*
Richard B. Heise Trust(11)	45,360	*	45,360	-0-	*
Craig Howard and Terry Howard	22,680	*	22,680	-0-	*
Susan Isaacs	2,274	*	2,274	-0-	*
Terry Jacobs Defined Benefit Plan(12)	90,719	1.1%	90,719	-0-	*
Steven M. Javinsky	22,680	*	22,680	-0-	*
Kenneth E. King	6,002	*	6,002	-0-	*
Michael J. King	22,680	*	22,680	-0-	*
Steven J. Klebar	30,003	*	30,003	-0-	*
KR Capital Partners, LLC(13)	91,416	1.2%	15,002	76,414	1.0%
Lowell Kraff	79,846	1.0%	-0-	79,846	1.0%
Elizabeth J. Kuehne	28,029	*	28,029	-0-	*
Ronald and Elizabeth Kurtz	43,904	*	43,904	-0-	*
Thomas Larson and Eldora Larson Rev Trust(14)	45,360	*	45,360	-0-	*
Perry Lerner	15,382	*	-0-	15,382	*
Mark Lipparelli	30,003	*	30,003	-0-	*
Duane H. Lund	45,360	*	45,360	-0-	*
Joel L. Mandel(15)	53,184	*	15,002	38,182	*
Robert Francis McCullough Jr.	68,039	*	68,039	-0-	*
Walter McLallen IRA(16)	118,124	1.5%	-0-	118,124	1.5%
Michael McLaughlin	6,002	*	6,002	-0-	*
John H. van Merkensteijn, III	87,806	1.1%	87,806	-0-	*
Ronald Musich	45,360	*	45,360	-0-	*
John C. O'Shea Revocable Trust(17)	45,360	*	45,360	-0-	*
Robert F. Olson Revocable Trust(18)	54,432	*	54,432	-0-	*
Dr. Harvey & Roslyn Orlin	29,532	*	-0-	29,532	*
David Pecker	59,063	*	-0-	59,063	*
Charles H. Perlman Living Trust dated December 5, 2005(19)	7,383	*	-0-	7,383	*

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering		Shares Offered	Shares Beneficially Owned After the Offering(1)
	Number	%		Number	%
Gavin Polone(20)	2,508,850	28.6%	63,605	2,445,245	27.9%
Craig & Judy Plekkenpol	6,002	*	6,002	-0-	*
John Raichert	90,719	1.1%	90,719	-0-	*
Ren Rel Limited Partnership(21)	61,724	*	-0-	61,724	*
Ben Reuben and Sophie Reuben	90,719	1.1%	90,719	-0-	*
Burt H. Rowe, Jr. Marital Trust u/a 7/1/2004(22)	90,719	1.1%	90,719	-0-	*
Bruce Rubinger	68,039	*	68,039	-0-	*
John V. Ryden	8,781	*	8,781	-0-	*
Carolyn Salon	28,029	*	28,029	-0-	*
Joel A. Salon	28,029	*	28,029	-0-	*
John C. Sander	7,502	*	7,502	-0-	*
Seacoast LLC	77,104	1.0%	-0-	77,104	1.0%
Paul C. & Nancy S. Seel	49,980	*	49,980	-0-	*
E. Terry Skone Revocable Trust U/A dtd 11/30/05(23)	49,980	*	49,980	-0-	*
Phillip Gary Smith	6,002	*	6,002	-0-	*
Jerald D. Sprau	45,360	*	45,360	-0-	*
Shai Stern	90,719	1.1%	90,719	-0-	*
Sterne, Agee & Leach, Inc.(24)	329,780	4.2%	329,780	-0-	*
SVS Partners	21,953	*	21,953	-0-	*
The Foundation, LLC(25)	52,382	*	52,382	-0-	*
The Mandel Company, Inc.(26)	30,003	*	30,003	-0-	*
Steve Tishman	59,063	*	-0-	59,063	*
Martin A. Urban Trust(27)	59,063	*	-0-	59,063	*
John Vetscher	45,360	*	45,360	-0-	*
Donald W. Walczak and Kathleen L. Walczak	45,360	*	45,360	-0-	*
Donald Weigman	7,502	*	7,502	-0-	*
Scott Welsh	45,360	*	45,360	-0-	*
David M. Westrum Revocable Living Trust u/a dtd 6/1/97(28)	49,980	*	49,980	-0-	*
ZWA Consulting Services, LLC(29)	110,000	1.4%	110,000	-0-	*

*	Less than 1%.
(1)	Assumes that all securities offered are sold.
(2)	The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Brady T. Lipp is the Portfolio Manager of the Akros Absolute Return Fund and has voting and investment power with respect to the shares it is offering for resale.
(3)	The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Brady T. Lipp is the Portfolio Manager of Akros Capital Fund, L.P. and has voting and investment power with respect to the shares it is offering for resale.
(4)	The selling stockholder indicated to us that Glen Bauer, President of Bauer Brother Farms, Inc., has voting and investment power over the shares it is offering for resale.

(5)	Mr. Crystal is our president and chief executive officer and was the chief executive officer and a manager of TableMAX Holdings, LLC.
(6)	Mr. Emanuel was a manager of TableMAX Holdings, LLC.
(7)	Includes 150,011 shares and shares underlying warrants held by Investment Hunter, LLC. The selling stockholder indicated to us that he has voting and investment power with respect to the shares that both he and Investment Hunter, LLC are offering for resale.
(8)	The selling stockholder identified itself to us as an affiliate of a broker-dealer. He has indicated to us that he purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(9)	The selling stockholder identified itself to us as an affiliate of a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Mary Joanne Feltl is the trustee and has voting and investment power over the shares the trust is offering for resale.
(10)	The selling stockholder identified itself to us as a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. John Feltl has voting and investment power over the shares it is offering for resale.
(11)	The selling stockholder has indicated to us that Richard B. Heise is its trustee, and Mr. Heise has voting and investment power with respect to the shares offered for resale.
(12)	The selling stockholder has indicated to us that Terry Jacobs has voting and investment power with respect to the shares offered for resale.
(13)	The selling stockholder has indicated to us that Robert B. Kory has voting and investment power with respect to the shares offered for resale.
(14)	The selling stockholder has indicated to us that Thomas Larson and Eldora Larson are its trustees, and they share voting and investment power with respect to the shares offered for resale.
(15)	Mr. Mandel was the secretary of TableMAX Holdings, LLC.
(16)	The selling stockholder has indicated to us that Charles Schwab & Co. Inc. is its custodian, and that Walter McLallen has voting and investment power with respect to the shares offered for resale.
(17)	The selling stockholder has indicated to us that John C. O'Shea is its trustee, and Mr. O'Shea has voting and investment power with respect to the shares offered for resale.
(18)	The selling stockholder has indicated to us that Robert F. Olson is its trustee, and Mr. Olson has voting and investment power with respect to the shares offered for resale.
(19)	The selling stockholder has indicated to us that Charles H. Perlman is its trustee, and Mr. Perlman has voting and investment power with respect to the shares offered for resale. The selling stockholder has indicated to us that the 2,461 shares underlying the warrants are held as joint tenants with right of survivorship by both The Charles H. Perlman Living Trust dated December 5, 2005 with Charles H. Perlman as trustee and The Mira J. Perlman Living Trust dated December 5, 2005 with Mira J. Perlman as trustee. Each of Charles H. Perlman and Mira J. Perlman, as trustees of their respective trust, share voting and investment power with respect to the shares underlying the warrants offered for resale.
(20)	Mr. Polone was a manager of TableMAX Holdings, LLC.
(21)	The selling stockholder has indicated to us that Perry Lerner is the manager of Ren Rel Limited Partnership, and that Mr. Lerner has voting and investment power over the shares it is offering for resale.
(22)	The selling stockholder has indicated to us that Martin B. Rowe is its trustee, and Mr. Rowe has voting and investment power with respect to the shares offered for resale.
(23)	The selling stockholder has indicated to us that E. Terry Skone is its trustee, and Mr. Skone has voting and investment power with respect to the shares offered for resale.
(24)	The selling stockholder identified itself to us as a broker-dealer. It has indicated to us that it purchased the shares in the ordinary course of business, and at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. Ryan Medo of Sterne, Agee & Leach, Inc. has voting and investment power over the shares it is offering for resale.

(25)	The selling stockholder has indicated to us that Mark Wayman is its owner, and that Mr. Wayman has voting and investment power over the shares it is offering for resale.
(26)	The selling stockholder has indicated to us that Joel Mandel is its vice-president, and that Mr. Mandel has voting and investment power over the shares it is offering for resale.
(27)	The selling stockholder has indicated to us that Martin A. Urban is its trustee, and Mr. Urban has voting and investment power with respect to the shares offered for resale.
(28)	The selling stockholder has indicated to us that David M. Westrum is its trustee, and Mr. Westrum has voting and investment power with respect to the shares offered for resale.
(29)	The selling stockholder has indicated to us that Alan Woinski, Ed Adams and Larry Zipkin are partners of ZWA Consulting Services, LLC, and that they share voting and investment power over the shares ZWA Consulting Services, LLC is offering for resale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at September 30, 2008, for

•	Each of our directors.
•	Each of our named executive officers.
•	All of our directors and executive officers as a group.
•	Each person who we know beneficially owns more than five percent of our common stock.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o TableMAX Corporation, 4675 West Teco Avenue, Suite 240, Las Vegas, Nevada 89118.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 7,869,550 shares of common stock outstanding at September 30, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Name of Beneficial Owner	Shares(1)		Percentage
Officers and Directors
Stephen Crystal	422,785	(2)	5.2%
Paul Kimmel	28,099	(3)	*
Mark Lipparelli	30,003		*
Russ Roth	-0-		*
Richard H. Irvine	-0-		*
Robert A. Mandel	-0-		*
All officers and directors as a group (6 persons named above)	480,887		6.0%
5% Security Holders
Ariel Emanuel	2,998,146	(4)	34.3%
Gavin Polone	2,508,850	(5)	28.6%
TableMAX Partners, LLC(6)	1,773,756		22.5%
Gary Evans	603,599	(7)	7.5%
Feltl and Company, Inc.(8)	613,861		7.8%

(1)	Consists of the aggregate total of shares of common stock held by the named individual either directly or indirectly and common shares underlying outstanding options and warrants exercisable within 60 days of September 30, 2008.
(2)	Does not include options to purchase 296,088 common shares underlying options that vest beyond 60 days of September 30, 2008.
(3)	Does not include options to purchase 56,197 common shares underlying options that vest beyond 60 days of September 30, 2008.
(4)	Includes 704,462 common shares, representing Mr. Emanuel’s share of the common shares held in the name of TableMAX Partners, LLC, as calculated based on Mr. Emanuel's proportional membership interest in TableMAX Partners, LLC as understood by us.
(5)	Includes 491,948 common shares, representing Mr. Polone’s share of the common shares held in the name of TableMAX Partners, LLC, as calculated based on Mr. Polone’s proportional membership interest in TableMAX Partners, LLC as understood by us.

(6)	We believe, based on information presented to us, that TableMAX Partners, LLC is owned by eight parties, including Ariel Emanuel and Gavin Polone. The address of TableMAX Partners, LLC is 9100 Wilshire Boulevard, Suite 400W, Beverly Hills, CA 90212.
(7)	Includes 150,011 shares and shares underlying warrants held by Investment Hunter, LLC. Gary Evans indicated to us that he has voting and investment power with respect to the shares held by Investment Hunter, LLC. The address of Mr. Evans is P.O. Box 540308, Dallas, TX 75354-0308.
(8)	The address of Feltl and Company, Inc. is 225 South Sixth Street, Suite 4200, Minneapolis MN 55402.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share, of which, as of September 30, 2008, 7,869,550 shares were issued and outstanding and held by 248 record holders. As of the date of this prospectus, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Nevada law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Private Placement Warrants

As part of the units sold in our July 31, 2008 private placement, we issued warrants to the investors to purchase an aggregate of 600,187 shares of our common stock. Each warrant entitles its holder to purchase one additional share of our common stock over a five year period at an exercise price of $2.50 per share. We also issued to our co-placement agents, Sterne Agee & Leach, Inc. and Feltl and Company, Inc., placement agent warrants to purchase an aggregate of 837,849 shares of our common stock over a five year period at an exercise price of $2.50 per share, and advisory warrants to purchase an aggregate of 81,802 shares of our common stock over a five year period at an exercise price of $0.06 per share.

Other Warrants and Options

In connection with the conversion of certain senior secured notes and convertible bridge notes, we issued to the note holders warrants to purchase an aggregate of 2,054,614 shares of our common stock. Each warrant entitles its holder to purchase one additional share of our common stock over a five year period at an exercise price of $2.50 per share.

In addition, we have issued to our officers and employees options to purchase an aggregate of 581,850 shares of our common stock. The options were granted on July 31, 2008 and vest in one-third increments over two years commencing on the date of grant.

In addition, we have issued warrants to purchase 585,000 shares of our common stock at an exercise price of $2.50 per share over the three years ending July 28, 2011 and warrants to purchase 110,000 shares of our common stock at an exercise price of $0.06 per share over the three years ending July 1, 2011.

Transfer Agent and Registrar

Our independent stock transfer agent is Florida Atlantic Stock Transfer, Inc. Its mailing address is 7130 North Nob Hill Road, Tamarac, Florida 33321. Its phone number is (954) 726-4954.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Covered by this Prospectus

All of the 5,897,228 shares of common stock being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) there is available current public information about us.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
•	provided, in each case, that there is available current public information about us;
•	Such sales by affiliates must also comply with the manner of sale and notice provisions of Rule 144.

We believe that 4,590,479 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling shareholders and issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the shares of common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commission and markups which, in the aggregate, would exceed eight percent (8%). In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We have advised each selling stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of shares of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP, Irvine, California.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of TableMAX Holdings, LLC and TableMAX Corporation (formerly known as CJPG, Inc.) included in this prospectus and in the registration statement have been audited by Stonefield Josephson, Inc., Certified Public Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available without charge from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

TABLEMAX CORPORATION

INDEX TO FINANCIAL STATEMENTS

Page
TableMAX Holdings, LLC Audited Consolidated Financial Statements for the Years Ended September 30, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Position	F-2
Consolidated Statements of Operations	F-3
Consolidated Statements of Cash Flows	F-4
Consolidated Statements of Members’ Deficit	F-5
Notes to Consolidated Financial Statements	F-6
TableMAX Holdings, LLC Unaudited Consolidated Financial Statements for the Nine Months Ended June 30, 2008
Consolidated Statements of Financial Position	F-27
Consolidated Statements of Operations	F-28
Consolidated Statements of Cash Flows	F-29
Consolidated Statements of Members’ Deficit and Comprehensive Income	F-31
Notes to Consolidated Financial Statements	F-32
CJPG, Inc. Audited Financial Statements for the Years Ended September 30, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-41
Statements of Financial Position	F-42
Statements of Operations	F-43
Statements of Cash Flows	F-44
Statements of Stockholders’ Equity (Deficit)	F-45
Notes to Financial Statements	F-46
CJPG, Inc. Unaudited Financial Statements for the Nine Months Ended June 30, 2008
Statements of Financial Position	F-50
Statements of Operations	F-51
Statements of Cash Flows	F-52
Statements of Stockholders’ Equity (Deficit) and Comprehensive Income	F-53
Notes to Financial Statements	F-54
Unaudited Pro Forma Condensed Consolidated Financial Information of TableMAX Holdings, LLC and CJPG, Inc. for the Year Ended September 30, 2007 and the Nine Months Ended June 30, 2008
Introductory Note	F-57
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2008	F-58
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended June 30, 2008	F-60
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended September 30, 2007	F-60
Notes to Pro Forma Condensed Consolidated Financial Statements	F-61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Managers
TableMAX Holdings, LLC
Las Vegas, Nevada

We have audited the accompanying consolidated statements of financial position of TableMAX Holdings, LLC and subsidiaries (the “Company”), a development stage company, as of September 30, 2007 and 2006 and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended September 30, 2007 and 2006 and for the period from March 3, 2004 (Inception) through September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TableMAX Holdings, LLC and subsidiaries at September 30, 2007 and 2006 and the results of their operations and their cash flows for each of the years ended September 30, 2007 and 2006 and for the period from March 3, 2004 (Inception) through September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financials statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses since inception, its current liabilities are in excess of its current assets, it has no established recurring revenue stream, has limited resources to fund current operations, and will require substantial additional financing to continue its operations. These conditions raise substantial doubt about their ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

Stonefield Josephson, Inc.

Los Angeles, California
May 9, 2008

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,
	2007	2006
ASSETS
Current assets:
Cash	$72,391	$25,583
Inventories	995,705	1,029,963
Prepaid expenses	60,000	—
Total current assets	1,128,096	1,055,546
Property and equipment, net	158,606	45,688
Intangible assets, net	2,278,037	2,470,947
Purchase option for intangible asset	250,000	250,000
Long-term deposits	9,504	9,504
Total assets	$3,824,243	$3,831,685
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable to related parties	$697,188	$977,714
Other accounts payable and accrued expenses	1,829,754	1,378,567
Deferred revenue	103,090	—
Short-term debt and related accrued interest, including amounts due related parties of $204,667 and $0, respectively	2,396,667	2,192,000
Current portion of long-term debt and related accrued interest, including amounts due related parties of $653,863 and $0, respectively	4,227,120	1,966,696
Total current liabilities	9,253,819	6,514,977
Long-term debt and related accrued interest, net of current portion and note discounts, including amounts due related parties of $3,964,200 and $4,117,269, respectively	4,969,105	4,933,098
Total liabilities	14,222,924	11,448,075
Members' deficit:
Paid-in capital	971,200	721,200
Receivable from affiliate (PGL)	(55,077)	(132,116)
Deficit accumulated during the development stage	(11,314,804)	(8,205,474)
Members' deficit	(10,398,681)	(7,616,390)
Total liabilities and members' deficit	$3,824,243	$3,831,685

See accompanying notes to consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended		March 3, 2004 (Inception) Through September 30, 2007
	September 30, 2007	September 30, 2006
Revenues:
System sales	$—	$106,875	$229,892
Provision for progressive jackpot	(25,000)	(25,000)	(50,000)
	(25,000)	81,875	179,892
Operating costs and expenses:
Cost of systems sold, including freight	—	71,910	210,471
Research and development expenses	50,000	163,910	364,351
Selling, general, and administrative expenses	1,837,344	2,750,371	8,293,515
Amortization of intangible assets	192,909	230,387	689,963
	2,080,253	3,216,578	9,558,300
Operating loss	(2,105,253)	(3,134,703)	(9,378,408)
Non-operating expenses (income):
Net interest expense	1,094,311	830,992	2,404,021
Assumption of affiliate debt	—	—	1,142,670
Gain on extinguishment of debt	(90,234)	(1,520,061)	(1,610,295)
Net loss	$(3,109,330)	$(2,445,634)	$(11,314,804)

See accompanying notes to consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended		March 3, 2004 (Inception) Through September 30, 2007
	September 30, 2007	September 30, 2006
Cash Flows from Operating Activities:
Net loss	$(3,109,330)	$(2,445,634)	$(11,314,804)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and note discount amortization	22,111	16,458	108,438
Amortization of intangible assets	192,909	230,387	689,963
Write-off of subscription receivable	—	—	2,892
Legal expenditures applied to reduce debt	(482,899)	(165,946)	(648,845)
Assumption of affiliate debt	—	—	1,142,670
Gain on extinguishment or exchange of debt	(90,234)	(1,520,061)	(1,610,295)
Services expense with no cash expenditure	250,000	250,000	988,717
Increase (decrease) in cash flows from changes in operating assets
Inventories	(101,464)	(338,972)	(1,152,672)
Prepaid expenses	(60,000)	—	(60,000)
Long-term deposits	—	1,465	(9,504)
Increase in cash flows from changes in operating liabilities
Accounts payable to related parties	369,474	544,330	1,347,188
Other accounts payable and accrued expenses	785,171	631,836	2,863,740
Deferred revenue	103,090	—	103,090
Net cash used in operating activities	(2,121,172)	(2,796,137)	(7,549,422)
Cash Flows from Investing Activities:
Purchases of property and equipment	(6,577)	(829)	(10,027)
Purchases of intangible assets	—	—	(2,248,000)
Proceeds from sale of intangible assets	—	100,000	100,000
Net cash provided by (used in) investing activities	(6,577)	99,171	(2,158,027)
Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt (including bank line of credit)	200,000	1,060,458	2,018,004
Proceeds from issuance of long-term debt	2,350,000	1,964,564	8,558,980
Proceeds from issuance of common units	—	—	708
Payments on long-term debt	(671,895)	(371,650)	(1,043,545)
Bank overdrafts	219,413	14,330	300,770
Increase (decrease) in receivables from related parties	77,039	1,529	(55,077)
Net cash provided by financing activities	2,174,557	2,669,231	9,779,840
Change in Cash:
Net increase (decrease) in cash	46,808	(27,735)	72,391
Cash at beginning of period	25,583	53,318	—
Cash at end of period	$72,391	$25,583	$72,391
Supplemental Disclosure of Non-Cash Activities:
Purchase of intangible assets for payable and long-term debt	$—	$—	$2,002,000
Negotiated reduction in both intangible asset and debt	$—	$932,000	$932,000
Conversion of account payable to long-term debt	$650,000	$—	$650,000
Reduction in long-term debt and related accrued interest due to right of offset with legal fees expended	$482,899	$165,946	$648,845
Increase in long-term debt due to providing note discounts	$—	$—	$149,563
Increase in long-term debt from receipt of inventory	$—	$23,996	$23,996
Increase in long-term debt from subscription receivable	$—	$—	$42,233
Assumption of affiliate debt	$—	$—	$1,142,670
Inventory moved to revenue-producing assets	$135,722	$45,241	$180,963
Supplemental Cash Flow Disclosures:
Cash paid during the period for:
Interest	$517,949	$182,839	$733,783
Income taxes	$—	$—	$—

See accompanying notes to consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
For the Periods Ended as Noted

	Number of Membership Common Units	Paid-in Capital	Accumulated Deficit	Receivable from Affiliate (PGL)	Total
Balance – March 3, 2004 (Inception)	—	$—	$—	$—	$—
Comprehensive income: Net loss			(5,759,840)		(5,759,840)
Transactions with affiliate				(133,645)	(133,645)
Sale of original common units – March 2004 (as restated for reorganization)	76,440	3,600			3,600
Issuance of common units – September 2005	3,000	—			—
Contribution of services	—	467,600			467,600
Balance – September 30, 2005	79,440	$471,200	$(5,759,840)	$(133,645)	$(5,422,285)
Comprehensive income: Net loss			(2,445,634)		(2,445,634)
Transactions with affiliate				1,529	1,529
Issuance of common units – January 2006	200	—			—
September 2006	2,060	—		—
Contribution of services	—	250,000			250,000
Balance – September 30, 2006	81,700	$721,200	$(8,205,474)	$(132,116)	$(7,616,390)
Comprehensive income: Net loss			(3,109,330)		(3,109,330)
Transactions with affiliate				77,039	77,039
Issuance of common units – October 2006	11,220	—			—
March 2007	2,266	—			—
Contribution of services	—	250,000			250,000
Balance – September 30, 2007	95,186	$971,200	$(11,314,804)	$(55,077)	$(10,398,681)

See accompanying notes to consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 1 — Description of Business

TableMAX Holdings, LLC, together with its subsidiaries (“TableMAX”, “we”, or “our”), is a United States-based limited liability company (“LLC”) engaged in the manufacture, marketing, and worldwide sale or revenue-generating placement of the five-seat, multi-player video table gaming system known as the TableMAX® SystemTM coupled with proprietary casino table games.

We distinguish our multi-player product through its design features and through the proprietary casino games that we place on the TableMAX system. The TableMAX system is a multiplayer video gaming machine that utilizes patented technology to provide multiple players simulated versions of traditional casino card games. The TableMAX machine is designed to enable all players to play upon a common monitor.

The TableMAX is built upon patented Vegas Operating System (“VOS”) technology approved by Gaming Laboratories International, Inc., an independent testing laboratory for the gaming industry. The TableMAX System utilizes the latest version of VOS and is installed upon Microsoft Windows XP Embedded, enabling the creation of a video equivalent to a gaming table.

The TableMAX System features certain proprietary casino games for which we own the exclusive video rights, including Caribbean Stud® poker, Caribbean Draw® poker, Texas Hold ’Em Bonus® poker, and Progressive Blackjack® (the “Games”). Each of the Games has the added distinguishing feature of a side bet building a progressive jackpot. These Games placed on the TableMAX System allow the implementation of a wide area network (“WAN”) among multiple TableMAX Systems, which in turn makes possible the accretion of very large progressive jackpots.

History

TableMAX was incorporated March 3, 2004 to acquire the rights to the TableMAX System and Games to be played on it and to develop an electronic gaming equipment company on this base. Prior to September 30, 2005, the TableMAX group of LLCs consisted of separate LLCs owned by a common group of partners, though not in the same proportion company by company. At September 30, 2005, the LLCs were reorganized so that TableMAX Holdings, LLC, became the parent company and all other LLCs became wholly-owned subsidiaries. In addition, the previous group of owners became owners of the new entity TableMAX Partners, LLC, which in turn then owned a majority interest in TableMAX Holdings, LLC.

Nature of Our Parent Legal Entity

TableMAX Holdings, LLC, is a California LLC. Its equity owners hold units of membership interest rather than shares. It is governed by an Operating Agreement that specifies the rights of its members which are in two classes — common and Series A Preferred. Holders of Series A Preferred Units (of which there are presently none) are entitled to a return of their investment plus a 25% return prior to any distribution to the Common Unit holders. After receipt of their preferred return, the Series A Preferred Units are deemed Common Units and entitled to a pro rata portion of any return to the Common Unit holders. The Operating Agreement also specifies that TableMAX Holdings, LLC, is a manager-managed LLC, requiring that members elect a five-person Board of Managers to serve as the LLC’s governing body to which officers report. The Operating Agreement also limits the ability of members to sell their membership interests to third parties without first offering those interests for sale to the LLC. Through this structure, members are provided the dual benefits of taxation as a partnership and limitation of personal liability to the amount invested in the LLC.

At the inception of TableMAX Holdings, LLC (March 3, 2004), we issued 360,000 Common Units of membership interest to our founders. At the September 30, 2005 reorganization described above, these units were exchanged for 76,440 new Common Units. The Consolidated Statement of Members’ Deficit reflects all units as adjusted for this reverse split.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 1 — Description of Business  – (continued)

Development Stage Company

While we have begun to sell and place our TableMAX Systems, we have not yet established a recurring revenue stream and our sales so far have not been significant. As such, under the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises, we are an enterprise in the development stage. As a development stage company, we include a Statement of Operations and a Statement of Cash Flows from inception to September 30, 2007, and we report our Statement of Members’ Deficit also from inception to September 30, 2007.

Going Concern Issues

As shown in the accompanying financials statements, we have incurred substantial losses since inception, our current liabilities are in excess of our current assets, we have no established recurring revenue stream, have limited resources to fund current operations, and will require substantial additional financing to continue our operations. These conditions raise substantial doubt about our ability to continue as a going concern. However, it is our intent to continue to secure financing while we aggressively secure sales and placements of our tables and, with growing revenues, transition to an operating stage company. As part of our plans to secure further financing, we intend to become a publicly traded corporation and issue common stock. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

Licensing

Our products are sold into locations subject to various restrictions on gaming. Most jurisdictions have requirements that we or our distributor be licensed in the jurisdiction. Thus, either we work with a distributor licensed in the jurisdiction or become licensed ourselves. In addition, in most jurisdictions, our system must be approved by a recognized quality review organization in order to be sold or otherwise placed. To date, we have used Gaming Laboratories International (“GLI”) for this review.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation or Combination

The consolidated financial statements include the accounts of TableMAX Holdings, LLC, and its subsidiaries, all of which are wholly-owned. Prior to the reorganization of September 30, 2005, the TableMAX group of related LLCs had no parent; hence, amounts reported as prior to September 30, 2005 are combined. As of and since the reorganization, TableMAX Holdings, LLC, is the parent organization, and we report consolidated amounts. Whether combined or consolidated, all inter-company accounts and transactions have been eliminated. The combined and consolidated financial statements have been prepared in United States dollars.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets, income taxes, litigation, and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

For the sale of a system, we recognize revenue, net of sales discounts, returns and allowances, in accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, and SFAS No. 48, Revenue Recognition When Right of Return Exists. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize sales revenue upon the delivery of a system to a gaming operator and that operator’s acceptance — whether the delivery and installation is done by us or one of our distributors. For any sales installed outside of the United States, we also defer recognition of any sales revenue until payment is received. We do not permit return of a system after acceptance; therefore, we do not provide an allowance for returned product. If we offer a trial period with a right of return, acceptance does not occur at least until the end of the trial period. If we commit to an additional deliverable in the sale, acceptance does not occur until all have been delivered and accepted.

Upon the sale of a TableMAX System, we generally provide a warranty to the buyer or operator that our system will perform properly and, for the first 90 days, we will provide free support. Our experience is that we incur minimal cost to keep a system operating properly in the first 90 days. Consequently, following SAB No. 101, Revenue Recognition in Accounting Statements, our warranty does not result in a deferral of recognition of sales revenue. After the warranty period, ongoing service is a separately contracted item.

For the placement of a system under a participation agreement, we recognize our share of revenue from gaming operations in the month of the gaming activity if we have sufficient reporting from the gaming operator or from our system to do so. Otherwise, we recognize revenue on a cash received basis. When we receive revenue and must then pay a portion to our distributor, we recognize the portion we receive as our revenue and our payments as costs; when our distributor receives the revenue from the operator and passes to us only our portion, only that amount is our revenue. To date, we have recognized no participation revenues. Part of our responsibility under participation agreements is to pay the winner of any progressive jackpot. A portion of monies played goes to increase the jackpot liability and is set aside for payment, but we are responsible for a base amount that is provided on initial installation (the “seed” amount) and after each jackpot win (the “re-seed amount”). Following the American Institute of Certified Public Accountants’ (“AICPA”) Audit and Accounting Guide — Casinos, we accrue the cost of the re-seed ratably according to the number of hands played relative to the frequency that the jackpot is statistically expected to be won. We accrue for the seed over the expected first jackpot cycle. If we lack the information on the volume of hands played, which may occur early in placements when reporting is not yet in place, we estimate the volume of play. The portion of the accrual for the seed and the re-seed is built by charges to operations that reduce sales. When the jackpot is won, any of the win in excess of the accrued jackpot liability is also charged to operations as a reduction of sales.

Most of our products contain software and, as such, we have considered the guidance contained in the AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as modified by SOP No. 98-9, Software Revenue Recognition, With Respect to Certain Transactions. Under this guidance, when selling or leasing software, we consider whether the software component is incidental to the product as a whole based on the following criteria:

•	Whether the software is a significant focus of the marketing effort or is sold separately

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

•	Whether we provide post-contract customer support (“PCS”), including the right to receive services or unspecified upgrades/enhancements, or both, offered to users or resellers
•	Whether the development and production costs of the software as a component of the cost of the product are incidental (as defined in SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed).

Since we do emphasize the value of the licensed software included in our systems, which we thus sub-license to our customers — particularly our use of the Vegas Operating System — we determine that we are subject to SOP Nos. 97-2 and 98-9. Under these SOPs, revenue should be allocated among such multiple deliverables as the system and its software, and revenue should be recognized on each at the time the normal criteria for sales recognition are met — persuasive evidence of an arrangement, delivery, fixed or determinable fee, and collection probable.

The FASB’s Emerging Issues Task Force (“EITF”) Issue No. 03-05, Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software, also pertains. It reinforces that SOP 97-2 applies to us even though we deliver a physical machine and sub-licenses to intellectual property as well as software.

In the TableMAX revenue models, revenue is not recognized until delivery acceptance (or until risk of return has passed, if later). Delivery is of both hardware and software as well as of rights to use our intellectual property. There are generally no undelivered components (including no ongoing obligation for service), so all revenue is recognizable at the same time, so there is no need to allocate revenue across the multiple deliverables.

The FASB has also issued a broader pronouncement on sales with multiple items to be delivered — EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. This requires that multiple deliverables in a revenue transaction be examined to determine if they contain more than one unit of accounting, though it defers to the SOPs cited above for separating software-related elements. In EITF Issue No. 00-21, items are to be separated if:

•	Each item has value to the customer on a stand-alone basis;
•	There is objective and reliable evidence of the fair value of the undelivered items; and
•	If there is a general right of return relative to any undelivered items, delivery of such items is considered probable and substantially in our control.

Apart from the software addressed earlier, any gaming system we sell has no value to the customer unless all components are together and installation and training are complete. However, if there were any undelivered component, we either defer revenue recognition until delivery is fully achieved or separately account for the deliverable components if they are able to be separately valued consistent with EITF 00-21.

Business Segment Information

We operate in one business segment for reporting purposes — electronic table games manufacturing and marketing. We are organized for sales and marketing worldwide and do not manage our business by geographic areas.

Concentrations of Credit Risk

Financial instruments that potentially subject us to credit risk consist primarily of cash and accounts receivable. We maintain cash with various financial institutions, all of which are U.S. national banks. At times, our cash balances in banks may exceed the $100,000 insurance maximum provided by the U.S. Federal Deposit Insurance Corporation.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

All of the sales we recognized through September 30, 2007 were sales to one distributor for non-U.S. sales. Because of the uncertainty involved with non-U.S. sales, we recognized sales on upon cash receipt and thus had no credit risk exposure.

Foreign Exchange Risk

We sell only in U.S. dollars and have no assets or liabilities denominated in other than U.S. dollars.

Cash Equivalents

All highly liquid investments with original maturities of three months or less at the date of purchase would be considered to be cash equivalents. If any, these would be reported together with cash as “cash and cash equivalents”.

Inventories

We purchase component parts (principally major sub-assemblies) that require minimal assembly into a completed TableMAX System. Once the component parts are allocated to a particular system and thus able to be quality tested as a system, they are considered finished goods. A finished system in inventory may lack a major component, such as the display screen, which is frequently purchased just prior to installation at a gaming location.

Our first TableMAX System was a prototype, utilized to develop a working product, and thus its actual costs were charged to research and development expense. We next organized the manufacture of a set of twelve systems, which we valued at their average actual cost. Subsequent systems are valued at standard costs, which approximate actual, based on the components that comprise each system. Wastage is expensed. Since the effort to assemble a system is immaterial, no labor and overhead is capitalized in inventory cost.

Systems are tracked individually. Consequently, the amount we carry in inventory, transferred to fixed assets, or expensed for a system is that of the specific system. Parts are valued using the first-in, first-out (“FIFO”) method. Periodically, we evaluate our inventory for obsolescence and marketability, and we establish allowances as appropriate.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. TableMAX Systems that have been installed in gaming operations are transferred to revenue-producing assets at their inventory carrying cost. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to five years, to each asset’s residual value. Amortization of leasehold improvements would be based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with SFAS No. 144, Accounting for the Impairment and Disposal of Long Lived Assets, as described below under “Accounting for Long-Lived Assets”.

Intangible Assets

We account for intangible assets according to SFAS No. 142, Goodwill and Other Intangible Assets. These assets (other than goodwill) are stated at cost less accumulated amortization. When multiple assets are acquired in one transaction, the cost is allocated among the intangible assets acquired in proportion to their fair values at the date of acquisition. Amortization is recorded on the straight-line basis over the estimated useful lives of the assets. Our assets are not dependent on individual patents as we rely on the copyrights and trademarks to maintain our asset values. We also must maintain the games and the TableMAX System by

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

periodic improvements and variations. With these considerations, we estimate the useful lives of our intangible assets to be 15 years. We capitalize significant improvements and betterments, while we expense to operations any costs to maintain and defend the intellectual property. Our intangible assets are evaluated for impairment under SFAS No. 144, as described below under “Accounting for Long-Lived Assets”.

Accounting for Long-Lived Assets

We account for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, Accounting for the Impairment and Disposal of Long Lived Assets. This statement utilizes one accounting model, to be applied to all long-lived assets including discontinued operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

Classification of Financial Instruments

We classify any maturing debt for which we have the intent and ability to refinance to long-term debt as long-term debt itself. We also classify any bridge debt — debt that is intended to be exchanged for long-term debt and for which we believe we have the intent and ability to execute such an exchange — as long-term debt.

We evaluate each of our financing instruments for classification as debt or members’ equity in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and EITF D-98, Classification and Measurement of Redeemable Securities.

We evaluate each of our convertible debt securities in accordance with EITF Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-04 and 05-08, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended, for any embedded derivatives, such as a conversion feature, requiring bifurcation into separate assets or liabilities. In addition, in accordance with EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Rights, as amended by EITF Issue No. 00-27, we evaluate our convertible debt securities for the potential of any beneficial conversion in terms. Valuation of the benefit is determined based upon various factors including the valuation of equity instruments, such as warrants that may have been issued with convertible instruments, conversion terms, and the value of the instruments to which the convertible instrument is convertible, etc. Accordingly, the ultimate value of any beneficial feature is considered an estimate due to the partially subjective nature of the valuation techniques.

Value of Financial Instruments

At each reporting date, the carrying value of financial instruments such as receivables and payables approximated their fair values based on the short-term maturities of these instruments.

The estimated fair value of each of our long-term debt instruments is determined at the inception of each instrument by discounting its expected cash flows at a then-current estimated market rate. A fair value that differs from face amount on the instrument results in a debt discount or premium. Any such discount or premium is amortized to interest expense, using the effective interest rate method, over the expected life of the debt instrument. The carrying value of each debt instruments is net of any debt discount or premium. The carrying value of other long-term liabilities approximated fair values because the underlying interest rates approximate market rates at the balance sheet dates.

Accounting for Exchanges or Modifications of Debt Instruments

The issuance of new debt in exchange for the old debt was evaluated under EITF Issue No. 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments, and EITF Issue No. 06-6. Debtor’s

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

Accounting for a Modification (or Exchange) of Convertible Debt Instruments. When, pursuant to EITF Issue No. 96-19, the exchange or modification of debt instruments is deemed substantial, the difference between the new debt (measured at present value) and the prior debt (at its carrying cost) results in a gain or loss recognized in our statement of operations. Any such discount or premium is amortized to interest expense, using the effective interest rate method, over the expected life of the debt instrument. Otherwise, the change is treated as a modification and a new effective interest rate is determined based on the carrying value of the prior debt and the revised cash flows.

Shipping and Handling Costs

Shipping costs to our customers are included in cost of systems sold.

Research and Development

Research and development costs are expensed as incurred, including those development costs that may eventually result in patents. Internally developed software can be capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. This pronouncement allows capitalization of software development costs once technological feasibility has been established. Since we are only clear on technological feasibility once development has largely completed and testing has confirmed success and since the production costs for software after that point are minimal, we capitalize no software development costs; rather, they are expensed as development expenses.

Advertising

We expense the costs of advertising as incurred.

Income Taxes

We are not subject to United States income taxes under current laws applicable to limited liability companies, as we have elected to be treated as a partnership for tax purposes. We are subject to California LLC fees and franchise taxes.

We classify any interest and penalties paid to taxing authorities as interest expense and administrative expense, respectively, and not as taxes on income.

As we intend to become a publicly traded corporation, we also present (in Note 13, Taxes on Income) our tax position as it would be if we were a taxable entity. In that, deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate expected to be in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Comprehensive Income (Loss)

Comprehensive income (loss) encompasses all changes in members’ equity other than those with members. We have no activities that would result in comprehensive income other than the net losses reflected on our Statements of Operations.

Effects of New Accounting Pronouncements

No new accounting pronouncement issued or effective during the current or prior fiscal year has had or is expected to have a material impact on our consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 3 — Major Suppliers

While we did not purchase a significant amount of inventory in the fiscal year ended September 30, 2007, we are dependent on a single supplier for each of several critical components of the TableMAX System. For the major portion of the physical machine that comprises the system, we are contracted with one supplier. We believe that this supplier could be replaced if necessary, but the requirement to do so could have a significant effect on our ability to deliver systems when needed. For the computer software and hardware required to operate our systems, we are also dependent on a single supplier which would be difficult to replace. Moreover, for any improvements to our system, we are required to obtain the approval of this supplier. Finally, for certain other components for which we have had but one source, that source no longer is able to supply and we are in the process of seeking other sources. There is no guarantee that we can secure alternate sources without significant cost.

Note 4 — Major Distributors and Customers

All of our sales recognized through September 30, 2007 were sales to one distributor for non-U.S. sales.

Note 5 — Inventories

Inventories at September 30, 2007 and 2006 consisted of the following amounts:

	September 30,
	2007	2006
Finished goods	$966,490	$957,535
Parts	29,215	72,428
Total	$995,705	$1,029,963

Since many parts are reusable in upgrades and since both single-printer and five-printer systems are salable, we do not believe we have any obsolescence.

Note 6 — Property and Equipment

Property and equipment at September 30, 2007 and 2006 consisted of the following amounts:

	September 30,
	2007	2006
Revenue-producing assets	$180,963	$45,241
Other machinery and equipment	7,450	3,449
Furniture and fixtures	2,577	—
Property and equipment, gross	190,990	48,690
Less: Accumulated depreciation	(32,384)	(3,002)
Property and equipment, net	$158,606	$45,688

Of revenue-producing assets, $113,102 and $0 were idle at September 30, 2007 and 2006, respectively.

Depreciation expense was $29,382 and $2,711 for the years ended September 30, 2007 and 2006, respectively, and $32,384 from inception to September 30, 2007.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 6 — Property and Equipment  – (continued)

Estimated depreciation expense for the next five years consists of the following amounts:

Twelve Months Ending September 30,
2008	$47,846
2009	$45,717
2010	$34,207
2011	$26,910
2012	$5,313

Note 7 — Intangible Assets

Intangible assets at September 30, 2007 and 2006 consisted of the following amounts:

	September 30,
	2007	2008
Cost
Games	$2,000,000	$2,000,000
TableMAX System	968,000	968,000
Intangible assets, gross	2,968,000	2,968,000
Less: Accumulated Amortization
Games	(466,667)	(333,333)
TableMAX System	(223,296)	(163,720)
Accumulated amortization	(689,963)	(497,053)
Intangible assets, net	$2,278,037	$2,470,947

TableMAX’s intangible assets consist of the design of the TableMAX System itself, base games played on it, and a side bet with progressive jackpot features. Each intangible asset is supported by a set of perpetual and exclusive licenses to underlying patents, trademarks, and copyrights held by others.

The Games rights are rights to a set of games programmed for the electronic gaming table environment. Most notably, those Games include Progressive Blackjack, Caribbean Stud poker, Caribbean Draw poker, and Texas Hold ’Em Bonus poker. The TableMAX System rights are rights to the design and functionality of the TableMAX System outside of the U.S. and Canada and also excluding the Caribbean.

Amortization expense for intangible assets was $192,909 and $230,387 for the years ended September 30, 2007 and 2006, respectively, and $689,963 for inception through September 30, 2007. We have obtained independent valuations of our intangible assets as of purchase dates of multiple assets and as of each year-end and have determined that there has been no impairment of asset value.

Estimated amortization expense for the next five years consists of the following amounts:

	Twelve Months Ended September 30,
	2008	2009	2010	2011	2012
Games	$59,577	$59,576	$59,576	$59,576	$59,577
TableMAX System	133,333	133,333	133,334	133,333	133,333
Total	$192,910	$192,909	$192,910	$192,909	$192,910

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 8 — Purchase Option

We own an option to purchase an exclusive, perpetual license to the TableMAX System in the U.S. and Canada (excluding Kentucky). This option, which expires in 2014, is carried at its $250,000 purchase cost. (See Note 14, “Subsequent Events”.)

Note 9 — Debt

Long-term debt, net of discounts, and related accrued interest consisted of the following amounts:

	September 30, 2007			September 30, 2006
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Convertible secured promissory notes – 14% interest, due November 2010	$4,463,107	$1,289,803	$5,752,910	$3,463,107	$604,333	$4,067,440
Related note discount	(783,804)	—	(783,804)	(686,299)	—	(686,299)
	3,679,303	1,289,803	4,969,106	2,776,808	604,333	3,381,141
Convertible guaranteed promissory note – 14% interest, due June 2008	42,233	18,960	61,193	50,680	11,105	61,785
Convertible promissory notes – 14% interest, with six month maturities but intended to bridge to convertible secured promissory notes due November 2010	—	—	—	1,000,000	51,956	1,051,956
Total convertible debt	3,721,536	1,308,763	5,030,299	3,827,488	667,394	4,494,882
Secured promissory notes – 14% interest, due February 2008	729,068	81,841	810,909	1,386,893	183,965	1,570,858
Promissory note to Law Offices of Robert B. Kory, a related party – 10% interest, due June 2008	644,376	9,486	653,862	—	—	—
Promissory note to Nat West Gaming – 6% interest, due April 2008	351,155	—	351,155	834,054	—	834,054
Promissory note to bank – 7.5% interest, due April 2008	2,350,000	—	2,350,000	—	—	—
Total long-term debt	7,796,135	1,400,090	9,196,225	6,048,435	851,359	6,899,794
Less: Current maturities	(4,116,832)	(110,288)	(4,227,120)	(1,771,627)	(195,069)	(1,966,696)
	$3,679,303	$1,289,802	$4,969,105	$4,276,808	$656,290	$4,933,098

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

Short-term debt is as follows:

	September 30, 2007			September 30, 2006
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Debt to distributor – no interest, no specified maturity date	$1,442,000	$—	$1,442,000	$1,442,000	$—	$1,442,000
Promissory note to bank – 9% interest, due April 2008	750,000	—	750,000	750,000	—	750,000
Working capital loan from Ariel Emanuel, a related party – 14% interest, no specified maturity date	200,000	4,667	204,667	—	—	—
	2,392,000	4,667	2,396,667	2,192,000	—	2,192,000
Plus: Current maturities of long-term debt	4,116,832	110,288	4,227,120	1,771,627	195,069	1,966,696
	$6,508,832	$114,955	$6,623,787	$3,963,627	$195,069	$4,158,696

From February 2004 to October 2005, we raised $4,849,999 in secured bridge financing:

	Characterized as		Total Principal
	Bridge Notes	Bridge “Equity”
Convertible bridge financing ultimately exchanged January 1, 2006 (not reduced by related note discount)	$1,288,106	$1,752,670	$3,040,776
Convertible guaranteed promissory note – renegotiated and now due June 2008	422,330	—	422,330
Total convertible	1,710,436	1,752,670	3,463,106
Secured promissory note to Chai – renegotiated and now due February 2008	886,893	—	886,893
Secured promissory note to Chai III – renegotiated and now due February 2008	500,000	—	500,000
Total bridge financing through October 2005	$3,097,329	$1,752,670	$4,849,999

Of this, $1,710,436 was convertible bridge debt and $886,893 was non-convertible bridge debt, all of which we received in cash. The $1,752,670 balance of the financing was termed bridge equity, of which we received $1,689,320 in cash and $21,117 in services and we gave $42,233 in discounts. All of this bridge financing was intended to be temporary, for exchange for long-term convertible promissory notes. As such, all of the bridge financing was accounted as debt. Of the convertible bridge notes, $1,288,106 was issued at a 4% interest rate compounded annually and all but $168,932 of this triggered to a 14% simple interest rate as of November 2005 as exchange had not yet occurred; the remaining $422,330 of the convertible bridge notes was issued at an 8% interest rate compounded annually, though the note discounts generated effective interest rates of 11% and 24% on two placements. The $886,893 of non-convertible bridge debt and all of the bridge equity were issued at an 8% interest rate compounded annually. All interest was to accrue until exchange. The bridge debt was secured by essentially all of our intangible assets; the bridge equity had a preferential claim on our cash flow. In October 2005, we raised an additional $500,000 of secured bridge debt financing. Interest at 8% compounded annually was to accrue until exchange for a long-term convertible promissory note.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

At January 1, 2006, $3,040,776 of bridge financing (plus accrued interest of $251,449) was exchanged for 8% convertible secured promissory notes maturing December 2010. The accrued interest was carried to the new notes as accrued interest at inception. Pursuant to the related Loan and Investment Agreements, for our failing to meet an EBITDA target as of January 1, 2006, interest on these notes was immediately triggered to 14% simple interest. As those agreements also stated the maturities would be November 2010, we treat them as such. Because these new notes specified a longer payback schedule and, in a few cases, higher interest rates, these notes were a significant change from the notes they replaced. The present value of the new notes (discounted at a 14% market rate, compounded monthly) was lower than the carrying value of the notes that they replaced, creating a $632,468 gain on the extinguishment of the prior debt. As with the bridge financing, these notes are secured by essentially all of our intangible assets.

In March 2006, we secured additional financing through the issuance of $422,331 of the 8% convertible secured promissory notes maturing December 2010 (earning simple interest at 14%). As of September 30, 2007 and 2006, the amount of principal and interest due on these notes was $512,334 and $452,387, respectively. Together with the $3,040,776 of convertible secured promissory notes exchanged at January 1, 2006, this comprises the $3,463,107 of principal we carry at September 30, 2006 as convertible secured promissory notes.

The holders of the remaining $1,809,223 of bridge financing chose not to exchange and their bridge notes were renegotiated. Of this, $422,330 of convertible bridge debt was amended in April 2006 to 10% interest compounded annually with a payment schedule that we then did not meet as of July 2006. This default triggered a 14% interest rate, compounded annually. We resolved this in September 2007 in an amendment maintaining the 14% interest rate and setting the maturity as June 2008. As of September 30, 2007 and 2006, the amount of principal and interest due on this note was $61,193 and $61,785, respectively. The remaining $1,386,893, all non-convertible bridge debt due to Chai Gaming Partners, LLC (“Chai”) and Chai III Gaming Partners, LLC (“Chai III”) was renegotiated in September 2006. After a partial repayment in October 2006, the remaining $729,068 of principal bore a 14% interest rate, compounded annually, with interest paid monthly and maturity of March 2007, at which point we did not repay the principal. We were in dispute with the lender because it had never complied with the original debt agreement. Subsequently, we agreed with the lender that maturity would be extended and the interest rate remain at 14%; however, this was not formalized until an October 2007 settlement agreement. As of September 30, 2007 and 2006, the amount of principal and interest due on these notes was $810,909 and $1,570,858, respectively.

From February to August 2006, we raised an additional $1,000,000 in convertible secured bridge debt financing at 14% simple interest. Again, the notes are secured by essentially all of our intangible assets. By the maturities on these notes, $400,000 of principal amount came due August 2006 and was not paid. This was remedied when all of these notes were exchanged in November 2006. Then, these notes were exchanged for 8% convertible secured promissory notes maturing December 2010 (earning simple interest at 14%). The accrued interest from the bridge debt was carried to the new notes as accrued interest at inception. Because these new notes specified a longer payback schedule and, in a few cases, higher interest rates, these notes were a significant change from the notes they replaced. The present value of the new notes was lower than the carrying value of the notes that they replaced, creating a $90,234 gain on the extinguishment of the prior debt and a corresponding note discount. As of September 30, 2007 and 2006, the amount of principal and interest due on these notes was $1,193,900 (not net of note discount of $97,364) and $1,051,956, respectively.

At January 1, 2007, we issued a $650,000 promissory note to the Law Offices of Robert B. Kory, bearing 10% simple interest and maturing June 2008. This note replaced an account payable (as described further in the section on Mr. Robert Kory in Note 11, Related Party Transactions). We immediately did not comply with the monthly payment schedule; however, default has been waived. As of September 30, 2007, the amount of principal and interest due on this note was $653,863.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

At March 12, 2004, as part of our purchase of the Games (see Note 7, Intangible Assets), we issued a $1,000,000 note payable to NatWest, one party of the selling group. This note accrued interest at 6% compounded annually and $500,000 was due in each of March 2005 and in March 2006. We did not repay the first half when it was due; however, revised payment schedules were subsequently agreed. At March 31, 2006, NatWest agreed that we could apply legal fees we incurred for the defense of the purchased intellectual property for all amounts exceeding $750,000. As of September 30, 2007, these legal fees had fully paid the portion of the note that was due April 2007 and its accrued interest; and it had reduced the portion of the note that was due April 2008. As of September 30, 2007 and 2006, the amount of principal and interest due on this note was $351,155 and $834,054, respectively.

We have two promissory notes with City National Bank of Beverly Hills, California. Under the first note, from 2004 through February 2006, we drew to its maximum of $750,000; interest is due monthly, with the rate having moved from 6% at inception to 9.75% in August 2006. We also have a promissory note with the same bank. At its inception in October 2006, the note was $2,000,000. In April 2007, this was increased to $2,350,000. Interest on this note is 8.25%, payable monthly. Both of these notes currently mature in April 2008. Two of our principal investors, Mr. Ariel Emanuel and Mr. Gavin Polone, have personally guaranteed these loans — Mr. Emanuel to the full amount and Mr. Polone to $2,350,000. Our loan covenants with City National Bank required us to provide financial statements consistent with U. S. generally accepted accounting principles (“GAAP”) within 60 days of September 30, 2006. Instead, they accepted our non-GAAP management financial statements.

At March 6, 2005, we assumed a $1,250,000 debt of an affiliate, PGL, to a distributor, Progressive Gaming International Corporation (“PGIC”), so as to do our pre-2006 bridge financing jointly with PGL. This bridge financing was a joint private placement which indicated to each investor the portion of his investment attributed to us and the portion attributed to PGL. We recorded this debt at present value discounted at our then-current market rate of 6%, compounded monthly. See Note 11, Related Party Transactions. From June to November 2005, we secured $1,092,000 of financing from PGIC comprised of a series of cash payments totaling $1,068,004 and $23,996 in inventoriable parts. As this loan derived largely from cash given us and carries no interest rate, we carry it on our books without discount (pursuant to Accounting Principles Board Opinion No. 21, Interest on Receivables and Payables). At July 21, 2006, the $1,250,000 previous debt to PGIC was reduced to $350,000 and the accrued interest canceled. We account for the reduction as a gain on extinguishment of debt. The $350,000 remaining is a current liability, which we carry together with the $1,092,000 as $1,442,000 in short-term debt.

On August 1, 2007, Mr. Emanuel gave us a working capital loan of $200,000. It accrues simple interest at 14%.

Maturity payments required on long-term debt (including current portion) as of September 30, 2007 are as follows:

Twelve Months Ending September 30,	Principal	Accrued Interest	Total
2008	$4,116,832	$110,288	$4,227,120
2009	—	—	—
2010	—	—	—
2011	4,463,107	1,289,802	5,752,909
2012	—	—	—
Total minimum payments required	$8,579,939	$1,400,090	$9,980,029

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

Since, on most of our debt, interest accrues and is not paid until maturity, we show the accrued interest accrued as of September 30, 2007 for each amount of principal shown. However, more interest will have accrued by the time each amount of principal reaches maturity.

Convertible Bridge Debt Financing of 2004 – 2006

In 2004 through 2006, we issued a Convertible Secured Promissory Note and several Convertible Guaranteed Promissory Notes (“Bridge Notes”) for cash. The holders of the Bridge Notes were initially entitled to payments of principal and interest at 4 – 8% upon the maturity date of June 30, 2007 for the Convertible Secured Promissory Note and October 31, 2007 for the Convertible Guaranteed Promissory Notes. However, subsequent to issuance, the rate was increased to 14% due to our not yet having generated sales revenue and not yet having issued a notice of conversion.

The Bridge Notes were convertible into Preferred Class A Units at the rate of between $87.50 and $100 per unit for those notes issued in 2004 – 2005 and at $300 for the notes issued in 2006. They were convertible at any time and we were permitted to repay the principal and interest at any time — notwithstanding that, upon notice of intent to prepay, the holders could request that their Bridge Notes be converted.

We then analyzed the terms of these bridge financing instruments and their underlying imbedded features and determined that there were no embedded derivatives. Moreover, there was no conversion option and as such no beneficial conversion feature.

In 2006, all of the Bridge Notes but one were exchanged for Convertible Secured Promissory Notes.

Convertible Bridge “Equity” Financing of 2004 – 2005

We also issued bridge financing in the form of Equity Strips pursuant to an Offering Memorandum dated March 12, 2004 and amended April 26, 2004. These strips were comprised of Preferred Class A Interests in TableMAX and Preferred Class A Interests in PGL LLC. Like the Bridge Notes, these were intended to provide a bridge to certain Convertible Secured Promissory Notes (“Notes”) which were issued January 1, 2006, at which date these Preferred Class A Interests were canceled.

The Offering Memorandum for the amended offering dated April 26, 2004 involved the private offer and sale of up to 60,000 Preferred Class A Units of TableMAX and 10,000 Preferred Class A Units of PGL LLC (the “Offering”) in the form of an equity strip consisting of 857 Preferred Class A Units in TableMAX at $100 per Unit ($85,700) and 143 Preferred Class A Units in PGL LLC at $100 per Unit ($14,300) for a total offering price of $100,000 per unit of the Equity Strip. Up to 70 such Units of Equity Strip were to be sold. An Equity Strip investment in the fully subscribed offering took the form of a purchase of the following securities:

•	100% of the Preferred Class A Interests of TableMAX, which have a preferred return of 100% of the free cash flow of TableMAX until recoupment of 125% of the original investment, and thereafter residual equity participation of 20%, and
•	100% of the Preferred Class A Interests of PGL LLC, which have a priority return on 50% of the free cash flow of PGL until recoupment of 125% of the original investment, then residual equity participation of 20%.

No public market existed for any of the securities issued as part of the Equity Strip and no public market was expected to develop after the offering. The securities offered as part of the Equity Strip were subject to restrictions on transferability and were not to be resold or otherwise transferred except pursuant to registration under or exemptions from the registration requirements of the Act and applicable state securities laws.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

There was no conversion feature on the Preferred Class A units. The Preferred Class A units carried an interest rate of 8% and received a preferred return over the Common Units. However, they do not have a maturity or redemption date. The Company amended its Offering to offer only debt and offered existing holders of Bridge Equity the choice of exchanging their Bridge Equity investments for debt or rescinding their investments. No one chose to rescind. The exchange to notes, however, was not effected until the exchange at January 1, 2006. Thus, Bridge Equity was in effect debt and was accounted as debt until it was exchanged for Convertible Preferred Promissory Notes.

We analyzed the terms of these bridge financing instruments under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Concepts Statement No. 6, Elements of Financial Statements, and determined that they had the essential characteristics of debt. Consequently, we accounted for them as debt.

We then analyzed the terms of these bridge financing instruments and their underlying imbedded features and determined that there were no embedded derivatives. Moreover, there was no conversion option and as such no beneficial conversion feature.

Convertible Secured Promissory Notes

In January, March, and November 2006, we issued Convertible Secured Promissory Notes (“Notes”) in exchange for existing bridge financing and to new lenders. The holders of the Notes were initially entitled to payments of principal and interest, payable at maturity. In the Notes issued January and March 2006, this interest rate was specified as 8%. However, following the Loan and Investment Agreements, the rate was increased to 14% simple interest as of the date of issuance due to our not yet having generated material sales revenue. In the Notes issued November 2006, the interest rate was specified as 14% simple interest. The Notes specify a maturity date of December 31, 2010. However, the Loan and Investment Agreements specify a maturity of November 30, 2010, which we regard as the maturity date.

The Notes can be converted into Preferred Class A Units at the rate of $299.50 per unit. They can be converted at any time and we may prepay the principal and interest at any time — notwithstanding that, upon notice of intent to prepay, the holders may request that their Notes be converted.

We analyzed the terms of these Notes and their underlying imbedded features and determined that there were no embedded derivatives. Moreover, there was no conversion option and as such no beneficial conversion feature.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 9 — Debt  – (continued)

Interest Expense

The following table summarizes interest expense — including that relating to both the debt and the amortization of note discounts — net, for the twelve months ended September 30, 2007 and 2006 and for inception to September 30, 2007:

	Twelve Months Ended		March 3, 2004 (Inception) to September 30, 2007
	September 30, 2007	September 30, 2006
Convertible secured promissory notes due 2010 (including related discounts)	$611,153	$299,054	$910,207
Bridge financing exchanged for convertible secured promissory notes due 2010 (including related discounts)	15,089	127,904	360,726
Convertible guaranteed promissory note	7,856	26,056	67,143
Promissory note to Nat West Gaming	30,234	65,712	191,144
Promissory notes to bank	237,312	45,968	316,275
Secured promissory notes	133,965	167,546	367,930
Promissory note to Law Offices of Robert B. Kory	48,863	—	48,863
Debt to PGIC	—	60,212	94,923
Other interest expense (income), net	9,839	38,540	46,810
Total	$1,094,311	$830,992	$2,404,021

Gain on Extinguishment or Exchange of Debt

The following table displays the gains we have recognized on extinguishment or exchange of debt:

	Twelve Months Ended		March 3, 2004 (Inception) to September 30, 2007
	September 30, 2007	September 30, 2006
Exchange of bridge financing for convertible secured promissory notes due 2010	$90,234	$632,468	$722,702
Long-term debt to distributor	—	887,593	887,593
Total	$90,234	$1,520,061	$1,610,295

The exchanges of bridge financing for long-term debt were determined to be significant changes in debt, primarily due to lengthened maturity but also due to change in some of the component interest rates. We recorded the new debt at its lower present value and thus recorded note discounts with offsetting gains.

At July 21, 2006, as the result of negotiation with PGIC relating to the $1,250,000 debt we assumed from PGL, all interest and principal, less the remaining discount, of $887,593 was forgiven. The remaining $350,000 in principal has no specified maturity date and is accounted as short-term debt.

Note 10 — Members’ Equity

Upon our incorporation, we sold 360,000 common membership units to our founders. With our subsequent reorganization, these units were converted, through a reverse split, to 76,440 common membership units. We have subsequently issued 18,746 common units. Based on an enterprise valuation model, we have determined that our common units carry nominal value. Consequently, we have assigned no value to transactions involving common units except when they have been exchanged for cash.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 10 — Members’ Equity  – (continued)

We have determined that PGL is an affiliate and, pursuant to SAB No. 31, we have included our receivable from PGL as a component of member’s equity. See Note 11, Related Party Transactions, for a description of PGL and its relationship to TableMAX.

Note 11 — Related Party Transactions

PGL

PGL and we have a similar investor group, although the investors have different ownership percentages. PGL and TableMAX were formed at the same time by the same investor group to acquire the intellectual property to proprietary electronic games and related technology for different markets. TableMAX was formed to acquire the land-based rights and PGL was formed to acquire the Internet-based rights. Each entity has separate management, which operate the entities under their respective Operating Agreements.

As a means to raise capital, the investor group circulated private placement memorandums (“PPMs”), which were amended several times, to the investment community. The PPMs stipulated that each amount invested would be divided between the two entities at a stipulated fixed rate. The PPM did not make any reference as to the entities being responsible for each others borrowings. Upon the investments being converted January 1, 2006 into the 8% Convertible Secured Promissory notes, we issued promissory notes, legally separate in form from PGL, to the investors. However, one investor — with principal of $500,000 (of which PGL’s portion was $77,670) — did not convert. At September 30, 2007 and 2006, we guarantee approximately $11,000 and $22,000, respectively, of PGL’s portion of the joint promissory note. Also, this amount is guaranteed by the majority members of PGL.

During this period of time, PGL and we entered into a promissory note with an investor for the principal amount of $1,050,000, of which PGL’s portion was $163,107. At September 30, 2007 and 2006, we guarantee approximately $86,000 and $190,000, respectively, of PGL’s portion of the joint promissory note. Also, this amount is guaranteed by the majority members of PGL.

As of September 30, 2007 and 2006, PGL owes us approximately $55,000 and $132,000, respectively. These amounts have largely resulted from our making all principal and interest payments on the two remaining joint notes, less reimbursements.

Because of the relationship between us and PGL, we considered whether PGL was a variable interest entity (“VIE”) and whether we would be required to report on a consolidated basis with PGL. We analyzed this according to FASB Interpretation (“FIN”) No. 46 (Revised December 2003), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51 (“FIN 46R”). Because of its thin capitalization, we have determined that PGL is a VIE. However, we have no right to PGL’s returns and our only exposure to its potential losses is the PGL portion of the promissory notes described above. Moreover, also as described above, PGL’s majority members have guaranteed these notes and have the ability to pay PGL’s portion of the notes. Therefore, we do not present consolidated financial statements including PGL.

The Management Group

Through October 2006, we used The Management Group for accounting services. This company is controlled by Mr. Joel Mandel, who served as our Secretary until November 15, 2007. We incurred $110,000 in fees for these services in the year ended September 30, 2006 and $65,000 prior to then. We incurred no fees to The Management Group in the year ended September 30, 2007.

Mr. Robert Kory

We have utilized KR Capital Partners, LLC, to provide certain advisory services including the preparation of financial models based on assumptions of our management. We have also engaged The Law Offices of Robert B. Kory to provide corporate legal services. Both of these companies are owned or controlled by

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 11 — Related Party Transactions  – (continued)

Mr. Robert Kory. In addition, KR Capital Partners, LLC, has purchased 2% of our fully diluted common equity interest. Furthermore, considering the volume of legal work handled by The Law Offices of Robert B. Kory, we negotiated a reduction in fee schedule effective January 1, 2007. At September 30, 2006, we owed The Law Offices of Robert B. Kory $968,084. At January 1, 2007, $650,000 was converted to a note at 10% annual interest (see Note 9, Debt). At September 30, 2007, we owed The Law Offices of Robert B. Kory $653,863 of principal and accrued interest on this note as well as $697,186 in an account payable. Fees reflected in legal expenses for The Law Offices of Robert B. Kory were $454,105 (which is net of a $256,769 adjustment to the outstanding payable amount as we moved to the reduced fee schedule) and $748,787 for the years ended September 30, 2007 and 2006, respectively, and $2,290,667 (net of the same adjustment) for inception to September 30, 2007.

As of November 2006, we have used Core Management Company for accounting services. This company is also controlled by Mr. Robert Kory. We incurred $120,000 and $25,000 in fees in the years ended September 30, 2007 and 2006, respectively. At September 30, 2007 and 2006, we had an outstanding account payable amount of $30,000 and $25,000, respectively.

Others

Besides holding common units of membership interest and convertible notes, Mr. Ariel Emanuel and Mr. Gavin Polone, our two largest debt holders, have been guarantors on our two notes with City National Bank, for which they were granted 13,486 common partnership units. As of September 30, 2007, Mr. Emanuel had guaranteed $3,100,000 and Mr. Polone had guaranteed $2,350,000. As of September 30, 2006, Mr. Emanuel and Mr. Polone had guaranteed $750,000.

Two founding investors have provided management advisory services to us without charge. These services have been valued and recorded as contributions to members’ equity. For each of the years ended September 30, 2007 and 2006, Mr. Emanuel provided services valued at $250,000; from inception to date, he has provided services valued at $900,000. From inception to date, Mr. Ronald Altbach, our Chairman of the Board, provided services valued at $67,600 prior to his drawing a salary; none of this was in either of the years ended September 30, 2007 or 2006.

Note 12 — Commitments and Contingencies

Operating Leases

We have no leases and thus no minimum payment requirements subsequent to September 30, 2007. We rented our warehousing and assembly facilities in Phoenix, Arizona and our field service facility in Tulsa, Oklahoma on a month-to-month basis. Rent for our facilities was $41,889 and $58,649 in the years ended September 30, 2007 and 2006, respectively.

Litigation

We have been engaged in significant litigation since inception, principally as a plaintiff to defend our intellectual property rights. We have successfully concluded principal litigation matters and have obtained injunctions against some infringers of our intellectual property rights.

We remain a named defendant in Gregory F. Mullally v. Daniel A. Jones, et al. The complaint was filed February 4, 2005, amended May 8, 2006, and is pending in the United States District Court, District of Nevada, Civil Case No: CV-S-05-0154-BES-GWF. In this case, Mr. Gregory Mullally (“Mullally”) filed a Complaint asserting claims for patent infringement, breach of contract, etc. He claims that he owns the exclusive Internet rights to two casino games, “Caribbean Stud Poker” and “21 Superbucks”, which are allegedly covered by one or more of eleven U.S. patents. Mullally asserts that he obtained these rights pursuant to a

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 12 — Commitments and Contingencies  – (continued)

June 8, 1998 agreement between himself and defendant Daniel Jones. Mullally moved to amend the Complaint on May 8, 2006 to add the TableMAX entities, among others, based on a variety of allegations that the additional defendants are infringing Mullally’s Internet rights in the two games. He argued that we are allegedly infringing his rights to the games because our wide area network involves the use of the Internet. The defendants have a Joint Motion for Summary Judgment pending before the District Judge, and as of April 15, 2008, no decision has been issued on the motion.

From time to time, we are involved in other legal matters, litigation, and claims of various types in the ordinary course of business. Except as noted above, we are not aware of any material legal proceedings to which we or our assets are subject.

Note 13 — Taxes on Income

We are not subject to United States income taxes under current laws applicable to limited liability companies, as we have elected to be treated as a partnership for tax purposes. We are subject to California limited liability company fees and franchise taxes.

Pro Forma — Below We Present Our Income Taxes as if We Were a Taxable Corporation

We utilize SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts each year-end based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

We have no taxable income and no provision for federal and state income taxes is required for the years ended September 30, 2007 and 2006 or for inception through September 30, 2007. A reconciliation of the statutory federal rate and our effective tax rate for the years ended September 30, 2007 and 2006 and for inception through September 30, 2007 is as follows:

	Twelve Months Ended		March 3, 2004 (Inception) Through September 30, 2007
	September 30, 2007	September 30, 2006
U.S. federal income taxes (benefit) at statutory rate	34.00%	34.00%	34.00%
State income taxes	5.89%	5.94%	5.92%
Permanent differences and other	0.03%	(0.07)%	(0.01)%
Research and development tax credit	0.09%	0.18%	0.14%
Valuation allowance	(40.01)%	(40.05)%	(40.05)%
Total	0.00%	0.00%	0.00%

Note 14 — Subsequent Events

Facilities and Management

Since September 2007, we have relocated our executive offices to Las Vegas, Nevada. We currently lease our offices in Las Vegas from a company owned by our Chief Executive Officer, Stephen Crystal. We pay Mr. Crystal $4,500 per month, including all utilities. We consider this to be an interim arrangement and have begun the search for permanent office space in the Las Vegas area. The office lease with Mr. Crystal was approved by our Board of Managers.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 14 — Subsequent Events  – (continued)

As part of our relocation to Las Vegas, we have assembled an experienced management team to achieve our growth.

Since September 2007, we have also relocated our principal inventory site from Phoenix, Arizona to Tulsa, Oklahoma. Since our system placements are at this time exclusively in Oklahoma, we believe that this is the most efficient location for our inventory. We closed our previous inventory location in Phoenix and our previous field service facility in Tulsa and have combined them into a facility under a two-year lease with approximately 7,000 square feet of office and warehouse space.

Distribution Agreements, Licensing, and Placements

Since September 2007, we have signed non-exclusive letters of intent to contract with Nova Gaming, LLC for distribution of the TableMAX System in the United States (excluding Nevada), with Reel Games, Inc., for distribution in selected states in the United States, and with Octavian International for distribution outside of the United States. We have also signed a non-exclusive letter of intent with eBet, Inc., for them to manage our wide-area progressive in the United States.

While we have relied on the licensing of distributors for placing and servicing our systems in Oklahoma, we now have been licensed by two Native American tribes for direct placement and servicing and are in the process of becoming licensed in additional jurisdictions. We have also signed our first orders for sales in South America.

Game Technology Developments

In April 2007, we implemented the first wide area progressive jackpot on an electronic table game, linking our systems in two tribal jurisdictions in Oklahoma.

As of January 8, 2008, the latest software edition of our Progressive Blackjack game was approved by GLI. In addition, we have submitted our Caribbean Stud poker and Caribbean Draw poker to GLI for approval and have commissioned the programming of our Texas Hold ’Em Bonus poker.

We have also made an agreement with Galaxy Gaming, Inc. (“Galaxy”) to increase our game content library. The agreement gives us exclusive rights to launch Lucky Ladies (a blackjack-related side bet) on an electronic table game platform, which we will do on the TableMAX System.

New Financing and Debt Renegotiation

In October 2007, we formalized a settlement with Chai and Chai III that maturity of the $729,068 in principal owed to them would be extended to February 2008. In February 2008, after a partial repayment, the remaining $460,637 of principal still bore a 14% interest rate with interest paid monthly, but maturity was extended to July 2008.

At November 8, 2007, we issued 8% Convertible Bridge Notes in the aggregate principal amount of $3,128,000 to 39 investors in exchange for $3,128,000 in cash (with $50,000 of the cash having been received earlier from Stephen Crystal, our Chief Executive Officer, and previously reflected in our accounts as a deposit). Including the deposit, the net proceeds to us after paying commissions and offering costs were $2,869,861. In January and February 2008, we issued 8% Convertible Bridge Notes in the aggregate principal amount of $58,500 to a supplier in exchange for cancellation of accounts payable of the same amount. At April 11, 2008, we issued 8% Convertible Bridge Notes in the aggregate principal amount of $510,000 to 13 investors in exchange for $510,000 in cash. The net proceeds to us after paying commissions and offering costs were $450,510.

In March and April, 2008, our principal debt holder, Mr. Ariel Emanuel, provided $500,000 additional working capital financing at 14% interest.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007

Note 14 — Subsequent Events  – (continued)

Purchases of Intangible Assets

On December 31, 2007, we exercised the option to purchase the United States (“U.S.”) and Canada rights to the TableMAX System from Nat West Gaming, LLC, (“NatWest”). Previously, we had exclusive usage rights only. As part of the agreement, all existing liabilities are now included in a new $3,000,000 note payable accruing interest at 6.4% on its face and maturing in January 2011. Since this is below our market interest rate, we will record this at its lower present value. This valuation will determine the cost basis we will record for the rights. We may incur other amounts payable to NatWest under this agreement: According to the number of systems we place in service from 2008 through 2014, we could additionally owe NatWest an amount ranging from zero to $53,000,000. As the system placements are not assured, no liability is recorded. As part of this agreement, NatWest agreed to a $750,000 credit applicable to the interest on this loan and to future amounts due them from us.

On December 31, 2007, we purchased software development rights Crimson Multimedia, Inc. and Vegas Amusement, Inc., the authors of our Games, for $5,800,000. This consists of $200,000 paid prior to the purchase date, $1,000,000 at closing (which can be extended to June 30, 2008 by payment of $175,000 in fees applicable to the purchase price), and the balance in a promissory note at 8% interest, maturing December 27, 2009. Previously, our licensed rights to the Games extended only to their usage in our TableMAX System. With this purchase contract, our obligation to the owner of the underlying intellectual property for the TableMAX System is changed so that, though this supplier must approve hardware design modifications, any reasonable change must be approved.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30, 2008	September 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash	$105,899	$72,391
Accounts receivable	20,000	—
Inventories	937,391	995,705
Prepaid expenses	1,004,875	60,000
Total current assets	2,068,165	1,128,096
Property and equipment, net	199,737	158,606
Intangible assets, net	4,077,767	2,278,037
Purchase option for intangible asset	—	250,000
Long-term deposits	6,050	9,504
Total assets	$6,351,719	$3,824,243
LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable to related parties	$664,031	$697,188
Other accounts payable and accrued expenses	2,074,912	1,829,754
Deferred revenue	28,090	103,090
Short-term debt and related accrued interest –
Due to related parties	1,775,542	204,667
Due to others	6,060,765	2,192,000
Current portion of long-term debt and related accrued interest –
Due to related parties	417,527	653,863
Due to others	3,830,761	3,573,257
Total current liabilities	14,851,628	9,253,819
Long-term debt and related accrued interest, net of current portion and discounts –
Due to related parties	4,550,863	3,964,200
Due to others	2,488,849	1,004,905
Total liabilities	21,891,340	14,222,924
Members' deficit:
Membership common units	1,227,235	971,200
Subscription receivable	(55,080)	—
Receivable from affiliate (PGL)	(106,742)	(55,077)
Deficit accumulated during the development stage	(16,605,034)	(11,314,804)
Members' deficit	(15,539,621)	(10,398,681)
Total liabilities and members' deficit	$6,351,719	$3,824,243

The accompanying notes are an integral part of these consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended June 30,		March 3, 2004 (Inception) Through June 30, 2008
	2008	2007
Net revenues:
System sales and related fees	$15,000	$—	$244,892
Participation revenue	78,058	—	78,058
Provision for progressive jackpot	35,328	(25,000)	(14,672)
	128,386	(25,000)	308,278
Operating costs and expenses:
Cost of sales or participation	13,302	—	223,773
Research and development expenses	143,454	50,000	507,805
Selling, general, and administrative expenses	3,420,890	918,705	11,714,405
Amortization of intangible assets	203,343	144,682	893,306
	3,780,989	1,113,387	13,339,289
Operating loss	(3,652,603)	(1,138,387)	(13,031,011)
Non-operating expenses (income):
Interest expense, net	1,637,627	794,191	4,041,648
Assumption of affiliate debt	—	—	1,142,670
Gain on extinguishment of debt	—	(90,234)	(1,610,295)
Net loss	$(5,290,230)	$(1,842,344)	$(16,605,034)

The accompanying notes are an integral part of these consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,		March 3, 2004 (Inception) Through June 30, 2008
	2008	2007
Cash Flows from Operating Activities:
Net Loss	$(5,290,230)	$(1,842,344)	$(16,605,034)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and note discount amortization	224,388	2,914	332,826
Loss on disposition of property and equipment	1,356	—	1,356
Amortization of intangible assets	203,343	144,682	893,306
Write-off of subscription receivable	—	—	2,892
Legal expenditures applied to reduce debt	(198)	(474,923)	(649,043)
Assumption of affiliate debt	—	—	1,142,670
Gain on extinguishment or exchange of debt	—	(90,234)	(1,610,295)
Services expense with no cash expenditure	58,500	187,500	1,047,217
Increase (decrease) in cash flows from changes in operating assets
Accounts receivable	(19,999)	—	(19,999)
Inventories	13,586	(22,571)	(1,139,086)
Prepaid expenses	446,840	(15,000)	386,840
Long-term deposits	3,454	—	(6,050)
Increase in cash flows from changes in operating liabilities
Accounts payable and accruals to related parties	(33,158)	288,873	1,314,030
Other accounts payable and accrued expenses	1,268,027	7,472	4,131,767
Deferred revenue	(75,000)	53,090	28,090
Net cash used in operating activities	(3,199,091)	(1,760,541)	(10,748,513)
Cash Flows from Investing Activities:
Purchases of property and equipment	(37,007)	(4,000)	(47,034)
Proceeds from the sale of property and equipment	2,425	—	2,425
Purchases of intangible assets (including related options and deposits)	(375,000)	—	(2,623,000)
Proceeds from sale of intangible assets	—	—	100,000
Net cash used in investing activities	(409,582)	(4,000)	(2,567,609)
Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt (including bank line of credit)	5,202,884	2,496,000	7,220,888
Proceeds from issuance of long-term debt	—	—	8,558,980
Proceeds from issuance of common units	—	—	708
Payments on long-term debt	(665,268)	(670,744)	(1,708,813)
Payments on short-term debt	(543,000)	(146,000)	(543,000)
Decrease in bank overdrafts	(300,770)	7,741	—
Increase in receivables from related parties	(51,665)	77,039	(106,742)
Net cash provided by financing activities	3,642,181	1,764,036	13,422,021
Change in Cash:
Net increase (decrease) in cash	33,508	(505)	105,899
Cash at beginning of period	72,391	25,583	—
Cash at end of period	$105,899	$25,078	$105,899

The accompanying notes are an integral part of these consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(Unaudited)

	Nine Months Ended June 30,		March 3, 2004 (Inception) Through June 30, 2008
	2008	2007
Supplemental Disclosure of Non-Cash Activities:
Purchase of intangible asset and prepaid royalties for long-term debt and exercise of option:
Principal of long-term debt	$3,000,000	$—	$3,000,000
Discount on debt	(492,528)	—	(492,528)
Option previously paid	250,000	—	250,000
Prepaid royalties established	(398,131)	—	(398,131)
Intangible asset purchased	$2,359,341	$—	$2,359,341
Purchase of intangible assets for payable and long-term debt	$—	$—	$2,002,000
Negotiated reduction in both intangible asset and debt	$356,268	$—	$1,288,268
Conversion of account payable to long-term debt long-term debt	$—	$650,000	$650,000
Reduction in long-term debt and related accrued interest due to right of offset with legal fees expended	$—	$474,924	$648,845
Increase in long-term debt due to providing note discounts	$—	$—	$149,563
Increase in long-term debt from receipt of inventory	$—	$—	$23,996
Increase in long-term debt from subscription receivable	$—	$—	$42,233
Exchange of deposit for short-term debt	$50,000	$—	$50,000
Assumption of affiliate debt	$—	$—	$1,142,670
Inventory moved to revenue-producing assets	$44,727	$135,723	$225,690
Common units issued in payment for deferred financing fee	$200,955	$—	$200,955
Purchase of common membership units for subscription receivable	$55,080	$—	$55,080
Supplemental Cash Flow Disclosures:
Cash paid during the period for:
Interest	$333,850	$426,474	$1,067,633
Income taxes	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT AND COMPREHENSIVE INCOME
For the Periods Ended as Noted

	Number of Membership Common Units	Membership Common Units	Subscription Receivable	Accumulated Deficit	Receivable from Affiliate (PGL)	Total
Balance – March 3, 2004 (Inception)	—	$—	$—	$—	$—	$—
Comprehensive income: Net loss				(5,759,840)		(5,759,840)
Transactions with affiliate					(133,645)	(133,645)
Sale of original common units – March 2004 (as restated for reorganization)	76,440	3,600				3,600
Issuance of common units – September 2005	3,000	—				—
Contribution of services	—	467,600				467,600
Balance – September 30, 2005	79,440	$471,200	$—	$(5,759,840)	$(133,645)	$(5,422,285)
Comprehensive income: Net loss				(2,445,634)		(2,445,634)
Transactions with affiliate					1,529	1,529
Issuance of common units –
January 2006	200	—				—
September 2006	2,060	—				—
Contribution of services	—	250,000				250,000
Balance – September 30, 2006	81,700	$721,200	$—	$(8,205,474)	$(132,116)	$(7,616,390)
Comprehensive income: Net loss				(3,109,330)		(3,109,330)
Transactions with affiliate					77,039	77,039
Issuance of common units –
October 2006	11,220	—				—
March 2007	2,266	—				—
Contribution of services	—	250,000				250,000
Balance – September 30, 2007	95,186	$971,200	$—	$(11,314,804)	$(55,077)	$(10,398,681)
Comprehensive income: Net loss (unaudited)				(5,290,230)		(5,290,230)
Transactions with affiliate (unaudited)					(51,665)	(51,665)
Sale of common units – November 2007 (unaudited)	5,508	55,080	(55,080)			—
Issuance of common units – June 2008 (unaudited)	4,048	200,955				200,955
Balance – June 30, 2008 (unaudited)	104,742	$1,227,235	$(55,080)	$(16,605,034)	$(106,742)	$(15,539,621)

The accompanying notes are an integral part of these consolidated financial statements.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 1 — Interim Financial Statements

The accompanying unaudited consolidated financial statements include all adjustments which are, in our opinion, necessary for the fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year.

Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”) have been condensed or omitted. The accompanying unaudited consolidated financial statements should be read in conjunction with TableMAX Holdings, LLC’s consolidated financial statements for the year ended September 30, 2007.

Note 2 — Description of Business

TableMAX Holdings, LLC, together with its subsidiaries (“TableMAX”, “we”, or “our”), is a United States-based limited liability company (“LLC”) engaged in the manufacture, marketing, and worldwide sale or revenue-generating placement of the five-seat, multi-player video table gaming system known as the TableMAX® SystemTM coupled with proprietary electronic versions of casino table games. We were incorporated March 3, 2004.

We distinguish our multi-player product through its design features and through the proprietary casino games that we place on the TableMAX System. The TableMAX System is a multiplayer video gaming machine that utilizes patented technology to provide multiple players electronic versions of traditional casino card games. The TableMAX System is designed to enable all players to play upon a common monitor.

The TableMAX System is built upon patented Vegas Operating System (“VOS”) technology approved by Gaming Laboratories International, Inc., an independent testing laboratory for the gaming industry. The TableMAX System utilizes the latest version of VOS and is installed upon Microsoft Windows XP Embedded, enabling the creation of a video equivalent to a gaming table.

The TableMAX System features certain proprietary casino games for which we own the exclusive video rights, including Caribbean Stud® Poker, Caribbean Draw® Poker, Texas Hold ’Em Bonus® Poker, and Progressive Blackjack® (the “Games”). Each of the Games has the added distinguishing feature of a side bet building a progressive jackpot. These Games placed on the TableMAX System allow the implementation of a wide area network (“WAN”) among multiple TableMAX Systems, which in turn makes possible the accretion of very large progressive jackpots.

Development Stage Company

While we have begun to sell and place our TableMAX Systems, we have not yet established a recurring revenue stream and our sales so far have not been significant. As such, under the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises, we are an enterprise in the development stage. As a development stage company, we include a Statement of Operations and a Statement of Cash Flows from inception to June 30, 2008, and we report our Statement of Members’ Deficit also from inception to June 30, 2008.

Going Concern Issues

As shown in the accompanying consolidated financials statements, we have incurred substantial losses since inception, our current liabilities are in excess of our current assets, we have no established recurring revenue stream, have limited resources to fund current operations, and will require substantial additional financing to continue our operations. These conditions raise substantial doubt about our ability to continue as a going concern. However, it is our intent to continue to secure financing while we aggressively secure sales and placements of our tables and, with growing revenues, transition to an operating stage company. As part of our plans to secure further financing, we intend to reorganize with a publicly traded corporation and raise

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 2 — Description of Business  – (continued)

capital through the sale of equity in the public corporation (see Note 9, “Subsequent Events”). The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

Note 3 — Provision for Progressive Jackpot

Part of our responsibility under participation agreements is to pay the winner of any progressive jackpot. A portion of monies played goes to increase the jackpot liability and is set aside for payment, but we are responsible for a base amount that is provided on initial installation (the “seed” amount) and after each jackpot win (the “re-seed amount”). Following the American Institute of Certified Public Accountants’ (“AICPA”) Audit and Accounting Guide — Casinos, our policy is to accrue the cost of the base amount ratably according to the number of hands played relative to the frequency that the jackpot is statistically expected to be won. If we lack the information on the volume of hands played, which may occur early in placements when reporting is not yet in place, we estimate the volume of play. The portion of the accrual for the seed and the re-seed is built by charges to operations that reduce sales. When the jackpot is won, any of the win in excess of the accrued jackpot liability is also charged to operations as a reduction of sales.

Previous to this quarter, we had few placements and for those we lacked information on the number of hands played. However, as none of the progressive jackpots were linked in a local or wide area network, there was minimal play and the seed amounts were small. Consequently, we carried an accrual of half of the $25,000 seed per system. In the nine months ended June 30, 2008, we began receiving information on play volume. While we did not have routine reporting in place and information of sufficient quality to accrue the participation revenue amounts due us, we did have enough information to derive hands played. By this, we calculated the accrual as determined by the hands played relative to the statistical frequency of the jackpot. This resulted in an accrual less than we carried at September 30, 2007 and thus a return to revenue of $35,328 in the current quarter.

Note 4 — Intangible Assets

Intangible assets consisted of the following amounts:

	June 30, 2008	September 30, 2007
Cost
Games	$1,643,732	$2,000,000
TableMAX System	3,327,341	968,000
Intangible assets, gross	4,971,073	2,968,000
Less: Accumulated amortization
Games	(546,683)	(466,667)
TableMAX System	(346,623)	(223,296)
Accumulated amortization	(893,306)	(689,963)
Intangible assets, net	$4,077,767	$2,278,037

During the nine months ended June 30, 2008, we exercised our option to purchase the rights to the TableMAX System in the U.S. and Canada for approximately $2,360,000 and were granted a credit against future royalties (accounted as prepaid royalties). We also negotiated a reduction in the purchase cost of the Games of approximately $356,000.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 5 — Debt

Long-term debt, net of discounts, and related accrued interest consisted of the following amounts:

	June 30, 2008			September 30, 2007
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Convertible secured promissory notes – 14% interest, due November 2010	$4,463,107	$1,765,371	$6,228,478	$4,463,107	$1,289,803	$5,752,910
Related note discount	(718,828)	—	(718,828)	(783,804)	—	(783,804)
	3,744,279	1,765,371	5,509,650	3,679,303	1,289,803	4,969,106
Convertible guaranteed promissory note – 14% interest, due June 2008	42,233	21,968	64,201	42,233	18,960	61,193
Total convertible long-term debt	3,786,512	1,787,339	5,573,851	3,721,536	1,308,763	5,030,299
Promissory note to Nat West Gaming – 10% imputed interest, due January 2012	2,850,000	—	2,850,000	—	—	—
Related note discount	(369,938)	—	(369,938)	—	—	—
Promissory note to Nat West Gaming – 6% interest, due April 2008	—	—	—	351,155	—	351,155
Secured promissory notes – 14% interest, due July 2008	460,637	5,924	466,561	729,068	81,841	810,909
Promissory note to Law Offices of Robert B. Kory, a related party – 10% interest, due December 2008	397,539	19,987	417,526	644,376	9,486	653,862
Promissory note to bank – 5% interest, due September 2008	2,350,000	—	2,350,000	2,350,000	—	2,350,000
Total long-term debt	9,474,750	1,813,250	11,288,000	7,796,135	1,400,090	9,196,225
Less: Current maturities	(4,200,409)	(47,879)	(4,248,288)	(4,116,832)	(110,288)	(4,227,120)
	$5,274,341	$1,765,371	$7,039,712	$3,679,303	$1,289,802	$4,969,105

Short-term debt is as follows:

	June 30, 2008			September 30, 2007
	Principal	Accrued Interest	Total	Principal	Accrued Interest	Total
Convertible bridge notes – 8% interest, due June 2008	$3,746,500	$174,840	$3,921,340	$—	$—	$—
Debt to distributor – no interest, no specified maturity date	1,442,000	—	1,442,000	1,442,000	—	1,442,000
Promissory note to bank – 6.5% interest, due September 2008	750,000	—	750,000	750,000	—	750,000
Working capital loan from Gavin Polone, a related party – 14% interest, due August 2008	200,000	389	200,389	—	—	—
Working capital loans from Ariel Emanuel, a related party – 14% interest, due August 2008	1,439,514	83,064	1,522,578	200,000	4,667	204,667
	7,578,014	258,293	7,836,307	2,392,000	4,667	2,396,667
Plus: Current maturities of long-term debt	4,200,409	47,879	4,248,288	4,116,832	110,288	4,227,120
	$11,778,423	$306,172	$12,084,595	$6,508,832	$114,955	$6,623,787

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 5 — Debt  – (continued)

From November 2007 through April 2008, we raised $3,746,500 in convertible bridge financing, accruing simple interest at 8%. Other than $417,629 in financing fees, $50,000 relief of a deposit, and $58,500 relief of accounts payable, all was received in cash. In addition, from October 2007 through June 2008, we obtained $1,982,514 in working capital financing from Mr. Ariel Emanuel and Mr. Gavin Polone, accruing simple interest at 14%, of which we repaid $543,000. In March 2008, we concluded a renegotiation of the due date of our Secured Promissory Notes from February 2008 to July 2008 with no other change in terms. As part of the renegotiation, we made payments reducing principal by approximately $90,000.

Convertible Bridge Debt Financing of 2007 – 2008

From November 2007 through April 2008, we raised $3,746,500 in Convertible Bridge Notes (“Notes”) for cash. Unless earlier converted pursuant to Automatic Conversion below or repurchased pursuant to Repurchase of Notes below, the holders of the Notes were entitled to payment at June 30, 2008 of the principal plus 8% simple interest. Alternatively, we could and did choose to extend payment up to July 31, 2008 by paying the principal plus a 30% premium as well as 12% simple interest retroactive to the issue date of the Notes.

If, after the issuance of the Notes but on or prior to the June 30, 2008 maturity date, we consummate both (a) a reverse merger transaction (a “Reverse Merger”) in which our membership interests are exchanged for capital stock of a company that is listed for trading on the U.S. over-the-counter market (a “Public Shell”), and (b) an equity financing by us or, if the Reverse Merger takes place prior to or concurrent with such financing, by the Public Shell resulting in gross aggregate proceeds to the us or the Public Shell, as the case may be, of at least $3,000,000 (excluding the principal and interest of any Notes that, by operation of the Notes, are converted in such transaction) (the “Next Equity Financing”), then the outstanding principal amount of the Notes and all accrued interest on the Notes will convert automatically (“Automatic Conversion”) into validly issued, fully paid and non-assessable capital shares (the “Conversion Shares”) of the Public Shell at a per share price equal to the Conversion Price (as defined below). As of June 30, 2008, most of the holders of the Notes agreed to extend the preceding terms to July 31, 2008 for no change in terms. However, each of those holders agreeing to extend were promised one common stock purchase warrant for each two shares of Public Shell common stock to be received upon conversion of the Note and were also promised look-back rights which the investors in the Next Equity Financing would receive, pursuant to which, if certain income milestones are not achieved in the 2009 calendar year, will result in their being issued additional common shares of the Public Shell.

The Conversion Price is 70% of the price per share sold by the Public Shell in the Next Equity Financing (calculated to the nearest full cent). The Conversion Price can be adjusted for certain stock dividends and stock splits. We cannot prepay the Notes without the consent of the Note Holders, except in the event of a change in control (“Prepayment”). The Prepayment would require payment of the 30% Premium Payment defined below.

If the Notes are not converted automatically pursuant to Automatic Conversion above and instead remain outstanding on July 31, 2008 or are prepaid pursuant to Prepayment above, then in addition to the outstanding principal and interest accrued through the date of payment, the Holders are due a premium of thirty percent (30%) of the outstanding principal amount of the Notes (the “Premium Payment”).

In the event that the automatic conversion of the Notes in accordance with Automatic Conversion above or Prepayment of the Notes upon a change in control has not occurred on or before June 30, 2008, we have the option, for a period of 30 days following June 30, 2008, to purchase from the Holders the Notes and all of the Holders’ rights under the Notes and the Purchase Agreement in consideration of our payment of all outstanding principal under the Notes plus simple interest (calculated on the basis of a 365-day year) at the rate of twelve percent (12%) per year from the date of each Note.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 5 — Debt  – (continued)

We recorded the Notes at issuance as debt at their principal amount.

Subsequently, if and when the triggering event (conversion) occurs, the beneficial conversion feature would be accounted as an addition to members’ equity and as interest expense, at 30% of the principal amount. If, instead, no conversion occurs and the extended maturity date is passed, the repayment premium is accreted to the principal amount, becoming a Note premium.

Interest Expense

The following table summarizes interest expense (including that relating to the debt and to the amortization of note discounts and deferred financing fees) net, for the nine months ended June 30, 2008 and 2007 and for inception to June 30, 2008:

	Nine Months Ended June 30,		March 3, 2004 (Inception) Through June 30, 2008
	2008	2007
Convertible secured promissory notes due 2010 (including related discounts)	$540,545	$443,933	$1,450,752
Bridge financing exchanged for convertible secured promissory notes due 2010 (including related discounts)	—	15,089	360,727
Convertible bridge notes due 2008 (including amortization of related deferred financing fees)	592,469	—	592,469
Convertible guaranteed promissory note	3,007	5,942	70,150
Promissory note to Nat West Gaming – 6%	5,311	24,803	196,454
Promissory note to Nat West Gaming – 10%	122,590	—	122,590
Promissory notes to bank	156,580	169,686	472,855
Secured promissory notes	54,582	97,183	422,512
Promissory note to Law Offices of Robert B. Kory	33,664	32,383	82,527
Debt to PGIC	—	—	94,923
Working capital loans	81,910	—	86,577
Other interest expense, net	46,969	5,172	89,112
Total	$1,637,627	$794,191	$4,041,648

Note 6 — Members’ Equity

In November 2007, we sold 5,508 common units at $10 per unit, to our Chief Executive Officer in exchange for a note payable to us at 6% simple interest. We have determined that this transaction was not at market value as it was executed with a related party. This amount remains in our Statement of Financial Position as a subscription receivable.

In June 2008, we issued 2,024 common units to each of Mr. Ariel Emanuel and Mr. Gavin Polone in exchange for an extension of their guarantees on our bank debt. Because of equity transactions of July 31, 2008 (see Note 9, “Subsequent Events”) implying value to the common units that were exchanged for common shares in CJPG, Inc. as part of a private placement, we have relied on that value to imply a value to this issue of common units. Those units became 80,382 common shares of CJPG, Inc. and 40,191 warrants to purchase common shares of CJPG, Inc. In accordance with SFAS No. 123 (revised 2004), Share Based Payment, we elected to measure the warrants at intrinsic value, which was $0. The shares thus carried a value of $2.50 each, the price of each unit in the private placement, for a total value of $200,955. This extension value

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 6 — Members’ Equity  – (continued)

relates to the extension of the maturity on the bank promissory notes and are thus capitalized as deferred financing fees and amortized to interest expense over the period of maturity extension.

As the group of companies comprised of Progressive Games Licensing, LLC and Progressive Games Partners, LLC (together, “PGL”) is an affiliate, pursuant to SAB No. 31, our receivable from PGL is shown as a component of member’s equity. See Note 7, “Related Party Transactions”, for a description of PGL and its relationship to TableMAX.

Note 7 — Related Party Transactions

PGL

Both PGL and TableMAX were both formed in March 2004 by the same investor group to acquire the intellectual property to proprietary electronic games and related technology for different markets. Each entity has separate management, which operate the entities under their respective Operating Agreements. However, in raising initial capital, the investor group circulated private placement memoranda that stipulated that each amount invested would be divided between the two entities at a fixed rate. Most of the resulting notes were joint PGL and TableMAX notes, but most of these were exchanged for convertible secured promissory notes that were separate between PGL and TableMAX. However, one investor — with principal of $500,000 (of which PGL’s portion was $77,670) — did not convert and thus we are still guarantors of the entire note. At June 30, 2008 and September 30, 2007, we guarantee approximately $12,000 and $11,000, respectively, of PGL’s portion of the joint promissory note, including accrued interest. Also, this amount is guaranteed by the majority members of PGL.

In late 2004, PGL and TableMAX also entered into a joint promissory note with an investor for the principal amount of $1,050,000, of which PGL’s portion was $163,107. At June 30, 2008 and September 30, 2007, we guarantee approximately $67,000 and $86,000, respectively, of PGL’s portion of this joint promissory note. Also, this amount is guaranteed by the majority members of PGL.

As of June 30, 2008 and September 30, 2007, PGL owes us approximately $107,000 and $55,000, respectively. These amounts have largely resulted from our making all principal and interest payments on the two remaining joint notes, less reimbursements.

Mr. Robert Kory

KR Capital Partners, LLC is an owner of TableMAX common membership units. We have utilized KR Capital Partners, LLC to provide certain advisory services, The Law Offices of Robert B. Kory to provide corporate legal services, and Core Management Company to provide accounting services. All of these companies are owned or controlled by Mr. Robert Kory. Fees reflected for legal expenses from The Law Offices of Robert B. Kory were $328,767 and $249,081 (which is net of a $256,769 negotiated adjustment to the outstanding payable amount) for the nine months ended June 30, 2008 and 2007, respectively, and $2,618,834 (net of the same adjustment) for the period from inception to June 30, 2008. At June 30, 2008, we owed The Law Offices of Robert B. Kory $417,527 of principal and accrued interest on a note payable (see Note 5, “Debt”) as well as $664,031 in an account payable. At September 30, 2007, we owed The Law Offices of Robert B. Kory $653,863 on the note payable as well as $697,188 in an account payable. Fees reflected for accounting services from Core Management Company were $98,975 and $91,196 for the nine months ended June 30, 2008 and 2007, respectively, and $237,307 for inception to June 30, 2008. At June 30, 2008 and September 30, 2007, we had an outstanding account payable amount of $38,975 and $30,000, respectively.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 7 — Related Party Transactions  – (continued)

Others

Besides holding common units of membership interest and convertible notes, Mr. Ariel Emanuel and Mr. Gavin Polone, our two largest debt holders, have been guarantors on our two notes with City National Bank. As of June 30, 2008 and September 30, 2007, Mr. Emanuel had guaranteed $3,100,000 and Mr. Polone had guaranteed $2,350,000.

In addition, in the nine months ended June 30, 2007, Mr. Emanuel provided management advisory services to us without charge but valued at $187,500; from inception to date, he has provided management advisory services valued at $900,000. As of October 1, 2007, because of the hiring of a management team, these management advisory services have ceased. In the fiscal year ended September 30, 2005, Mr. Ronald Altbach, our Chairman of the Board, provided services valued at $67,600 (prior to his drawing a salary).

We have rented our executive offices in Las Vegas from a company owned by our Chief Executive Officer, Mr. Stephen Crystal. We have paid Mr. Crystal $4,500 per month, including all utilities. This arrangement ceased as of the end of June, 2008.

Note 8 — Commitments and Contingencies

Litigation

We have been engaged in significant litigation since inception, principally as a plaintiff to defend our intellectual property rights. We have successfully concluded principal litigation matters and have obtained injunctions against some infringers of our intellectual property rights.

We remain a named defendant in Gregory F. Mullally v. Daniel A. Jones, et al. The complaint was filed February 4, 2005, amended May 8, 2006, and is pending in the United States District Court, District of Nevada, Civil Case No: CV-S-05-0154-BES-GWF. In this case, Mr. Gregory Mullally (“Mullally”) filed a Complaint asserting claims for patent infringement, breach of contract, etc. He claims that he owns the exclusive Internet rights to two casino games, “Caribbean Stud Poker” and “21 Superbucks”, which are allegedly covered by one or more of eleven U.S. patents. Mullally asserts that he obtained these rights pursuant to a June 8, 1998 agreement between himself and defendant Daniel Jones. Mullally moved to amend the Complaint on May 8, 2006 to add the TableMAX entities, among others, based on a variety of allegations that the additional defendants are infringing Mullally’s Internet rights in the two games. He argued that we are allegedly infringing his rights to the games because our wide area network involves the use of the Internet. The defendants have a Joint Motion for Summary Judgment pending before the District Judge, and as of October 2, 2008, no decision has been issued on the motion.

From time to time, we are involved in other legal matters, litigation, and claims of various types in the ordinary course of business. Except as noted above, we are not aware of any material legal proceedings to which we or our assets are subject.

Employment Agreements

In August 2007, we entered into an employment agreement with Mr. Crystal in connection with his employment as chief executive officer. This agreement expires July 31, 2011. Pursuant to his employment agreement, Mr. Crystal now receives an annual base salary of $300,000. In addition, in case of termination without cause or reduction of salary, we will continue to pay his base salary and family medical insurance for 12 months and pay any bonuses earned prior to termination.

In September 2007, we entered into an employment agreement with Mr. Paul Kimmel in connection with his employment as chief financial officer. Pursuant to his employment agreement, Mr. Kimmel receives an

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 8 — Commitments and Contingencies  – (continued)

annual base salary of $150,000 plus a bonus targeted at $25,000 quarterly. In addition, in case of termination without cause, change in control, or reduction of duties, we will continue to pay his base salary and employee benefits for six months.

Future Purchase of Intellectual Property

Under the Purchase and Sale Agreement with Vegas Amusement, Inc. (“Vegas”) and Crimson Multimedia, Inc. (“Crimson”) dated December 29, 2007, we agreed our intent to purchase, at the “closing”, certain intellectual property and cross-license other such property. Pursuant to the agreement, we will exclusively cross-license with Vegas and Crimson various games and the software and hardware platform for the TableMAX System and various related intellectual property; we also will acquire the exclusive right to develop gaming software for the TableMAX System. For the future purchase of this intellectual property, we have recorded $375,000 in cash deposits (of which a payment of $100,000 is overdue and accrued), we will record another $150,000 in cash deposits prior to closing, and we will pay $1,000,000 at the closing. The closing is expected to occur at the end of calendar year 2008. At the closing, we are also required to issue a promissory note in the amount of $4,475,000. Principal and interest under the promissory note will become due and payable on December 27, 2009. Our worldwide rights do not include rights to market the TableMAX System in the Caribbean or in Kentucky.

Reverse Acquisition and Equity Financing

We signed a Letter of Intent to execute a reverse acquisition with CJPG, Inc., a public company traded on the electronic pink sheets. Concurrent with the close of this transaction, CJPG is expected to make a non-public offering of its equity securities. See Note 9, “Subsequent Events” for the execution of this transaction.

Note 9 — Subsequent Events

Reverse Acquisition, Conversion of Convertible Debt, and Equity Offering

At July 31, 2008, we executed a reverse acquisition with CJPG, Inc. (“CJPG”), a public company traded on the electronic pink sheets. By this, we became a wholly-owned subsidiary of CJPG, which subsequently changed its name to TableMAX Corporation. Also on July 31, the principal of our Convertible Secured Promissory Notes converted to CJPG common stock and the accrued interest and 25% preferred return on principal were placed into two-year promissory notes; the principal and accrued interest of 90% of the value of our Convertible Bridge Notes were converted into CJPG common stock (having been granted a one-month extension from the original maturity date); and we completed a private placement for $3,000,637, of which we received $1,238,077 in cash after paying commissions and accepting the conversion of $1,400,000 of working capital financing owed to Mr. Ariel Emanuel. By not repurchasing the remaining balance of the Convertible Bridge Notes prior to July 31, they have earned a 30% premium on their principal and an interest rate adjustment from 8% to 12% retroactive to the issue date of the notes.

Loan Repayments, Renegotiations, and Defaults

The Convertible Guaranteed Promissory Note due June 2008 was paid in full in July.

The Secured Promissory Notes due July 2008 were paid in full in August.

The outstanding account payable to the Law Offices of Robert B. Kory, a related party, will begin to accrue simple interest at 8% as of July 1, 2008.

We are in default on the Convertible Bridge Notes that did not convert (see discussion above), as we did not repurchase them by July 31, 2008. We are in discussion with the note holders to agree to conversion or a payback schedule.

TABLEMAX HOLDINGS, LLC
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2008

Note 9 — Subsequent Events  – (continued)

We are in default on the Working Capital Loan from Mr. Gavin Polone. However, we are currently discussing repayment with him, and he accepts being repaid from our next funding. We are also in default on the Working Capital Loan from Mr. Ariel Emanuel. We are also discussing repayment with him and no demand for payment has been received.

The bank promissory notes matured September 30, 2008. We are in discussion with the bank to agree a principal repayment schedule.

The promissory note payable by Mr. Stephen Crystal to TableMAX, was not paid when due June 30, 2008. By action of the TableMAX Corporation Board of Directors at its meeting October 2, 2008, the maturity date on this note was extended to June 30, 2009.

Agreement to Purchase Intellectual Property

We have had an agreement with Crimson Multimedia, Inc. and Vegas Amusement, Inc. for the future purchase of software development rights and the cross-licensing of games. We continue to make deposits against this future purchase which serve to extend the agreement’s closing date. As of June 30, 2008, a deposit of $100,000 was overdue. In a July 31 amendment to the purchase agreement, that $100,000 was deferred to August 13, 2008 and a $150,000 deposit was scheduled for August 31. Neither has been paid. Even though we are overdue in our payment obligations, all parties continue to act accepting that the agreement continues in force, which anticipates closing of the transaction by December 27, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CJPG, Inc.
Paramus, New Jersey

We have audited the accompanying statements of financial position of CJPG, Inc. (formerly Casino Journal Publishing Group, Inc.) (the “Company”) as of September 30, 2007 and 2006 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended September 30, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CJPG, Inc. at September 30, 2007 and 2006 and the results of its operations and its cash flows for the years ended September 30, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial losses since inception, its current liabilities are in excess of its current assets, it has no established reoccurring revenue stream, has limited resources to fund current operations, and will require substantial additional financing to continue its operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue in existence.

Stonefield Josephson, Inc.
Los Angeles, California
June 26, 2008

CJPG, INC.

STATEMENTS OF FINANCIAL POSITION

	September 30,
	2007	2006
ASSETS
Current assets:
Cash	$1,449	$4,208
Investments held for sale	3,240	6,250
Loan receivable from Casino Player Publishing, LLC	621,524	834,014
Total current assets	626,213	844,472
Total assets	$626,213	$844,472
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accrued expenses – related party	$40,000	$30,000
Line of credit	491,000	414,000
Deferred revenue	130,524	420,014
Total current liabilities	661,524	864,014
Total liabilities	661,524	864,014
Stockholders' equity (deficit):
Common stock ($0.001 par value; 50,000,000 shares authorized; 1,459,092 and 886,592 shares issued and outstanding, respectively	1,459	887
Additional paid-in capital	6,044,181	5,958,878
Less: Treasury stock (cost method)	(425,711)	(425,711)
Accumulated deficit	(5,655,240)	(5,553,596)
Stockholders' deficit	(35,311)	(19,542)
Total liabilities and stockholders' equity (deficit)	$626,213	$844,472

See accompanying notes to financial statements.

CJPG, INC.

STATEMENTS OF OPERATIONS

	For the Twelve Months Ended
	September 30, 2007	September 30, 2006
General and administrative expenses:
Consulting – related party	$90,000	$90,000
Other expenses	10,384	4,097
Unrealized loss on investments held for sale	1,260	13,500
	101,644	107,597
Net loss	$(101,644)	$(107,597)
Net loss per share, basic and diluted	$(0.08)	$(0.12)
Weighted average number of shares outstanding	1,318,750	886,592

See accompanying notes to financial statements.

CJPG, INC.

STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended
	September 30, 2007	September 30, 2006
Cash Flows from Operating Activities:
Net loss	$(101,644)	$(107,597)
Adjustments to reconcile net loss to net cash used in operating activities
Unrealized permanent loss on investments held for sale	1,260	13,500
Increase in cash flows from changes in operating liabilities
Accrued expenses	10,000	20,000
Net cash used in operating activities	(90,384)	(74,097)
Cash Flows from Investing Activities:
Proceeds from sale of investment	1,750	—
Net cash provided by investing activities	1,750	—
Cash Flows from Financing Activities:
Proceeds from exercise of warrants	85,875	—
Net cash provided by financing activities	85,875	—
Change in Cash:
Net decrease in cash	(2,759)	(74,097)
Cash at beginning of period	4,208	78,305
Cash at end of period	$1,449	$4,208
Supplemental Disclosure of Non-Cash Activities:
Decrease in deferred revenue with offsetting decrease in receivable from Casino Player Publishing, LLC	$289,490	$986,952
Decrease (increase) in line of credit outstanding with offsetting decrease (increase) in receivable from Casino Player Publishing, LLC	$(77,000)	$45,000
Supplemental Cash Flow Disclosures:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

See accompanying notes to financial statements.

CJPG, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Periods Ended as Noted

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
	Number of Shares	Par Value (at $0.001)
Balance – October 1, 2005	886,592	$887	$5,958,878	$(5,445,999)	$(425,711)	$88,055
Comprehensive income: Net loss				(107,597)		(107,597)
Balance – September 30, 2006	886,592	887	5,958,878	(5,553,596)	(425,711)	(19,542)
Comprehensive income: Net loss				(101,644)		(101,644)
Warrant exercise	572,500	572	85,303			85,875
Balance – September 30, 2007	1,459,092	$1,459	$6,044,181	$(5,655,240)	(425,711)	$(35,311)

See accompanying notes to financial statements.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Note 1 — Description of Business

CJPG, Inc. (formerly Casino Journal Publishing Group, Inc.) was organized to operate a gaming publication business but is currently dormant.

History

We were incorporated as a Nevada corporation on June 1, 1995 under the name Gaming Venture Corp., U.S.A. In 1996, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded on the OTC Bulletin Board from 1996 to 2004. On April 17, 1998, we changed our name to Casino Journal Publishing Group, Inc. Pursuant to an asset purchase agreement dated June 15, 2005 (the “Agreement”) between us and Casino Player Publishing, LLC (“CPP”), which until the sale was a related party, we sold all of our assets, with the exception of 95,800 shares of Players Network, to CPP. Pursuant to the agreement, CPP assumed all of our liabilities. Following this, we voluntarily terminated our SEC reporting requirements, accepted a delisting from the OTC Bulletin Board, and changed our name to CJPG, Inc. Since 2004, we have essentially been dormant and our common shares have traded on the pink sheets section of the over-the-counter stock market.

Going Concern Issues

As shown in the accompanying financial statements, we have experienced negative cash flow from operations and have funded our activities to date primarily from debt and equity financings. Our current liabilities are in excess of our current assets. We have no established revenue stream. We will need to raise substantial additional capital to fund our future operations. These conditions raise substantial doubt about our ability to continue as a going concern.

To satisfy our capital requirements, we may seek additional financing through debt and equity financings. There can be no assurance that any such funding will be available to us on favorable terms or at all. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Business Segment Information

We operate in one reportable business segment.

Cash Equivalents

All highly liquid investments with original maturities of three months or less at the date of purchase would be considered to be cash equivalents. If any, these would be reported together with cash as “cash and cash equivalents”.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income Taxes

We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, (“SFAS 109”). SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

Earnings per Share

Pursuant to the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”)., basic earnings per share (“EPS”) is computed by dividing income available to common shareholders (which for us is our net loss) by the weighted average number of common shares outstanding. It excludes any dilutive effects of options, warrants, and convertible securities. Diluted EPS is computed considering any options, warrants, and convertible securities that are potentially dilutive. We have no potentially dilutive securities.

Comprehensive Income (Loss)

Comprehensive income (loss) encompasses all changes in stockholders’ equity other than those with stockholders. We have no activities that would result in comprehensive income other than the net losses reflected on our Statements of Operations. Our losses on an investment held for sale are considered permanent market declines and are thus included in net losses.

Effects of New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of SFAS 157 on its financial position and results of operations.

Other than the above, no new accounting pronouncement issued or effective during the current or prior fiscal year has had or is expected to have a material impact on our consolidated financial statements.

Note 3 — Investments Held for Sale

We have had an investment in the common stock of Players Network, Inc. The market value of this investment has declined and we have regarded that decline as permanent. Thus, each period’s permanent decline is reflected as an unrealized loss in our Statement of Operations. In August 2007, we sold a portion of this investment — at market, so that we realized no gain or loss (specific-identification basis).

Note 4 — Loan Receivable, Deferred Revenue, and Line of Credit

Pursuant to the sale Agreement with CPP, CPP assumed all of our liabilities. However, the counterparties to certain liabilities did not relieve us of those liabilities, and thus we continue to report those unextinguished liabilities in our Statements of Financial Position with a corresponding loan receivable recorded from CPP. As of September 30, 2007 and 2006, the only remaining liabilities were deferred subscription revenue, deferred advertising revenue, and a line of credit. The deferred subscription revenue was that portion of prepaid subscriptions remaining to be satisfied by subscriptions to be issued by CPP. The deferred advertising revenue was that portion of deposits given us for future advertising where the advertising has not yet run. The line of credit is one that matures and is automatically renewed each November and on which we have not been

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Note 4 — Loan Receivable, Deferred Revenue, and Line of Credit  – (continued)

relieved by the lender, Wachovia Corporation; hence, we remain the principal obligor. As a result, we continue to report the liability. At September 30, 2007, the interest rate was 7.75%. We are in discussion with Wachovia Corporation and CPP to have the loan transferred to CPP and for our full release on the loan.

Note 5 — Related Party Transactions

We incurred $90,000 and $90,000 in consulting expenses during the twelve months ended September 30, 2007 and 2006, respectively, to Gaming USA Corporation (“Gaming USA”). Alan Woinski, our President and CEO, is also the sole owner of Gaming USA. As of September 30, 2008 and 2007, we had amounts owed to Gaming USA for accrued consulting of $40,000 and $30,000, respectively.

Our offices are located in the home of our President, Alan Woinski.

Note 6 — Income Taxes

The tax expense (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before provision (benefit) for income taxes as follows:

	For the Twelve Months Ended
	September 30, 2007	September 30, 2006
Current
Net loss	$(44,367)	$(44,653)
Deferred
Unrealized gains	614	5,603
Total benefit	(43,753)	(39,050)
Valuation allowance	43,753	39,050
Tax expense (benefit)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	For the Twelve Months Ended
	September 30, 2007	September 30, 2006
Computed expected income tax benefit at 41.5%	$(44,367)	$(44,653)
Adjustments
Net operating loss	(39,050)	—
Unrealized gains	614	5,603
Income tax benefit	(82,803)	(39,050)
Valuation allowance for realization of deferred tax asset	82,803	39,050
Deferred tax asset, net	$—	$—

We have net operating loss carry forwards (“NOLs”) for income tax purposes of approximately $206,391. This cumulative loss is allowed to be offset against future income until the year 2027, when the NOLs will expire. The tax benefits relating to all timing differences have been fully reserved in the valuation allowance account due to the lack of operating history and the substantial losses incurred through September 30, 2007. In addition, in the case of a merger with another entity, such NOLs may be limited from full realization.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2007

Note 7 — Commitments and Contingencies

Because of the liabilities remaining unextinguished from CPP, we may have to pay to retire these liabilities if CPP does not. See F-47, “Loan Receivable, Deferred Revenue, and Line of Credit”.

From time to time, we may become involved in legal matters, litigation, and claims of various types in the ordinary course of business. We are not aware of any material legal proceedings to which we or our assets are subject.

Note 8 — Subsequent Events

In February 2008, we sold the remainder of our investment in the common stock of Players Network, Inc.

CJPG, INC.

STATEMENTS OF FINANCIAL POSITION

	June 30, 2008	September 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash	$14,278	$1,449
Investments held for sale	—	3,240
Loan receivable from Casino Player Publishing, LLC	530,823	621,524
Total current assets	545,101	626,213
Total assets	$545,101	$626,213
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accrued expenses to related party	$—	$40,000
Other accrued expenses	14,968	—
Loan payable	20,000	—
Line of credit	452,266	491,000
Deferred revenue	78,557	130,524
Total current liabilities	565,791	661,524
Total liabilities	565,791	661,524
Stockholders' equity (deficit):
Common stock ($0.001 par value; 50,000,000 shares authorized; 2,592,425 and 1,459,092 shares issued and outstanding, respectively)	2,592	1,459
Additional paid-in capital	6,213,048	6,044,181
Less: Treasury stock (cost method)	(425,711)	(425,711)
Accumulated deficit	(5,810,619)	(5,655,240)
Stockholders' deficit	(20,690)	(35,311)
Total liabilities and stockholders' equity (deficit)	$545,101	$626,213

The accompanying notes are an integral part of these financial statements.

CJPG, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended June 30,
	2008	2007
General and administrative expenses:
Consulting – related party	$118,500	$60,000
Audit	34,968	—
Other	1,911	5,922
	155,379	65,922
Net loss	$(155,379)	$(65,922)
Net loss per share, basic and diluted	$(0.10)	$(0.05)
Weighted average number of shares outstanding	1,533,545	1,271,455

The accompanying notes are an integral part of these financial statements.

CJPG, INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(155,379)	$(65,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase (decrease) in cash flows from changes in operating assets and liabilities
Prepaid expenses	—	(15,000)
Accrued expenses	129,968	—
Net cash used in operating activities	(25,411)	(80,922)
Cash Flows from Investing Activities:
Proceeds from the sale of investment	3,240	—
Net cash provided by investing activities	3,240	—
Cash Flows from Financing Activities:
Loan proceeds	20,000	—
Proceeds from issuance of common stock	15,000	—
Proceeds from exercise of warrants	—	85,875
Net cash provided by financing activities	35,000	85,875
Change in Cash:
Net increase in cash	12,829	4,953
Cash at beginning of period	1,449	4,208
Cash at end of period	$14,278	$9,161
Supplemental Disclosure of Non-Cash Activities:
Issuance of 1,033,333 common shares in exchange for cancellation of accrued expenses	$155,000	$—
Decrease in deferred revenue with offsetting decrease in receivable from Casino Player Publishing, LLC	$51,967	$255,131
Decrease (increase) in line of credit outstanding with offsetting decrease in receivable from Casino Player Publishing, LLC	$38,734	$(74,000)
Supplemental Cash Flow Disclosures:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

CJPG, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
	Number of Shares	Par Value (at $0.001)
Balance – September 30, 2006	886,592	$887	$5,958,878	$(5,553,596)	$(425,711)	$(19,542)
Comprehensive income: Net loss				(101,644)		(101,644)
Warrant exercise	572,500	572	85,303			85,875
Balance – September 30, 2007	1,459,092	1,459	6,044,181	(5,655,240)	(425,711)	(35,311)
Comprehensive income: Net loss (unaudited)				(155,379)		(155,379)
Issuance of common stock (unaudited)	1,133,333	1,133	168,867			170,000
Balance – June 30, 2008 (unaudited)	2,592,425	$2,592	$6,213,048	$(5,810,619)	$(425,711)	$(20,690)

The accompanying notes are an integral part of these financial statements.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

Note 1 — Interim Financial Statements

The accompanying unaudited financial statements include all adjustments which are, in our opinion, necessary for the fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year.

Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”) have been condensed or omitted. The accompanying unaudited consolidated financial statements should be read in conjunction with CJPG, Inc.’s financial statements for the year ended September 30, 2007.

Note 2 — Description of Business

CJPG, Inc. (formerly Casino Journal Publishing Group, Inc.) was incorporated on June 1, 1995 under the laws of the state of Nevada to operate a gaming publication business. Pursuant to an asset purchase agreement dated June 15, 2005 (the “Agreement”) between us and Casino Player Publishing, LLC (“CPP”), which until the sale was a related party, we sold all of our assets, with the exception of 95,800 shares of Players Network, to CPP. Pursuant to the agreement, CPP assumed all of our liabilities. Following this, we voluntarily terminated our SEC reporting requirements, accepted a delisting from the OTC Bulletin Board, and changed our name to CJPG, Inc. Since 2004, we have essentially been dormant and our common shares have traded on the pink sheets section of the over-the-counter stock market.

Going Concern Issues

As shown in the accompanying financial statements, we have experienced negative cash flow from operations and have funded our activities to date primarily from debt and equity financings. Our current liabilities are in excess of our current assets. We have no established revenue stream. We will need to raise substantial additional capital to fund our future operations. These conditions raise substantial doubt about our ability to continue as a going concern.

To satisfy our capital requirements, we may seek additional financing through debt and equity financings. There can be no assurance that any such funding will be available to us on favorable terms or at all. If we are successful in obtaining additional financings, the terms of such financings may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event that we cannot continue in existence.

Note 3 — Loan Receivable, Deferred Revenue, and Line of Credit

Pursuant to the sale Agreement with CPP, CPP assumed all of our liabilities. However, the counterparties to certain liabilities did not relieve us of those liabilities, and thus we continue to report those unextinguished liabilities in our Statements of Financial Position with a corresponding loan receivable recorded from CPP. As of June 30, 2008 and September 30, 2007, the only remaining liabilities were deferred subscription revenue, deferred advertising revenue, and a line of credit. The deferred subscription revenue was that portion of prepaid subscriptions remaining to be satisfied by subscriptions to be issued by CPP. The deferred advertising revenue was that portion of deposits given us for future advertising where the advertising has not yet run. The line of credit is one that matures and is automatically renewed each November and on which we have not been relieved by the lender, Wachovia Corporation; hence, we remain the principal obligor. As a result, we continue to report the liability. At June 30, 2008 and September 30, 2007, the interest rate was 5.00% (unaudited) and 7.75%, respectively. We have been in discussion with Wachovia Corporation and CPP to have the loan transferred to CPP and for our full release on the loan. See Note 7, “Subsequent Events”, for further information.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

Note 4 — Related Party Transactions

We incurred routine consulting expenses of $66,000 and $60,000 for the nine months ended June 30, 2008 and 2007, respectively, to Gaming USA Corporation (“Gaming USA”). Alan Woinski, our President and CEO, is also the sole owner of Gaming USA. As of September 30, 2007, we owed Gaming USA $40,000 for accrued consulting; we owed them nothing at June 30, 2008.

In April 2008, we incurred an additional $52,500 consulting expense with Gaming USA, Alan Woinski, and Edward Adams, our Secretary. Together with an existing account payable of $102,500 to Gaming USA, the total of $155,000 was paid by the issuance of 1,033,333 of common shares.

On June 12, 2008, we issued and sold 100,000 shares of common stock for $15,000 to Deep Value Partners, a company controlled by our corporate secretary.

Our offices are located in the home of our President, Alan Woinski.

Note 5 — Income Taxes

The tax expense (benefit) for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to income (loss) before provision (benefit) for income taxes as follows:

	For the Nine Months Ended
	June 30, 2008	June 30, 2007
Current
Net loss	$(64,482)	$(27,358)
Deferred
Unrealized gains	—	(1,141)
Total benefit	(64,482)	(28,499)
Valuation allowance	64,482	28,499
Tax expense (benefit)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	June 30, 2008	September 30, 2007
Computed expected income tax benefit at 41.5%	$(64,482)	$(44,367)
Adjustments
Net operating loss	(104,491)	(39,050)
Unrealized gains	—	614
Income tax benefit	(168,973)	(82,803)
Valuation allowance for realization of deferred tax asset	168,973	82,803
Deferred tax asset, net	$—	$—

We have net operating loss carryforwards (“NOLs”) for income tax purposes of approximately $206,391. This cumulative loss is allowed to be offset against future income until the year 2027, when the NOLs will expire. The tax benefits relating to all timing differences have been fully reserved in the valuation allowance account due to the lack of operating history and the substantial losses incurred through June 30, 2008. In addition, in the case of a merger with another entity, such NOLs may be limited from full realization.

CJPG, INC.

NOTES TO FINANCIAL STATEMENTS
June 30, 2008

Note 6 — Commitments and Contingencies

Because of the liabilities remaining unextinguished from CPP, we may have to pay to retire these liabilities if CPP does not. See Note 3, “Loan Receivable, Deferred Revenue, and Line of Credit”.

From time to time, we may become involved in legal matters, litigation, and claims of various types in the ordinary course of business. We are not aware of any material legal proceedings to which we or our assets are subject.

Note 7 — Subsequent Events

As of July 9, 2008, Wachovia Corporation released us from any liability on the loan with them.

As of July 31, 2008, TableMAX Holdings, LLC, (“TableMAX”) acquired us through a reverse merger in which TableMAX became our wholly-owned subsidiary. Shortly after, we changed our name to TableMAX Corporation.

Also as of July 31, 2008, we issued and sold shares of common stock in a private placement transaction for a value of approximately $3,000,000. Of this, we received $1,238,077 in cash after paying commissions and operating costs and accepting $1,400,000 of TableMAX convertible secured promissory notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

The following unaudited pro forma condensed consolidated financial statements give effect to the reverse acquisition by TableMAX Holdings, LLC, a California limited liability company (the “Company”), of CJPG, Inc. a Nevada corporation (the “Parent”), a shell corporation with no operations, treated as a recapitalization. The resulting consolidation is reported as TableMAX Corporation (“TableMAX”), the name that the resulting parent company, CJPG, Inc. subsequently took. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008 is based on the unaudited accounts of the Company and the Parent as of that date and has been prepared to reflect the acquisition as if the acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2007 consolidates the audited results of operations of the Company and the audited results of the Parent for the year ended that date as if the acquisition had occurred at the end of business on that date. The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2008 consolidates the unaudited results of operations of the Company and of the Parent for the nine months ended that date as if the acquisition had occurred at the end of business on that date.

The unaudited pro forma condensed consolidated financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements of each of TableMAX Holdings, LLC and CJPG, Inc. for their fiscal years ended September 30, 2007 and each company’s interim report for the nine months ended June 30, 2008, each of which is included in this Registration Statement on Form S-1. See Index to Financial Statements on page 45.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not intended to represent what TableMAX’s financial statements are or would have been if the acquisition had occurred on those dates or to project TableMAX’s financial statements for any future period. Since the Company and the Parent were not under common control or management for any period presented, the unaudited pro forma condensed consolidated financial results may not be comparable to, or indicative of, future performance. These statements do not reflect any additional costs or cost savings resulting from the acquisition.

TABLEMAX CORPORATION AND SUBSIDIARIES
(A Development Stage Company)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2008

	TableMAX Holdings, LLC	CJPG, Inc.	Adjustments	Notes	Pro Forma Consolidated
ASSETS
Current assets:
Cash	$105,899	$14,278	$—		$120,177
Accounts receivable	20,000	—	(20,000)	(a)	—
Note receivable from Casino Player Publishing, LLC	—	530,823	—		530,823
Inventories	937,391	—	—		937,391
Prepaid expenses	1,004,875	—	—		1,004,875
Total current assets	2,068,165	545,101	(20,000)		2,593,266
Property and equipment, net	199,737	—	—		199,737
Intangible assets, net	4,077,767	—	—		4,077,767
Other assets	6,050	—	—		6,050
Total assets	$6,351,719	$545,101	$(20,000)		$6,876,820
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable to related parties	$664,031	$—	$—		$664,031
Other accounts payable and accrued expenses	2,074,912	14,968	—		2,089,880
Deferred revenue	28,090	78,557	—		106,647
Short-term debt and related accrued interest –
Due to related parties	1,775,542	20,000	(20,000)	(a)	1,775,542
Due to others	6,060,765	452,266	—		6,513,031
Current portion of long-term debt and related accrued interest –
Due to related parties	417,526	—	—		417,526
Due to others	3,830,762	—	—		3,830,762
Total current liabilities	14,851,628	565,791	(20,000)		15,397,419
Long-term debt and related accrued interest, net of current portion and discounts
Due to related parties	4,550,863	—	—		4,550,863
Due to others	2,488,849	—	—		2,488,849
Total liabilities	21,891,340	565,791	(20,000)		22,437,131
Stockholders' deficit	(15,539,621)	(20,690)	—		(15,560,311)
Total liabilities and stockholders' deficit	$6,351,719	$545,101	$(20,000)		$6,876,820

(a)	Elimination of the amount due TableMAX from CJPG.

The accompanying notes are an integral part of these financial statements.

TABLEMAX CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended June 30, 2008

	TableMAX Holdings, LLC	CJPG, Inc.	Adjustments	Pro Forma Consolidated
Net revenues	$128,386	$—	$—	$128,386
Operating costs and expenses:
Cost of sales or participation	13,302	—	—	13,302
Research and development	143,454	—	—	143,454
Selling, general and administrative	3,420,890	155,379	—	3,576,269
Amortization of intangible assets	203,343	—	—	203,343
	3,780,989	155,379	—	3,936,368
Operating loss	(3,652,603)	(155,379)	—	(3,807,982)
Non-operating expenses:
Interest expense, net	1,637,627	—	—	1,637,627
Net loss	$(5,290,230)	$(155,379)	$—	$(5,445,609)
Earnings per share data:
Weighed average number of shares outstanding, basic and diluted				2,499,876
Net loss per share				$(2.18)

The accompanying notes are an integral part of these financial statements.

TABLEMAX CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended September 30, 2007

	TableMAX Holdings, LLC	CJPG, Inc.	Adjustments	Pro Forma Consolidated
Net revenues	$(25,000)	$—	$—	$(25,000)
Operating costs and expenses:
Cost of sales or participation	—	—	—	—
Research and development	50,000	—	—	50,000
Selling, general and administrative	1,837,344	101,644	—	1,938,988
Amortization of intangible assets	192,909	—	—	192,909
	2,080,253	101,644	—	2,181,897
Operating loss	(2,105,253)	(101,644)	—	(2,206,897)
Non-operating expenses (income):
Interest expense, net	1,094,311	—	—	1,094,311
Gain on extinguishment of debt	(90,234)	—	—	(90,234)
Net loss	$(3,109,330)	$(101,644)	$—	$(3,210,974)
Earnings per share data:
Weighed average number of shares outstanding, basic and diluted				2,223,513
Net loss per share				$(1.44)

The accompanying notes are an integral part of these financial statements.

TABLEMAX CORPORATION AND SUBSIDIARIES
(A Development Stage Company)

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 31, 2008, TableMAX Holdings, LLC, a California limited liability corporation (the “Company”), completed its acquisition of CJPG, Inc., a Nevada corporation (the “Parent”), an inactive shell corporation. This transaction is considered a recapitalization, and thus no purchase accounting adjustments are considered appropriate. Pursuant to a Unit Exchange Agreement dated June 27, 2008, the Members of the Company transferred all their common membership units to the Parent in exchange for 12,837,892 shares of the common stock of the Parent. A copy of the Unit Exchange Agreement is provided with this filing on Form S-1 as Exhibit 2.1.

The Company is engaged in the manufacture, marketing, and worldwide sale or revenue-generating placement of the five-seat multi-player video table gaming system, together with proprietary electronic versions of casino table games, known as the TableMAX® SystemTM. The TableMAX System is designed to enable all players to play upon a common monitor. It is built upon patented Vegas Operating System (“VOS”) technology approved by Gaming Laboratories International, Inc., an independent testing laboratory for the gaming industry. The TableMAX System utilizes the latest version of VOS and is installed upon Microsoft Windows XP Embedded, enabling the creation of a video equivalent to a gaming table. The TableMAX System features certain proprietary casino games for which we own the exclusive video rights, including Caribbean Stud® Poker, Caribbean Draw® Poker, Texas Hold ’Em Bonus® Poker, and Progressive Blackjack® (the “Games”). Each of the Games has the added distinguishing feature of a side bet building a progressive jackpot. As part of the TableMAX System, these Games allow the implementation of a wide area network (“WAN”) among multiple TableMAX Systems, which in turn makes possible the accretion of very large progressive jackpots.

The unaudited pro forma condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information not misleading.

The unaudited pro forma condensed consolidated statement of financial position as of June 30, 2008 is based on the audited historical statements of financial position of the Company and the Parent, prepared in accordance with US GAAP and has been prepared to reflect the acquisition as if the acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2008 consolidates the unaudited results of operations of the Company and the Parent, prepared in accordance with US GAAP, as if the acquisition had occurred at the end of business on June 30, 2008. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2007 consolidates the audited results of operations of the Company and the Parent, prepared in accordance with US GAAP, as if the acquisition had occurred at the end of business on September 30, 2007.

The pro forma adjustment columns reflect the adjustments necessary to consolidate the historical financial statements of the Company and the Parent in a fashion to provide investors with information about the continuing impact of this acquisition transaction by showing how it might have affected historical financial statements if the transaction had been effected at an earlier time.

TableMAX Corporation

5,897,228 Shares of Common Stock

PROSPECTUS

, 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to Be Paid
SEC Registration Fee	$601
Printing Fees and Expenses	5,000
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	100,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	2,000
Miscellaneous	5,000
Total	$119,601

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On July 31, 2008, we completed a reverse acquisition of TableMAX Holdings, LLC, a California limited liability company, through a unit exchange with TableMAX Holdings’ ten members, all of whom were accredited investors. Through the reverse acquisition of TableMAX Holdings, we acquired all of the issued and outstanding membership units of TableMAX Holdings, in exchange for our issuance of 2,079,876 shares of our common stock to the members of TableMAX Holdings.

We did not receive any cash consideration in connection with the limited liability company equity unit exchange. The number of our shares issued to the members of TableMAX Holdings was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 (“Securities Act”) and Rule 506 promulgated thereunder.

On the same day that we acquired TableMAX Holdings, but immediately prior to such acquisition, we completed a private placement pursuant to which we issued to 29 accredited investors 1,200,352 units of our securities for gross proceeds of approximately $3 million consisting of $1.6 million of cash and $1.4 million of cancelled debt. Each unit consisted of one share of our common stock and one warrant entitling its holder to purchase over a three year period at an exercise price of $2.50 per share one additional share of our common stock for every two shares purchased. Gross proceeds, net of sales commissions, received by us from the private placement amounted to approximately $2.6 million. The issuance of our securities to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In November 2007 and January and April 2008, TableMAX Holdings issued a series of convertible bridge notes in the aggregate principal amount of $3,746,500 to 53 accredited investors. Upon consummation of the reverse acquisition of TableMAX Holdings and the private placement discussed above, these convertible bridge notes automatically converted into shares of our common stock at $1.75 per share. The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In connection with the two above-described private placements, we engaged Sterne Agee & Leach, Inc. and Feltl and Company, Inc. to act as co-placement agents. We paid the co-placement agents a 10% ommission and issued warrants to purchase an aggregate of 837,849 shares of our common stock over a five year period at an exercise price of $2.50 per share, and advisory warrants to purchase an aggregate of 81,802 shares of our common stock over a five year period at an exercise price of $0.06 per share.

TableMAX Holdings had, prior to July 2008, privately placed senior secured notes in the aggregate amount principal amount of $4,463,107 with 13 accredited investors. In connection with the reverse acquisition and related private placement described above, the holders of the senior secured notes agreed to convert the entire principal amount of their notes into units of our securities on the same terms as the above-described July 2008 private placement. At the closing of the reverse acquisition and related private placement, the principal amount of the senior secured notes was converted into 2,080,497 shares of our common stock and warrants entitling their holders to purchase 1,040,252 shares of our common stock over a five year period at an exercise price of $2.50 per share. In addition, we issued to the holders of the senior secured notes newly issued unsecured promissory notes in the aggregate principal amount of $2,934,953. The newly issued unsecured promissory notes bear interest at the rate of eight percent per annum. The principal amount and all accrued interest of the unsecured notes is due and payable on July 31, 2010. The issuance of our securities to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In each of the above described placements, the parties that received our securities made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in the above-described placements were accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D. Finally, in each of the above-described placements, we provided to each recipient of our securities a disclosure document that provided disclosure substantially similar to the disclosure required by a prospectus made part of a registration on Form S-2, except that the financial statements made part of such disclosure document were unaudited.

In April 2008, we issued 167,410 shares of our common stock to Gaming USA Corporation, a consulting company owned by Alan Woinski who at the time was our chief executive officer, in cancellation of $155,000 of consulting fees owed by us. The issuance of our securities to Gaming USA Corporation was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In June 2008, we issued 16,201 shares of our common stock to Deep Value Partners, a company controlled by our then corporate secretary, for $15,000. The issuance of our securities to Deep Value Partners was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In July 2008, we granted to five officers and employees options to purchase 581,850 shares of our common stock over a five year period at an exercise price of $2.50 per share. The issuance of our options to the officers and employees was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In July 2008, we entered into a consulting agreement with Ariel Emanuel pursuant to which we granted to Mr. Emanuel 60,000 shares of our common stock and warrants to purchase 385,000 common shares over a three year period at an exercise price of $2.50 per share. The issuance of our securities to Mr. Emanuel was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In September 2008, we granted to Gavin Polone warrants to purchase 200,000 common shares over a three year period at an exercise price of $2.50 per share. The issuance of our securities to Mr. Polone was made in reliance on the exemption provided by Section 4(2) of the Securities Act.

In the above described instances where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, the parties who received our securities made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, our reliance upon Section 4(2) of the Securities Act was based upon the following factors: (f) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (g) there were only a limited number of offerees; (h) there were no subsequent or contemporaneous public offerings of the securities by us; (i) the securities were not broken down into smaller denominations; and (j) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
2.1	Unit Exchange Agreement by and among TableMAX Corporation (formerly known as CJPG, Inc.), TableMAX Holdings, LLC, the Members and the Principal, dated as of June 17, 2008
3.1	Amended and Restated Articles of Incorporation
3.2	Amended and Restated Bylaws
5.1	Opinion and Consent of Greenberg Traurig, LLP
10.1	Securities Purchase Agreement by and among TableMAX Corporation (formerly known as CJPG, Inc.), and the Purchasers, dated as of July 21, 2008
10.2	Convertible Secured Promissory Note Conversion Agreement by and among the Note Holders, TableMAX Corporation (formerly known as CJPG, Inc.), and TableMAX Holdings, LLC, effective as of June 30, 2008
10.3	Registration Rights Agreement by and among TableMAX Corporation (formerly known as CJPG, Inc.) and the Purchasers, dated as of July 31, 2008
10.4	Consulting Agreement by and between Ariel Emanuel and TableMAX Holdings, LLC, dated as of July 28, 2008
10.5	Consulting Agreement by and between ZWA Consulting Services, LLC and TableMAX Holdings, dated as of July 1, 2008
10.6	Second Amendment to Amended and Restated Video Rights License Agreement among Progressive Gaming International Corporation, Progressive Games, Inc., and TableMAX Holdings, LLC dated July 21, 2006
10.7	Video Rights Sublicense Agreement between TableMAX International, LLC and Progressive Games Partners, LLC dated April 22, 2006
10.8	Kiosk Video Rights Sublicense Agreement between TableMAX International, LLC and Progressive Games Partners, LLC dated April 22, 2006
10.9	Agreement Concerning Development and Use of Products Using Licensed Games between TableMAX North America, LLC and DigiDeal Corporation dated May 1, 2007
10.10	Mobile and Wireless Intranet Rights License Agreement among Progressive Gaming International Corporation, Progressive Games Partners, LLC and TableMAX North America, LLC dated July 21, 2006
10.11	Second Amended and Restated Asset and Rights Purchase Agreement among TableMAX North America, LLC, Nat West Gaming, LLC, Donald Jones as successor-in-interest to Gametek, LLC, successor-in-interest to Games Marketing, Limited and Donald Jones dated December 31, 2007
10.12	Purchase and Sale Agreement between Crimson Multimedia, Inc. (Seller) and TMH (Buyer) and, solely with respect to Sections 2.4, 2.5, 2.6, 6.2.3 and Article 8, Vegas Amusements, Inc., December 27, 2007
10.13	Employment Agreement between TableMAX Holdings, LLC and Stephen Crystal dated August 15, 2007
21	List of subsidiaries of the registrant
23.1	Consent of Stonefield Josephson, Inc., Certified Public Accountants
23.2	Consent of Stonefield Josephson, Inc., Certified Public Accountants
23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24	Power of Attorney (included on the signature page of this registration statement)

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 7th day of October, 2008.

TABLEMAX CORPORATION
By: /s/ Stephen A. Crystal Stephen A. Crystal President, Chief Executive Officer, and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Stephen Crystal his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Stephen A. Crystal Stephen A. Crystal Date: October 7, 2008	President, Chief Executive Officer, and Director (Principal Executive Officer)
/s/ Paul R. Kimmel Paul R. Kimmel Date: October 7, 2008	Chief Financial Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)
/s/ Mark Lipparelli Mark Lipparelli Date: October 7, 2008	Director
/s/ Russ Roth Russ Roth Date: October 7, 2008	Director
/s/ Richard H. Irvine Richard H. Irvine Date: October 7, 2008	Director
/s/ Robert A. Mandel Robert A. Mandel Date: October 7, 2008	Director